Exhibit 99.1

MARKET AND INDUSTRY DATA AND FORECASTS

This exhibit includes estimates of market share and industry data and forecasts that we obtained from industry publications and surveys and internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Unless otherwise noted, all information regarding our market share is based on the latest market data currently available to us, and all market share data is based on net sales in the applicable market.

TRADEMARKS

The following terms used in this exhibit are our power transmission trademarks: Rex®, Falk™, MB® , Duralon®, Thomas®, Omega®, Viva®, Addax®, Shafer®, PSI®, Cartriseal®, Planetgear™, Drive One®, Steelflex®, Lifelign®, A+Plus®, Stearns®, Berg® and Highfield®, Prager™, Renew®, Stephan™, Wrapflex®, True Torque®, Freedom™, ModulFlex™, TableTop®, MatTop®, Rexnord®. The following terms used in this exhibit are our water management trademarks: Zurn® , Wilkins®, Aquaflush®, Aquaspec®, Zurn One®, Zurn One Systems®, Aquasense®, Aquavantage®, Aquavantage AV®, Ecovantage®, Checktronic® , Cam-Seal®, Zurn PEX®, Flo-Thru®, Hi-Cap®, Pressure-Tru®, Aqua-Gard®, Golden Anderson™ and Rodney Hunt®. All other trademarks appearing in this exhibit are the property of their holders.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this exhibit concerning our operations, cash flows and financial position, including, in particular, the likelihood of our success in developing and expanding our business and the realization of sales from our backlog, include forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions are forward-looking statements. Although these statements are based upon reasonable assumptions, including projections of orders, sales, operating margins, earnings, cash flow, research and development costs, working capital and capital expenditures, they are subject to risks and uncertainties that are described more fully in this exhibit in the section titled “Risk Factors.” Accordingly, we can give no assurance that we will achieve the results anticipated or implied by our forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

SUMMARY INFORMATION

On July 21, 2006 (the “Merger Date”), affiliates of Apollo Management, L.P. (“Apollo”), George M. Sherman and certain members of management acquired RBS Global, Inc. (“RBS Global”) through the merger of Chase Merger Sub, Inc., an indirect, wholly-owned subsidiary of an Apollo affiliate, Rexnord Holdings, Inc. (“Rexnord Holdings”), with and into RBS Global (the “Merger”), and RBS Global became an indirect, wholly-owned subsidiary of Rexnord Holdings. Unless otherwise noted, “Rexnord,” “we,” “us,” “our” and the “Company” mean Rexnord Holdings, Inc. and its predecessors and consolidated subsidiaries, including RBS Global and Rexnord LLC, and “Rexnord Holdings” means Rexnord Holdings, Inc. and its predecessors but not its subsidiaries. As used in this exhibit, “fiscal year” refers to our fiscal year ending March 31 of the corresponding calendar year (for example, “fiscal year 2008” or “fiscal 2008” means the period from April 1, 2007 to March 31, 2008).

“Pro forma” financial information in this exhibit gives effect to the use of proceeds from the anticipated initial public offering of Rexnord Holdings, Inc. (the “Parent offering”), assuming all of the shares offered are sold (excluding any shares that may be sold with respect to the over-allotment option), to retire certain indebtedness of Rexnord, as well as indebtedness of RBS Global and Rexnord LLC.

Our Company

We believe we are a leading, global multi-platform industrial company strategically positioned within the markets and industries we serve. Currently, our business is comprised of two strategic platforms: (i) Power Transmission, which produces gears, couplings, industrial bearings, aerospace bearings and seals, flattop, special components and industrial chain and conveying equipment, and (ii) Water Management, which produces professional grade specification plumbing, water treatment and waste water control products. Our strategy is to build the Company around multi-billion dollar, global strategic platforms that participate in end markets with above average growth characteristics where we are, or have the opportunity to become, the industry leader. We have successfully completed and integrated several acquisitions and expect to continue to pursue strategic acquisitions within our existing platforms that will expand our geographic presence, broaden our product lines and allow us to move into adjacent markets. Over time, we anticipate adding additional strategic platforms to our Company.

We are led by an experienced, high caliber management team that employs a proven operating system, the Rexnord Business System, or RBS, modeled after the Danaher Business System of the Danaher Corporation. RBS was established by George Sherman, our Non-Executive Chairman of the Board and the former CEO of the Danaher Corporation from 1990 to 2001. RBS is designed to drive excellence and world class performance in all aspects of our business by focusing on customer satisfaction or the “Voice of the Customer,” while seeking to continuously improve our growth, quality, delivery and cost.

We believe we have a sustainable competitive advantage in both of our platforms as a result of the following attributes:

•

We are a leading designer, manufacturer and marketer of highly-engineered, end user and/or third-party specified products that are mission or project critical for applications where the cost of failure is high;

•

We believe our portfolio includes the premier and most widely known brands in the Power Transmission and Water Management markets in which we participate as well as one of the broadest, most extensive product offerings;

•	We estimate that over 85% of our total net sales come from products in which we have leading market share positions;

•

We have established an extensive installed base of our products that provides us the opportunity to capture significant, recurring after-market revenues at attractive margins as a result of a “like-for-like” replacement dynamic; and

•

We have extensive distribution networks in both of our platforms – in Power Transmission we have over 400 distributor customers with more than 2,200 branches serving our customers globally and in Water Management we have more than 550 independent sales representatives across approximately 170 sales agencies that work directly with our in-house technical team to drive specification of our products;

Our global footprint encompasses 28 Power Transmission manufacturing and four Power Transmission repair facilities located around the world and 21 Water Management manufacturing and warehouse facilities in North America and an engineering and sourcing center in Zhuhai, China, which allow us to meet the needs of our increasingly global customer base as well as our distribution channel partners. We employ approximately 7,400 employees, and for the year ended March 31, 2008, we generated net sales of $1.9 billion, net income of $0.3 million, and Adjusted EBITDA (as defined on page 10 under “Summary Historical and Unaudited Pro Forma Financial and Other Data”) of $382.7 million (which includes $8.6 million of pro forma adjustments to give full year effect to the acquisition of GA on January 31, 2008 and $8.3 million of recoveries related to the Canal Street facility accident for the period from December 6, 2006 through March 31, 2007).

Our Strategic Platforms

An overview of our two existing strategic platforms is outlined below:

Power Transmission

Our Power Transmission products include gears, couplings, industrial bearings, flattop, aerospace bearings and seals, special components and industrial chain and conveying equipment and are marketed globally under brands such as Rex®, Falk™ and Link-Belt®. We sell our Power Transmission products into a diverse group of attractive end market industries, including aerospace, agri-farm, air handling, cement and aggregates, chemicals, construction equipment, energy, beverage and container, forest and wood products, marine, material and package handling, mining, natural resource extraction and petrochemical. In our Power Transmission platform, we believe that by focusing our efforts and resources towards end markets that have above average growth characteristics we can grow our platform at rates above the growth rate of the overall market and the growth rate of our competition.

Over the past century, we have established long-term relationships with original equipment manufacturers, or OEMs, and end users serving a wide variety of industries. As a result of our long-term relationship with OEMs and end users, we have created a significant installed base for our Power Transmission products, which are consumed or worn out in use and have a relatively predictable replacement cycle. We believe this replacement dynamic drives recurring aftermarket demand for our products through our distribution customers. We estimate that approximately 45% of our North American Power Transmission net sales are to distributors. These net sales are primarily driven by the after-market demand for our products.

Most of our products are critical components in large scale manufacturing processes, where the cost of component failure and resulting downtime is high. We believe our reputation for superior quality products and our ability to meet lead times as short as one day are highly valued by our customers, as demonstrated by their strong preference to replace their worn Rexnord products, for “like-for-like” product replacements. We believe our customers’ preference to replace “like-for-like” products, combined with our significant installed base, enables us to achieve premium pricing, generate a source of recurring revenue and provides us with a competitive advantage. We believe the majority of our products are purchased by customers as part of their regular maintenance budgets and in many cases do not represent significant capital expenditures.

Over the past several years, both our customer base, as well as the growth in many of our end markets has grown faster than the underlying economic growth in the United States. As a result, our international net sales (as measured on a destination basis) have grown from 34% of Power Transmission net sales in fiscal 2006 to 40% in fiscal 2008.

Set forth below are our Power Transmission net sales for fiscal 2008 by end market customer and by geographic destination:

Water Management

Our Water Management products include professional grade specification plumbing, water treatment and waste water control products marketed through widely recognized brand names, including Zurn®, Wilkins®, Aquaflush®, Aquasense®, Aquavantage®, Zurn One Systems®, Ecovantage®, Aquaspec®, Zurn PEX®, Checktronic® , Cam-Seal®, Rodney Hunt® and Golden Anderson™.

Over the past century, we believe our Water Management platform has established itself as an innovator and leading designer, manufacturer and distributor of highly engineered water products and solutions that deliver water conservation, safety & hygiene, treatment, and control & comfort. The demand for our Water Management products is primarily driven by new infrastructure, commercial, and, to a lesser extent, residential construction. Segments of the infrastructure end market include: municipal water and wastewater, transportation, government, health care and education. Segments of the commercial construction end market include: lodging, retail, dining, sports arenas, and warehouse/office. In our Water Management platform, we believe that by focusing our efforts and resources towards end markets that have above average growth characteristics we can continue to grow our platform at rates above the growth rate of the overall market and the growth rate of our competition. Additionally, we believe there is a significant opportunity for future growth by selling and distributing a number of our products into the expanding renovation and repair market.

Our Water Management products are principally specification-driven, project-critical and typically account for a low percentage of the overall project cost. We believe the combination of a specification-driven product requirement, coupled with our extensive distribution network, creates a high level of end user loyalty for our products and allows us to maintain leading market shares in the majority of our product lines. We believe we have become a market leader in the industry by meeting the stringent third party regulatory, building and plumbing code requirements and subsequently achieving specification of our products into projects and applications. The majority of these stringent testing and regulatory approval processes are completed through the University of Southern California (“USC”), the National Sanitation Foundation (“NSF”) or the American Water Works Association (“AWWA”), prior to the commercialization of our products.

Our Water Management platform has an extensive network of more than 550 independent sales representatives across approximately 170 sales agencies in North America who work with local engineers, contractors, builders and architects to specify, or “spec-in,” our Water Management products for use in construction projects. Specifically, it has been our experience that, once an engineer, contractor, builder or architect has specified our product with satisfactory results, they will generally continue to use our products in future projects. Approximately 80% of our Water Management platform net sales come from products that are specified for use in projects by engineers, contractors, builders or architects. The inclusion of our products with project specification, combined with our ability to innovate, engineer and deliver products and systems that save time and money for engineers, contractors, builders and architects, have resulted in growing demand for our Water Management products. Our Water Management distribution model is predicated upon maintaining high product availability near our customers. We believe that this model provides us with a competitive advantage as we are able to meet our customer demand with local inventory at significantly reduced lead times as compared to others in our industry.

Set forth below are our Water Management net sales for fiscal 2008 by end market customer, adjusted to assume the full year effect of our January 2008 acquisition of GA Industries, Inc. (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—The GA Acquisition”) (the GA information is based on GA’s books and records, is unaudited and does not conform to GA’s historical accounting periods), which was completed on January 31, 2008 and by geographic destination:

The inclusion of the GA acquisition in our net sales for the full fiscal year 2008 effectively increased the proportion of our fiscal year 2008 net sales related to the infrastructure construction end market by 7 percentage points, while decreasing the proportion of our fiscal year 2008 net sales related to the commercial construction and residential construction end markets by 4 and 3 percentage points, respectively.

Our Markets

We evaluate our competitive position in our markets based upon the markets we serve. We generally do not participate in segments of our served markets that are thought of as commodities or in applications that do not require differentiation based on product quality, reliability and innovation. In both of our platforms, we believe the end markets we serve span a broad and diverse array of commercial and industrial end markets with solid fundamental long-term growth characteristics.

Power Transmission Market

According to Industrial Market Information, Inc., the North American Power Transmission market generates approximately $84 billion in annual net sales. Of this overall estimated Power Transmission market, the relevant or served North American market for our current product offerings is approximately $5.5 billion in net sales per year. Globally, we estimate our served market to be approximately $12 billion in net sales per year. The Power Transmission market is relatively fragmented with most participants having single or limited product lines and serving specific geographic markets. While we compete with certain domestic and international competitors across a portion of our product lines, we do not believe that any one competitor directly competes with us on all of our product lines. The industry’s customer base is broadly diversified across many sectors of the economy. We believe that growth in the Power Transmission market is closely tied to overall growth in industrial production, which we believe has significant long-term growth fundamentals. In addition, we believe that Power Transmission manufacturers who innovate to meet the changes in customer demands and focus on higher growth end markets can grow at rates faster than overall U.S. industrial production.

Our Power Transmission products are generally critical components in the machinery or plant in which they operate, yet they typically account for a low percentage of an end user’s total production cost. We believe, because the costs associated with Power

Transmission product failure to the end user can be substantial, end users in most of the markets we serve focus on Power Transmission products with superior quality, reliability and availability, rather than considering price alone, when making a purchasing decision. We believe that the key to success in our industry is to develop a reputation for quality and reliability, as well as establish and maintain an extensive distribution network, which we believe leads to strong recurring aftermarket revenues, attractive margins on products and market share gain.

The Power Transmission market is also characterized by the need for sophisticated engineering experience, the ability to produce a broad number of niche products with very little lead time and long-standing customer relationships. We believe entry into our markets by competitors with lower labor costs, including foreign competitors, will be limited due to the fact that we manufacture highly specialized niche products that are critical components in large scale manufacturing processes, where the cost of component failure and resulting downtime is high. In addition, we believe there is an industry trend of customers increasingly consolidating their vendor bases, which we believe should allow suppliers with broader product offerings to capture additional market share.

Water Management Market

According to the U.S. Census Bureau, U.S. non-residential construction expenditures were approximately $628.7 billion in 2007. We estimate that the relevant market within U.S. non-residential construction for all of our Water Management product offerings is approximately $4.5 billion.

We believe the segment in which our Water Management platform participates is relatively fragmented and that most of our competitors offer more limited product lines. While we compete with certain of our competitors across a portion of our product lines, we do not believe that any one competitor directly competes with us across all of our product lines.

We believe the areas of the water management industry in which we compete are tied to growth in infrastructure and commercial construction, which we believe have significant long-term growth fundamentals. Historically, the infrastructure and commercial construction industry has been more stable and less vulnerable to down-cycles than the residential construction industry. Compared to residential construction cycles, downturns in infrastructure and commercial construction have been shorter and less severe, and upturns have lasted longer and had higher peaks in terms of spending as well as units and square footage. In addition, through successful new product innovation, we believe that water management manufacturers are able to grow at a faster pace than the broader infrastructure and commercial construction markets, as well as mitigate downturns in the cycle.

Water management products tend to be project-critical and high value-add and typically are a low percentage of overall project cost. We believe the combination of these features creates a high level of end user loyalty. Demand for these products is influenced by regulatory, building and plumbing code requirements. Many water management products must be tested and approved by USC, NSF, or AWWA before they may be sold. In addition, many of these products must meet detailed specifications set by water management engineers, contractors, builders and architects. As a result, these products are highly engineered to meet these precise specifications and stringent regulatory requirements.

The water management industry’s specification-driven end markets require manufacturers to work closely with engineers, contractors, builders and architects in local markets across the United States to design specific applications on a project-by-project basis. As a result, building and maintaining relationships with engineers, contractors, builders and architects who specify or “spec-in” products for use in construction projects and having the flexibility in design and product innovation is critical to compete effectively. Companies with a strong network of such relationships have a competitive advantage. Specifically, it has been our experience that, once an engineer, contractor, builder or architect has specified our product with satisfactory results, they will continue to use our products in future projects.

Our Competitive Strengths

Key characteristics of our business that we believe provide us with a competitive advantage and position us for future growth include the following:

The Rexnord Business System. We manage our company with a management philosophy we call RBS. RBS is based on the following principles: (1) a culture that embraces continuous improvement through Kaizen, the Japanese philosophy of continuous improvement; (2) strategy deployment—a long-term strategic planning process that determines annual improvement priorities and the actions necessary to achieve those priorities; (3) involvement of all of our associates in the execution of our strategy; (4) developing and resourcing “break-throughs”—potential new products or other initiatives that drive organic sales growth opportunities; and (5) measuring our performance based on “Voice of the Customer.” We believe the application of RBS yields superior growth, quality, delivery and cost positions relative to our competition, resulting in enhanced profitability and ultimately the creation of shareholder value. RBS was established by George Sherman, our Non-Executive Chairman of the Board and the former CEO of the Danaher Corporation from 1990 to 2001, during which time he provided leadership and direction in the execution of the Danaher Business System. Bob Hitt, our CEO, and our management team have led the implementation of RBS throughout the Company. As we have applied RBS over the past five years, we have experienced significant improvements in growth, productivity, cost reduction and asset efficiency and believe there are substantial opportunities to continue to improve our performance as we continue to apply RBS.

Experienced, High-Caliber Management Team. Our management team is led by Bob Hitt, President, Chief Executive Officer and Director. George Sherman, our Non-Executive Chairman of the Board and former CEO of the Danaher Corporation from 1990 to 2001, oversees this management team and plays a key role in establishing the strategic direction of the Company. Other members of the management team include Todd Adams, Senior Vice President and Chief Financial Officer, and George Moore, Executive Vice President, who previously served as Chief Financial Officer of Maytag Corporation and Group Vice President of Finance for Danaher Corporation, and Alex P. Marini, who became the President of our Water Management Group upon completion of the Zurn acquisition and previously served as the President and Chief Executive Officer for Jacuzzi Brands, Inc. (“JBI”). We believe the overall talent level within our organization is a competitive strength and have added a number of experienced key managers across our platforms over the past several years. George M. Sherman and our management team currently maintain a significant equity investment in the Company. As of March 31, 2008, their ownership interest represented approximately 20% of our common stock on a fully diluted basis.

Strong Financial Performance and Free Cash Flow. Since implementing RBS, we have established a solid track-record of delivering strong financial performance measured in terms of net sales growth, margin expansion and free cash flow conversion (cash flow from operations less capital expenditures compared to net income). Since 2004, net sales have grown by 27% inclusive of acquisitions, and Adjusted EBITDA margins (Adjusted EBITDA divided by net sales) have expanded to 20.6%. Additionally, we have consistently delivered strong free cash flow over the past five years by improving working capital performance and reducing capital expenditures through productivity and capacity improvements. By continually focusing on improving our overall operating performance and free cash flow conversion, we believe we can create substantial long-term shareholder value by using our cash flows to manage our leverage, as well as drive growth through acquisitions over time.

Leading Market Positions in Diversified End Markets. Our high-margin performance is driven by industry leading positions in the diversified end markets in which we compete. We estimate that greater than 85% of our net sales are derived from products in which we have leading market share positions. We believe we have achieved leadership positions in these markets because of our focus on customer satisfaction, extensive offering of quality products, ability to service our customers globally, positive brand perception, highly engineered product lines, extensive specification work and market/application experience. We serve a diverse set of end markets with our largest single end market, mining, accounting for 11% of net sales in fiscal 2008. Other key end markets we participate in include: energy (refining, oil and gas), aerospace, cement & aggregates, beverage & container, agri-farm, infrastructure construction (including water and wastewater treatment) and commercial construction.

Broad Portfolio of Highly Engineered, Specification-Driven Products. We believe we offer the broadest portfolio of highly engineered, specification-driven, project critical products in the end markets we serve. Our Power Transmission products are critical components in the applications in which they operate. Reliability is important to our customers, and the cost of product failure is substantial in relation to the cost of our products, which we believe drives a strong propensity to replace “like-for-like” products. Further, our array of product applications, knowledge and expertise applied across our extensive portfolio of products allows us to work closely with our customers to design and develop solutions tailored to their individual specifications. Within our Water Management platform, our representatives work directly with engineers, contractors, builders and architects to “spec-in” our Water

Management products early in the design phase of a project. We have found that once an engineer, contractor, builder or architect has specified a company’s product with satisfactory results, they will generally continue to use that company’s products in future projects. Finally, we believe our strong application engineering and new product development capabilities have contributed to our reputation as an innovator in each of our end markets.

Large Installed Base, Extensive Distribution Network and Strong After-Market Revenues. Over the past century we have established relationships with OEMs and end users serving a wide variety of Power Transmission industries. As a result of incorporating our Power Transmission components into their products, our sales to OEMs and end users have created a significant installed base for our Power Transmission products relative to our competitors. This installed base generates significant after-market sales for us because our Power Transmission products are consumed in use and must be replaced in relatively predictable cycles. In order to provide our customers with superior service we have cultivated relationships with over 400 distributors nationwide who sell Power Transmission products through over 2,200 branches. This distribution network is essential to our success in meeting lead times as short as one day. We estimate that approximately 45% of our Power Transmission net sales in North America are to distributors and are primarily driven by the after-market demand for our products. We believe our installed Power Transmission base, end user preference and product line breadth make our product portfolio an attractive package to distributors in the Power Transmission industry. Our Water Management platform has 21 manufacturing and warehouse facilities and uses approximately 70 third-party distribution facilities at which it maintains inventory. This broad distribution network provides us with a competitive advantage and drives demand for our Water Management products by allowing quick delivery of project critical Water Management products to our customers facing short lead times. In addition, we believe this extensive distribution network also provides us with an opportunity to capitalize on the expanding renovation and repair market as building owners begin to upgrade existing commercial and institutional bathroom fixtures with high efficiency systems.

Significant Experience Identifying and Integrating Strategic Acquisitions. We have successfully completed and integrated several acquisitions from May 2005 to the present totaling more than $1.3 billion of total transaction value. These strategic acquisitions have allowed us to expand our geographic presence, broaden our product lines and, in other instances, to move into adjacent markets. In the past three fiscal years, we have completed four strategic acquisitions that have significantly expanded our Power Transmission platform and established and expanded our Water Management platform. These acquisitions have created significant shareholder value through the implementation of RBS operating principles, which has resulted in identifying and achieving cost synergies, as well as driving growth, operational and working capital improvements.

Our Business Strategy

We strive to create shareholder value by seeking to deliver: (1) Sales Growth—growing sales at rates in excess of our end markets through market share gains, deeper penetration into international markets and selective strategic acquisitions; (2) Profitability—expanding our margins through cost reduction and productivity initiatives and leveraging our accelerating sales growth; (3) Asset Efficiency—continuously improving trade working capital performance, particularly by accelerating our inventory turns. We believe this will result in upper quartile financial performance and free cash flow generation when compared to other leading multi-platform industrial companies by driving the following key strategies:

Continue to Apply the Rexnord Business System. The core of our business strategy is to continue to apply RBS to strive for world class performance in quality, delivery and cost throughout our platforms. We believe that as we pursue world class performance throughout all aspects of our business and listen to the “Voice of the Customer,” we can deliver significant organic net sales growth, continued margin expansion and significant free cash flow generation while improving customer satisfaction.

Drive Profitable Growth. Our key growth strategies are:

•

Accelerate Growth in Key Vertical End Markets—We believe that we have an opportunity to accelerate our overall net sales growth over the next several years by deploying resources to leverage our highly engineered product portfolio, industry expertise, application knowledge and unique manufacturing capabilities into certain key vertical end markets that we expect to have above market growth rate potential. We believe those end markets are mining, energy, aerospace, cement & aggregates, water infrastructure and the renovation and repair of existing commercial buildings and infrastructure.

•

Product Innovation and Resourcing “Break-throughs”—We expect to build on our reputation as a product innovator by continuing to invest in strong application engineering and new product development capabilities based on listening to the “Voice of the Customer.” Our innovation is disciplined and follows a stage-gate process seeking to ensure the commercialization and profitability of new products that meet our expectations. Additionally, we will continue resourcing “break-throughs,” which we define as potential products or other growth opportunities that have an annual net sales potential of $20 million or more over 3 to 5 years. We believe growing demands for more energy and water conservation products will also provide opportunities for us to grow through innovation in both platforms.

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Drive Specification for Our Products—We intend to increase our installed base and grow aftermarket revenues by continuing to partner with our OEMs to specify our Power Transmission products as original equipment applications. Within our Water Management platform, we intend to leverage our network of more than 550 independent sales representatives across approximately 170 sales agencies nationwide to increase specification for Water Management products by working directly with engineers, contractors, builders and architects to drive specification for our products in the early design stages of a project.

•

Expand Internationally—We currently generate approximately 30% of our total net sales outside the United States. We believe there is substantial growth potential outside the United States for many of our existing products by expanding distribution, further penetrating key vertical end markets that are growing faster outside the U.S. and selectively pursuing acquisitions that will provide us additional international exposure.

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Pursue Strategic Acquisitions—We have an established track record of identifying and integrating strategic acquisitions and we believe the fragmented nature of our Power Transmission and Water Management markets will allow us to continue to identify a number of attractive acquisition candidates in the future that will complement our existing platforms by either broadening our product offerings, expanding geographically or addressing an adjacent market opportunity, all of which should serve to further grow and diversify our business.

Platform Focused Strategies. We intend to build our business around leadership positions in platforms that participate in multi-billion dollar, global, growing end markets. Within our two existing platforms, we expect to continue to leverage our overall market presence and competitive position to provide further growth and diversification and increase our market share.

Acquisition History

We have successfully completed and integrated several acquisitions and expect to continue to pursue strategic acquisitions inside our existing platforms to expand our geographic presence, broaden our product lines or allow us to move into adjacent markets. In the past three fiscal years we have completed four acquisitions that have significantly expanded our Power Transmission platform and established our Water Management platform. In May 2005, while the Rexnord companies were still owned by The Carlyle Group, Rexnord LLC acquired Falk for approximately $300 million. Falk significantly enhanced our position as a leading manufacturer of highly engineered Power Transmission products. By combining our leadership positions in flattop chain, industrial bearings, non-lubricated couplings and industrial chain with Falk’s complementary leadership positions in gears and lubricated couplings, as well as a growing gear repair business, the Falk acquisition resulted in a comprehensive, market-leading product portfolio that we believe to be one of the broadest in the Power Transmission industry. Our Power Transmission group also acquired the Dalong Chain Company, located in China, in May 2006 for approximately $6 million. The acquisition of Dalong has provided us manufacturing capabilities in Asia with respect to flattop chain, conveying equipment and industrial chain. In February 2007, approximately seven months after Apollo acquired the Rexnord companies from The Carlyle Group in the Merger, we established our Water Management platform through the acquisition of Zurn for approximately $940 million. Zurn is a leader in the multi-billion dollar non-residential construction and replacement market for plumbing fixtures and fittings. Zurn designs and manufactures plumbing products used in industrial and commercial construction, renovation and facilities maintenance markets in North America and holds a leading market position across most of its businesses. Our Water Management platform was then expanded through our acquisition of GA Industries, Inc. in January 2008 for approximately $74 million. This acquisition expanded our Water Management platform into the water and wastewater markets, specifically in municipal, hydropower and industrial environments.

Summary Historical and Unaudited Pro Forma Financial and Other Data

The summary historical financial data for the fiscal years ended March 31, 2006, 2007 and 2008 have been derived from our consolidated financial statements and related notes thereto which have been audited by Ernst & Young LLP, an independent registered public accounting firm. The period from April 1, 2006 to July 21, 2006 includes the accounts of RBS Global prior to the Merger. The period from July 22, 2006 to March 31, 2007 includes the accounts of RBS Global after the Merger. The two periods account for our fiscal year ended March 31, 2007. We refer to the financial statements prior to the Merger as “Predecessor.”

The following summary unaudited pro forma financial information as of and for our fiscal year ended March 31, 2008 has been derived from the pro forma financial information set forth under “Unaudited Pro Forma Financial Information,” which has been prepared to give pro forma effect to the Parent offering and the use of a portion of the net proceeds to repay all $             million of the outstanding PIK toggle senior indebtedness due 2013 of Rexnord Holdings and to redeem $30.0 million of the 11.75% senior subordinated notes due 2016 of RBS Global as if they had occurred on April 1, 2007 in the case of the pro forma statement of operations data and on March 31, 2008 in the case of the pro forma balance sheet data.

The following data should be read in conjunction with “Risk Factors,” “Unaudited Pro Forma Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Historical
	Predecessor (1)		Successor		Pro Forma
	Year Ended March 31, 2006 (2)	Period from April 1, 2006 through July 21, 2006	Period from July 22, 2006 through March 31, 2007 (3)	Year Ended March 31, 2008 (4)	Pro Forma Adjustments	Year Ended March 31, 2008 (9)
	(in millions)
Statement of Operations Data:
Net sales	$1,081.4	$334.2	$921.5	$1,853.5	$—	$1,853.5
Cost of sales (5)	742.3	237.7	628.2	1,250.4	—	1,250.4

Gross profit	339.1	96.5	293.3	603.1	—	603.1

Selling, general and administrative expenses	187.8	63.1	159.3	312.2	—	312.2
Restructuring and other similar costs	31.1	—	—	—	—	—
Curtailment gain	—	—	—	—	—	—
Loss on divestiture	—	—	—	11.2	—	11.2
Gain on Canal Street facility accident, net	—	—	(6.0)	(29.2)	—	(29.2)
Transaction-related costs	—	62.7	—	—	—	—
Amortization of intangible assets	15.7	5.0	26.9	49.9	—	49.9

Income (loss) from operations	104.5	(34.3)	113.1	259.0	—	259.0

Non-operating income (expense):
Interest expense, net	(61.5)	(21.0)	(109.8)	(254.3)	66.1	(188.2)
Other income (expense), net	(3.8)	(0.4)	5.7	(5.3)	—	(5.3)

Income (loss) before income taxes	39.2	(55.7)	9.0	(0.6)	66.1	65.5
Provision (benefit) for income taxes	16.3	(16.1)	9.2	(0.9)	23.2	22.3

Net income (loss)	$22.9	$(39.6)	$(0.2)	$0.3	$42.9	$43.2

	Historical
	Predecessor (1)		Successor
	Year Ended March 31, 2006 (2)	Period from April 1, 2006 through July 21, 2006	Period from July 22, 2006 through March 31, 2007 (3)	Year Ended March 31, 2008 (4)
	(in millions)
Other Data:
Adjusted EBITDA (6)				382.7
Net cash provided by (used for):
Operating activities	91.9	(4.4)	63.4	232.7
Investing activities	(336.1)	(15.7)	(1,925.5)	(121.6)
Financing activities	240.6	8.2	1,909.0	(15.6)
Depreciation and amortization of intangible assets	58.7	19.0	63.0	104.1
Capital expenditures	37.1	11.7	28.0	54.9

					As of March 31, 2008
					Historical (4)	Pro Forma (10)
Balance Sheet Data:
Cash					$156.3	$197.3
Working capital (7)					447.1	492.8
Total assets					3,826.3	3,859.9
Total debt (8)					2,536.8	1,994.5
Stockholders’ equity					273.1	862.0

(1)	Consolidated financial data for all periods subsequent to July 21, 2006 (the Merger Date) reflects the fair value of assets acquired and liabilities assumed as a result of that transaction. The comparability of the operating results for the periods presented is affected by the revaluation of the assets acquired and liabilities assumed on the Merger Date.

(2)	Consolidated financial data for our fiscal year ended March 31, 2006 reflects the estimated fair value of assets acquired and liabilities assumed in connection with the Falk acquisition. The comparability of the operating results for the periods presented is affected by the inclusion of Falk from the date of the acquisition and revaluation of the assets acquired and liabilities assumed on the date of the Falk acquisition.

(3)	Consolidated financial data for the period from July 22, 2006 through March 31, 2007 reflects the estimated fair value of assets acquired and liabilities assumed in connection with the Zurn acquisition on February 7, 2007. As a result, the comparability of the operating results for the periods presented is affected by the inclusion of Zurn from the date of the acquisition and revaluation of the assets acquired and liabilities assumed on the date of both the Merger and the Zurn acquisition.

(4)	Consolidated financial data as of and for our fiscal year ended March 31, 2008 reflects the estimated fair value of assets acquired and liabilities assumed in connection with the GA acquisition on January 31, 2008. As a result, the comparability of the operating results for the periods presented is affected by the inclusion of GA from the date of the acquisition and revaluation of the assets acquired and liabilities assumed on the date of the GA acquisition.

(5)	Due to rising raw material costs and changes to manufacturing processes in fiscal 2005, the Company re-evaluated its process for capitalizing overhead costs into inventory. As a result, the Company revised certain estimates related to the capitalization of overhead variances which reduced cost of sales by $7.0 million in fiscal 2005.

(6)

Adjusted EBITDA in this exhibit corresponds to “EBITDA” in our senior secured credit facilities. Adjusted EBITDA is defined in our senior secured credit facilities as net income, as adjusted for the items summarized in the table below. As discussed in more detail under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Covenant Compliance,” our senior secured credit facilities require us to maintain a maximum senior secured bank leverage ratio, which is defined in our senior secured credit facilities as the ratio of net senior secured indebtedness to Adjusted EBITDA. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA represents our actual historical covenant compliance calculations as if our current covenants had been in effect during all time periods. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP (see “Risk Factors—The calculation of Adjusted EBITDA pursuant to our senior secured credit facilities represents our actual historical covenant compliance calculations and permits certain estimates and assumptions that may differ materially from actual results”). For example, Adjusted EBITDA: (a) does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) does not reflect changes in, or cash requirements for, our working capital needs; (c) does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) excludes tax payments that represent a reduction in cash available to us; (e) does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) does not reflect management fees that may be paid to Apollo; and (g) does not reflect the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facilities may consider not to be indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash and non-recurring charges that are deducted in calculating net income. However, these are expenses that may recur, vary greatly and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times include estimated cost savings and operating synergies related operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings. A reconciliation of net income (loss) to Adjusted EBITDA is as follows:

(in millions)	Year Ended March 31, 2008
(Unaudited)
Net income	$0.3
Interest expense, net	254.3
Provision (benefit) for income taxes	(0.9)
Depreciation and amortization	104.1

EBITDA	$357.8

Adjustments to EBITDA:
Gain on Canal Street facility accident, net	(29.2)
Business interruption insurance recoveries related to fiscal 2008 (a)	2.8
Loss on divestiture (b)	11.2
Stock option expense	7.4
Impact of inventory fair value adjustment (c)	20.0
LIFO income (d)	(9.5)
CDSOA recovery (e)	(1.4)
Other expense, net (f)	6.7

Subtotal (g)	$365.8
Other senior secured facility adjustments:
Business interruption insurance recoveries related to fiscal 2007 (h)	8.3
Pro forma adjustments to give full year effect to the acquisition of GA (i)	8.6

Adjusted EBITDA	$382.7

(a)	Represents the final settlement of our business interruption claim related to the Canal Street facility accident that was allocated to the period from April 1, 2007 through October 27, 2007.
(b)	On March 28, 2008, we sold Rexnord SAS and recorded a pretax loss on divestiture of approximately $11.2 million (including transaction costs.)
(c)	Represents the incremental unfavorable expenses of selling inventories that had been adjusted to fair value in purchase accounting as a result of the Zurn acquisition.
(d)	Last-in first-out (LIFO) inventory adjustments are excluded in calculating Adjusted EBITDA as defined in our senior secured credit facilities.
(e)	Recovery under Continued Dumping and Subsidy Offset Act (CDSOA)—See note 7 to our consolidated financial statements for an explanation of this recovery.
(f)	Other expense, net consists of the following (in millions); $3.0 management fee expense, $0.3 losses on the sale of fixed assets, $5.1 foreign currency transaction losses, $(1.1) earnings in unconsolidated subsidiaries and $(0.6) miscellaneous income.
(g)	Represents fiscal 2008 Adjusted EBITDA excluding out of period business interruption insurance recoveries and the pro forma effect of the GA acquisition for the period from April 1, 2007 through January 31, 2008.
(h)	Represents the final settlement of our business interruption claim related to the Canal Street facility accident that was allocated to the period from December 6, 2006 through March 31, 2007.
(i)	GA was acquired on January 31, 2008. This adjustment gives full year effect to the GA acquisition by reflecting GA’s pro forma Adjusted EBITDA for the period April 1, 2007 to January 31, 2008. This adjustment has been derived from GA’s books and records and is unaudited and does not correspond to GA’s historical accounting periods.

(7)	Represents total current assets less total current liabilities.

(8)	Total debt represents long-term debt plus the current portion of long-term debt.

(9)	Gives full year pro forma effect to the Parent offering and the use of the net proceeds as if they occurred on April 1, 2007. Includes the net reduction in interest expense and related tax effect of these transactions. See “Unaudited Pro Forma Financial Information” for additional information.

(10)	Gives full year pro forma effect to the Parent offering and the use of the net proceeds as if they had occurred on March 31, 2008. See “Unaudited Pro Forma Financial Information.”

RISK FACTORS

Our substantial leverage exposes us to interest rate risk and could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under our indebtedness.

We are a highly leveraged company. As of March 31, 2008, after giving pro forma effect to the Parent offering and the use of the net proceeds therefrom, we would have had $1,994.5 million of outstanding indebtedness and fiscal 2008 debt service payment obligations of $184.5 million (including approximately $123.1 million of debt service on fixed rate obligations). Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt will depend on a range of economic, competitive and business factors, many of which are outside our control. Our business may not generate sufficient cash flow from operations to meet our debt service and other obligations, and currently anticipated cost savings and operating improvements may not be realized on schedule, or at all. If we are unable to meet our expenses and debt service and other obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets or raise equity. Furthermore, Apollo has no obligation to provide us with debt or equity financing and we therefore may be unable to generate sufficient cash to service all of our indebtedness. We may not be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms would have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our substantial indebtedness could also have other important consequences with respect to our ability to manage our business successfully, including the following:

•	it may limit our ability to borrow money for our working capital, capital expenditures, debt service requirements, strategic initiatives or other purposes;

•

it may make it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under our senior secured credit facilities, the indentures governing our senior notes, senior subordinated notes and our other indebtedness;

•	a substantial portion of our cash flow from operations will be dedicated to the repayment of our indebtedness and so will not be available for other purposes;

•	it may limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	we will be more highly leveraged than some of our competitors which may place us at a competitive disadvantage;

•	it may make us more vulnerable to downturns in our business or the economy;

•	it may restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities; and

•	it may limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets.

Furthermore, our interest expense could increase if interest rates increase because a portion of the debt under our senior secured credit facilities is unhedged variable-rate debt. Also, we may still incur significantly more debt, which could intensify the risks described above.

The markets in which we sell our products are highly competitive.

We operate in highly fragmented markets within the Power Transmission industry. As a result, we compete against numerous companies. Some of our competitors have achieved substantially more market penetration in certain of the markets in which we operate, and some of our competitors have greater financial and other resources than we do. Competition in our business lines is based on a number of considerations including product performance, cost of transportation in the distribution of our Power Transmission products, brand reputation, quality of client service and support, product availability and price. Additionally, some of our larger, more sophisticated customers are attempting to reduce the number of vendors from which they purchase in order to increase their efficiency. If we are not selected to become one of these preferred providers, we may lose access to certain sections of the markets in which we compete. Our customers increasingly demand a broad product range and we must continue to develop our expertise in order to manufacture and market these products successfully. To remain competitive, we will need to invest continuously in manufacturing, customer service and support, marketing and our distribution networks. We may also have to adjust the prices of some of our Power Transmission products to stay competitive. We cannot assure you that we will have sufficient resources to continue to make these investments or that we will maintain our competitive position within each of the markets we serve.

Within the Water Management platform, we compete against both large international and national rivals, as well as many regional competitors. Some of our competitors have greater resources than we do. Significant competition in any of the markets in which the Water Management platform operates can result in substantial downward pressure on product pricing and our profit margins, thereby adversely affecting the Water Management financial results. Furthermore, we cannot provide assurance that we will be able to maintain or increase the current market share of our products successfully in the future.

Our business depends upon general economic conditions and other market factors beyond our control, and we serve customers in cyclical industries. As a result, our operating results could be negatively affected during economic downturns.

Our financial performance depends, in large part, on conditions in the markets that we serve in the U.S. and the global economy generally. Some of the industries we serve are highly cyclical, such as the aerospace, energy and industrial equipment industries. We have undertaken cost reduction programs as well as diversified our markets to mitigate the effect of downturns in economic conditions; however, such programs may be unsuccessful in the event such a downturn occurs. Any sustained weakness in demand or downturn or uncertainty in the economy generally would materially reduce our net sales and profitability.

The demand in the water management industry is influenced by new construction activity, both residential and non-residential, and the level of repair and remodeling activity. The level of new construction and repair and remodeling activity is affected by a number of factors beyond our control, including the overall strength of the U.S. economy (including confidence in the U.S. economy by our customers), the strength of the residential and commercial real estate markets, institutional building activity, the age of existing housing stock, unemployment rates and interest rates. Any declines in commercial, institutional or residential construction starts or demand for replacement building and home improvement products may impact us in a material adverse manner and there can be no assurance that any such adverse effects would not continue for a prolonged period of time.

Demand for our Water Management products may depend on availability of financing.

Many customers who purchase our Water Management products depend on third-party financing. In recent months there have been significant disruptions in the availability of financing at reasonable terms. Fluctuations in prevailing interest rates affect the availability and cost of financing to our customers. The lack of availability or increased cost of credit could lead to decreased construction which would result in a reduction in demand for our products and have a material adverse effect on our Water Management business, financial condition, results of operations or cash flows.

The loss of any significant customer could adversely affect our business.

We have certain customers that are significant to our business. During fiscal 2008, our top 20 customers accounted for approximately 35% of our consolidated net sales, and our top customer, Motion Industries, Inc., accounted for 8.1% of our consolidated net sales. Our competitors may adopt more aggressive sales policies and devote greater resources to the development, promotion and sale of their products than we do, which could result in a loss of customers. The loss of one or more of our major customers or deterioration in our relationship with any of them could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Increases in the cost of our raw materials, in particular bar steel, brass, castings, copper, forgings, high-performance engineered plastic, plate steel, resin, sheet steel and zinc, or the loss of a substantial number of our suppliers could adversely affect our financial health.

We depend on third parties for the raw materials used in our manufacturing processes. We generally purchase our raw materials on the open market on a purchase order basis. In the past, these contracts generally have had one-to-five year terms and have contained competitive and benchmarking clauses intended to ensure competitive pricing. While we currently maintain alternative sources for raw materials, our business is subject to the risk of price fluctuations and delays in the delivery of our raw materials. Any such price fluctuations or delays, if material, could harm our profitability or operations. In addition, the loss of a substantial number of suppliers could result in material cost increases or reduce our production capacity. We are also significantly affected by the cost of natural gas used for fuel and the cost of electricity. Natural gas and electricity prices have historically been volatile, particularly in California where we have a significant manufacturing presence.

We do not typically enter into hedge transactions to reduce our exposure to price risks and cannot assure you that we would be successful in passing on any attendant costs if these risks were to materialize. In addition, if we are unable to continue to purchase our required quantities of raw materials on commercially reasonable terms, or at all, or if we are unable to maintain or enter into our purchasing contracts for our larger commodities, our business operations could be disrupted and our profitability could be impacted in a material adverse manner.

We rely on independent distributors. Termination of one or more of our relationships with any of those independent distributors or an increase in the distributors’ sales of our competitors’ products could have a material adverse effect on our business, financial condition, results of operations or cash flows.

In addition to our own direct sales force, we depend on the services of independent distributors to sell our Power Transmission products and provide service and aftermarket support to our customers. For fiscal 2008, approximately 20% of our Power Transmission net sales were generated through sales to three of our key independent distributors, the largest of which accounted for 11.1% of Power Transmission net sales. We rely on an extensive distribution network, with over 2,200 distributor locations nationwide. Rather than serving as passive conduits for delivery of product, our industrial distributors are active participants in the overall competitive dynamic in the Power Transmission industry. Industrial distributors play a significant role in determining which of our Power Transmission products are stocked at the branch locations, and hence are most readily accessible to aftermarket buyers, and the price at which these products are sold. Almost all of the distributors with whom we transact business, offer competitors’ products and services to our customers. In addition, the distribution agreements we have are typically cancelable by the distributor after a short notice period. The loss of one of our key distributors or of a substantial number of our other distributors or an increase in the distributors’ sales of our competitors’ products to our customers could have a material adverse effect on our business, financial condition, results of operations or cash flows. Within Water Management, we depend on a network of several hundred independent sales representatives and approximately 70 third-party warehouses to distribute our products, subjecting us to similar risks. For fiscal year 2008, approximately 31% of our Water Management net sales were generated through sales to three of our key independent distributors, the largest of which accounted for 22% of Water Management net sales.

We could be adversely affected if any of our significant customers default in their obligations to us.

Our contracted backlog is comprised of future orders for our products from a broad number of customers. Defaults by any of the customers that have placed significant orders with us could have a significant adverse effect on our net sales, profitability and cash flow. Our customers may in the future default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons deriving from the current general economic environment. If a customer defaults on its obligations to us, it could have a material adverse effect on our financial condition, results of operations or cash flows.

We are subject to risks associated with changing technology and manufacturing techniques, which could place us at a competitive disadvantage.

The successful implementation of our business strategy requires us to continuously evolve our existing products and introduce new products to meet customers’ needs in the industries we serve. Our products are characterized by stringent performance and specification requirements that mandate a high degree of manufacturing and engineering expertise. If we fail to meet these requirements, our business could be at risk. We believe that our customers rigorously evaluate their suppliers on the basis of a number of factors, including product quality, price competitiveness, technical and manufacturing expertise, development and product design capability, new product innovation, reliability and timeliness of delivery, operational flexibility, customer service and overall management. Our success will depend on our ability to continue to meet our customers’ changing specifications with respect to these criteria. We cannot assure you that we will be able to address technological advances or introduce new products that may be necessary to remain competitive within our businesses. Furthermore, we cannot assure you that we can adequately protect any of our own technological developments to produce a sustainable competitive advantage.

If we lose certain of our key sales, marketing or engineering personnel, our business may be adversely affected.

Our success depends on our ability to recruit, retain and motivate highly-skilled sales, marketing and engineering personnel. Competition for these persons in our industry is intense and we may not be able to successfully recruit, train or retain qualified personnel. If we fail to retain and recruit the necessary personnel, our business and our ability to obtain new customers, develop new products and provide acceptable levels of customer service could materially suffer. In addition, we cannot assure you that these individuals will continue their employment with us. If any of these key personnel were to leave our company, it could be difficult to replace them, and our business could be materially harmed.

We may incur significant costs for environmental compliance and/or to address liabilities under environmental laws and regulations.

Our operations and facilities are subject to extensive laws and regulations related to pollution and the protection of the environment, health and safety, including those governing, among other things, emissions to air, discharges to water, the generation, handling, storage, treatment and disposal of hazardous wastes and other materials, and the remediation of contaminated sites. A failure by us to comply with applicable requirements or the permits required for our operations could result in civil or criminal fines, penalties, enforcement actions, third party claims for property damage and personal injury, requirements to clean up property or to pay for the costs of cleanup or regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, including the installation of pollution control equipment or remedial actions. Moreover, if applicable environmental, health and safety laws and regulations, or the interpretation or enforcement thereof become more stringent in the future, we could incur capital or operating costs beyond those currently anticipated.

Some environmental laws and regulations, including the federal Superfund law, impose requirements to investigate and remediate contamination on present and former owners and operators of facilities and sites, and on potentially responsible parties, or PRPs, for sites to which such parties may have sent waste for disposal. Such liability can be imposed without regard to fault and, under certain circumstances, may be joint and several, resulting in one PRP being held responsible for the entire obligation.

Liability may also include damages to natural resources. We are currently conducting investigations and/or cleanup of known or potential contamination at several of our current and former facilities and have been named as a PRP at several third party Superfund sites. The discovery of additional contamination, the imposition of more stringent cleanup requirements, disputes with our insurers or the insolvency of other responsible parties could require significant expenditures by us in excess of our current reserves. In addition, we occasionally evaluate various alternatives with respect to our facilities, including possible dispositions or closures. Investigations undertaken in connection with these activities may lead to discoveries of contamination that must be remediated, and closures of facilities may trigger remediation requirements that are not currently applicable to our operating facilities. We may also face liability for alleged personal injury or property damage due to exposure to hazardous substances used or disposed of by us, that may be contained within our current or former products, or that are present in the soil or groundwater at our current or former facilities. Significant costs could be incurred in connection with such liabilities.

We believe that, subject to various terms and conditions, we have certain indemnification protection from Invensys plc (“Invensys”) with respect to certain environmental liabilities that may have occurred prior to the acquisition by Carlyle (the “Carlyle acquisition”) of the capital stock of 16 entities comprising the Rexnord group of Ivensys, including certain liabilities associated with our Downers Grove, Illinois facility and with personal injury claims for alleged exposure to hazardous materials. We also believe that, subject to various terms and conditions, we have certain indemnification protection from Hamilton Sundstrand Corporation, or Hamilton Sundstrand, with respect to certain environmental liabilities that may have arisen from events occurring at Falk facilities prior to the Falk acquisition, including certain liabilities associated with personal injury claims for alleged exposure to hazardous materials. If Invensys or Hamilton Sundstrand becomes unable to, or otherwise does not, comply with its indemnity obligations, or if certain contamination or other liability for which we are obligated is not subject to such indemnities or historic insurance coverage, we could incur significant unanticipated costs. As a result, it is possible that we will not be able to recover pursuant to these indemnities a substantial portion, if any, of the costs that we may incur.

Certain subsidiaries are subject to numerous asbestos claims.

Certain subsidiaries are co-defendants in various lawsuits filed in a number of jurisdictions throughout the United States alleging personal injury as a result of exposure to asbestos that was used in certain components of our products. The uncertainties of litigation and the uncertainties related to the collection of insurance and indemnification coverage make it difficult to accurately predict the ultimate financial effect of these claims. In the event our insurance or indemnification coverage becomes insufficient to cover our potential financial exposure, or the actual number or value of asbestos-related claims differs materially from our existing estimates, we could incur material costs that could have a material adverse effect on our business, financial condition, results of operations or cash flows. See “Business—Legal Proceedings.”

Certain Water Management subsidiaries are subject to a number of class action claims.

Certain Water Management subsidiaries are defendants in a number of putative class action lawsuits pending in various U.S. federal courts. The plaintiffs in these suits seek to represent a class of plaintiffs alleging damages due to the alleged failure or anticipated failure of the Zurn brass crimp fittings on the PEX plumbing systems in homes and other structures. The complaints assert various causes of action, including but not limited to negligence, breach of warranty, fraud, and violations of the Magnuson Moss Act and certain state consumer protection laws, and seek declaratory and injunctive relief, and damages (including punitive damages) in unspecified amounts. We believe we have insurance coverage in excess of $100.0 million dollars, subject, however, to policy terms and conditions, and deductibles. While we intend to vigorously defend ourselves in these actions, the uncertainties of litigation and the uncertainties related to insurance coverage and collection as well as the actual number or value of claims make it difficult to accurately predict the financial effect these claims may ultimately have on us. We may not be successful in defending such claims, and the resulting liability could be substantial and may not be fully covered by insurance. As a result of the preceding, there can be no assurance as to the long term effect this litigation will have on our business, financial condition, results of operations or cash flows. See “Business—Legal Proceedings.”

Weather could adversely affect the demand for products in our Water Management platform and decrease its net sales.

Demand for our Water Management products is primarily driven by commercial, institutional and residential construction activity. Weather is an important variable affecting financial performance as it significantly impacts construction activity. Spring and summer months in the United States and Europe represent the main construction seasons. Adverse weather conditions, such as prolonged periods of cold or rain, blizzards, hurricanes and other severe weather patterns, could delay or halt construction and remodeling activity. For example, an unusually severe winter can lead to reduced construction activity and magnify the seasonal decline in our Water Management net sales and earnings during the winter months. In addition, a prolonged winter season can delay construction and remodeling plans and hamper the typical seasonal increase in net sales and earnings during the spring months.

Our international operations are subject to uncertainties, which could adversely affect our operating results.

Our business is subject to certain risks associated with doing business internationally. For fiscal 2008, our net sales outside the United States represented approximately 30.0% of our total net sales. Accordingly, our future results could be harmed by a variety of factors, including:

•	fluctuations in currency exchange rates, particularly fluctuations in the Euro against the U.S. dollar;

•	exchange controls;

•	compliance with export controls;

•	tariffs or other trade protection measures and import or export licensing requirements;

•	changes in tax laws;

•	interest rates;

•	changes in regulatory requirements;

•	differing labor regulations;

•	requirements relating to withholding taxes on remittances and other payments by subsidiaries;

•	restrictions on our ability to own or operate subsidiaries, make investments or acquire new businesses in these jurisdictions;

•	restrictions on our ability to repatriate dividends from our subsidiaries; and

•	exposure to liabilities under the Foreign Corrupt Practices Act.

As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. However, any of these factors could have a material adverse effect on our international operations and, consequently, our business, financial condition, results of operations or cash flows.

We may be unable to make necessary capital expenditures.

We periodically make capital investments to, among other things, maintain and upgrade our facilities and enhance our products’ processes. As we grow our businesses, we may have to incur significant capital expenditures. We believe that we will be able to fund these expenditures through cash flow from operations and borrowings under our senior secured credit facilities. However, our senior secured credit facilities, the indentures governing our senior notes and the indenture governing our senior subordinated notes contain limitations that could affect our ability to fund our future capital expenditures and other capital requirements. We cannot assure you that we will have, or be able to obtain, adequate funds to make all necessary capital expenditures when required, or that the amount of future capital expenditures will not be materially in excess of our anticipated or current expenditures. If we are unable to make necessary capital expenditures, our product line may become dated, our productivity may be decreased and the quality of our products may be adversely affected which, in turn, could materially reduce our net sales and profitability.

Our debt agreements impose significant operating and financial restrictions, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our senior secured credit facilities and the indentures governing our senior notes and senior subordinated notes contain various covenants that limit or prohibit our ability, among other things, to:

•	incur or guarantee additional indebtedness or issue certain preferred shares;

•	pay dividends on our capital stock or redeem, repurchase, retire or make distributions in respect of our capital stock or subordinated indebtedness or make other restricted payments;

•	make certain loans, acquisitions, capital expenditures or investments;

•	sell certain assets, including stock of our subsidiaries;

•	enter into sale and leaseback transactions;

•	create or incur liens;

•	consolidate, merge, sell, transfer or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

The indentures governing our senior notes and senior subordinated notes contain covenants that restrict our ability to take certain actions, such as incurring additional debt, if we are unable to meet defined specified financial ratios. As of March 31, 2008, our senior secured bank leverage ratio was 1.67x. As of March 31, 2008, we had $119.0 million of additional borrowing capacity under the senior secured credit facilities. Failure to comply with the leverage covenant of the senior secured credit facilities can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions. The interest rate in respect of borrowings under the senior secured credit facilities is determined in reference to the senior secured bank leverage ratio. A breach of any of these covenants could result in a default under our debt agreements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Covenant Compliance.”

The restrictions contained in the agreements that govern the terms of our debt could:

•	limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans;

•

adversely affect our ability to finance our operations, to enter into strategic acquisitions, to fund investments or other capital needs or to engage in other business activities that would be in our interest; and

•	limit our access to the cash generated by our subsidiaries.

Upon the occurrence of an event of default under the senior secured credit facilities, the lenders could elect to declare all amounts outstanding under the senior secured credit facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the senior secured credit facilities could proceed against the collateral granted to them to secure the senior secured credit facilities on a first-priority lien basis. If the lenders under the senior secured credit facilities accelerate the repayment of borrowings, such acceleration could have a material adverse effect on our business, financial condition, results of operations or cash flows. In addition, we may not have sufficient assets to repay our senior notes and senior subordinated notes upon acceleration. For a more detailed description on the limitations on our ability to incur additional indebtedness, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Despite our substantial indebtedness, we may still be able to incur significantly more indebtedness which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

The terms of the indentures governing our senior notes and senior subordinated notes and the senior secured credit facilities contain restrictions on our ability to incur additional indebtedness. These restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Accordingly, we or our subsidiaries could incur significant additional indebtedness in the future. As of March 31, 2008, we had approximately $119.0 million available for additional borrowing under the senior secured credit facilities, including a subfacility for letters of credit, and the covenants under our debt agreements would allow us to borrow a significant amount of additional indebtedness. Additional leverage could have a material adverse effect on our business, financial condition, results of operations or cash flows and could increase the risks described in “—Our substantial leverage exposes us to interest rate risk and could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under our indebtedness,” “—Our debt agreements impose significant operating and financial restrictions, which could have a material adverse effect on our business, financial condition, results of operations or cash flows” and “—Because a substantial portion of our indebtedness bears interest at rates that fluctuate with changes in certain prevailing short-term interest rates, we are vulnerable to interest rate increases.”

Because a substantial portion of our indebtedness bears interest at rates that fluctuate with changes in certain prevailing short-term interest rates, we are vulnerable to interest rate increases.

A substantial portion of our indebtedness, including the senior secured credit facilities, bears interest at rates that fluctuate with changes in certain short-term prevailing interest rates. As of March 31, 2008 on a pro forma basis, we had $767.5 million of floating rate debt under the senior secured credit facilities. We also had an additional $119.0 million available for borrowing under the senior secured credit facilities as of March 31, 2008. Of the $767.5 million of floating rate debt, $262.0 million of our term loans are subject to an interest rate collar and $68.0 million of our term loans are subject to an interest rate swap, in each case maturing in October 2009. Assuming a consistent level of debt, a 100 basis point change in the interest rate on the remaining unhedged portion of floating rate debt of $437.5 million effective from the beginning of the year would increase or decrease our pro forma fiscal 2008 interest expense under senior secured credit facilities by approximately $7.0 million on an annual basis. If interest rates increase dramatically, we could be unable to service our debt which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We rely on intellectual property that may be misappropriated or otherwise successfully challenged.

We attempt to protect our intellectual property through a combination of patent, trademark, copyright and trade secret protection, as well as third-party nondisclosure and assignment agreements. We cannot assure you that any of our applications for protection of our intellectual property rights will be approved and maintained or that our competitors will not infringe or successfully challenge our intellectual property rights. We also rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require employees, consultants and advisors to enter into confidentiality agreements. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure. If we are unable to maintain the proprietary nature of our technologies, our ability to sustain margins on some or all of our products may be affected which could have a material adverse effect on our business, financial condition, results of operations or cash flows. In addition, in the ordinary course of our operations, from time to time we pursue and are pursued in potential litigation relating to the protection of certain intellectual property rights, including some of our more profitable products, such as flattop chain. An adverse ruling in any such litigation could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We could face potential product liability claims relating to products we manufacture or distribute.

We may be subject to additional product liability claims in the event that the use of our products, or the exposure to our products or their raw materials is alleged to have resulted in injury or other adverse effects. We currently maintain product liability insurance coverage but we cannot assure you that we will be able to obtain such insurance on commercially reasonable terms in the future, if at all, or that any such insurance will provide adequate coverage against potential claims. Product liability claims can be expensive to defend and can divert the attention of management and other personnel for long periods of time, regardless of the ultimate outcome. An unsuccessful product liability defense could have a material adverse effect on our business, financial condition, results of operations or cash flows. In addition, our business depends on the strong brand reputation we have developed. In the event that this reputation is damaged as a result of a product liability claim, we may face difficulty in maintaining our pricing positions and market share with respect to some of our products which could have a material adverse effect on our business, financial condition, results of operations or cash flows. See “Business—Legal Proceedings.”

We, our customers and our shippers have unionized employees that may stage work stoppages which could seriously impact the profitability of our business.

As of March 31, 2008, we had approximately 7,400 employees, of whom approximately 5,300 were employed in the United States. Approximately 700 of our U.S. employees are represented by labor unions. The seven U.S. collective bargaining agreements to which we are a party will expire in August 2008, February 2009, December 2009, August 2010, September 2010, October 2010 and April 2012, respectively. Additionally, approximately 1,200 of our employees reside in Europe, where trade union membership is common. Although we believe that our relations with our employees are currently satisfactory, if our unionized workers were to engage in a strike, work stoppage or other slowdown in the future we could experience a significant disruption of our operations which could interfere with our ability to deliver products on a timely basis and could have other negative effects, such as decreased productivity and increased labor costs. Such negative effects could have a material adverse effect on our business, financial condition, results of operations or cash flows. In addition, if a greater percentage of our workforce becomes unionized, our business, financial condition, results of operations or cash flows could be affected in a material adverse manner. Many of our direct and indirect customers have unionized workforces. Strikes, work stoppages or slowdowns experienced by these customers or their suppliers could result in slowdowns or closures of assembly plants where our products are used. In addition, organizations responsible for shipping our products may be impacted by occasional strikes staged by the International Brotherhood of Teamsters or Teamsters Union. Any interruption in the delivery of our products could reduce demand for our products and could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We could incur substantial business interruptions as the result of an expansion of our People Soft platform.

We expect to continue an expansion of our People Soft platform during fiscal 2009 and 2010, utilizing a phased approach. This system expansion will affect certain domestic Power Transmission business units, replacing existing order entry, shipping and billing systems. If this expansion is unsuccessful, we could incur substantial business interruptions, including the inability to perform routine business transactions which could have a material adverse effect on our financial performance.

We may be unable to successfully realize all of the intended benefits from our past acquisitions, and we may be unable to identify or realize the intended benefits of other potential acquisition candidates.

We may be unable to realize all of the intended benefits of our recent acquisitions. As part of our business strategy, we will also evaluate other potential acquisitions, some of which could be material, and engage in discussions with acquisition candidates. We cannot assure you that suitable acquisition candidates will be identified and acquired in the future, that the financing of any such acquisition will be available on satisfactory terms, that we will be able to complete any such acquisition or that we will be able to accomplish our strategic objectives as a result of any such acquisition. Nor can we assure you that our acquisition strategies will be successfully received by customers or achieve their intended benefits. Often acquisitions are undertaken to improve the operating results of either or both of the acquirer and the acquired company and we cannot assure you that we will be successful in this regard. We will encounter various risks in acquiring other companies, including the possible inability to integrate an acquired business into our operations, diversion of management’s attention and unanticipated problems or liabilities, some or all of which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our future required cash contributions to our pension plans may increase.

Recent legislative changes have reformed funding requirements for underfunded pension plans. The revised statutes, among other things, increase the percentage funding target from 90% to 100% and require the use of a more current mortality table in the calculation of minimum yearly funding requirements. Our future required cash contributions to our U.S. defined benefit pension plans may increase based on the funding reform provisions that were enacted into law. In addition, if the returns on the assets of any of our pension plans were to decline in future periods, if the Pension Benefit Guaranty Corporation, or PBGC, requires additional contributions to any such plans as a result of our recent acquisitions or if other actuarial assumptions are modified, our future required cash contributions could increase. Any such increases could have a material and adverse effect on our business, financial condition, results of operations or cash flows.

The need to make these cash contributions may reduce the cash available to meet our other obligations, including our debt obligations with respect to our senior secured credit facilities, our senior notes and our senior subordinated notes, or to meet the needs of our business. In addition, the PBGC may terminate our defined benefit pension plans under limited circumstances, including in the event the PBGC concludes that its risk may increase unreasonably if such plans continue. In the event a plan is terminated for any reason while it is underfunded, we could be required to make an immediate payment to the PBGC of all or a substantial portion of such plan’s underfunding, as calculated by the PBGC based on its own assumptions (which might result in a larger pension obligation than that based on the assumptions we have used to fund such plan), and the PBGC could place a lien on material amounts of our assets.

Our historical financial information is not comparable to our current financial condition and results of operations because of our use of purchase accounting in connection with the Merger and the GA, Zurn and Falk acquisitions and due to the different basis of accounting used by the Company prior to the Merger.

It may be difficult for you to compare both our historical and future results. These acquisitions were accounted for utilizing the purchase method of accounting, which resulted in a new valuation for the assets and liabilities to their fair values. This new basis of accounting began on the date of the consummation of each transaction. Also, until our purchase price allocations are finalized for an acquisition (generally less than one year after the acquisition date), our allocation of the excess purchase price over the book value of the net assets acquired is considered preliminary and subject to future adjustment.

The calculation of Adjusted EBITDA pursuant to our senior secured credit facilities represents our actual historical covenant compliance calculations and permits certain estimates and assumptions that may differ materially from actual results.

Although Adjusted EBITDA is derived from our financial statements (pro forma or historical, as the case may be), the calculation of “EBITDA” pursuant to our senior secured credit facilities, which we have presented in this exhibit as Adjusted EBITDA, permits certain estimates and assumptions that may differ materially from actual results. For example, the determination of the adjustment attributable to inventory under absorption permits an estimate as to the decline in our inventory levels over historical amounts. In addition, the determination of fixed costs attributable to inventory and other similar costs permits certain assumptions.

Although our management believes these estimates and assumptions are reasonable, investors should not place undue reliance upon the calculation of Adjusted EBITDA given how it is calculated and the possibility that the underlying estimates and assumptions may ultimately not reflect actual results. In addition, our senior secured credit facilities permit us to adjust Adjusted EBITDA for items that would not meet the standards for inclusion in pro forma financial statements under Regulation S-X and other Securities and Exchange Commission (“SEC”) rules. Some of these adjustments may be too speculative to merit adjustment under Regulation S-X; however, our senior secured credit facilities would permit such adjustments for purposes of determining Adjusted EBITDA under the indentures and our senior secured credit facilities. As a result of these adjustments, we may be able to incur more debt or pay dividends or make other restricted payments in greater amounts that would otherwise be permitted without such adjustments.

Adjusted EBITDA is not a presentation made in accordance with GAAP, is not a measure of financial condition, liquidity or profitability and should not be considered as an alternative to net income (loss) determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures.

Apollo controls us and its interests may conflict with or differ from your interests as a stockholder.

After the consummation of the Parent offering, our equity sponsor, Apollo, will beneficially own approximately     % of our common stock, assuming the underwriters do not exercise their over-allotment option. If the underwriters exercise in full their over-allotment option, Apollo will beneficially own approximately     % of our common stock. As a result, Apollo has the power to elect all of our directors. Therefore, Apollo will have the ability to prevent any transaction that requires the approval of our board of directors or our stockholders, including the approval of significant corporate transactions such as mergers and the sale of substantially all of our assets. The directors elected by Apollo have the ability to control decisions affecting our corporate structure, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. The interests of Apollo could conflict with or differ from your interests as a holder of our common stock. For example, in March 2007, we entered into a credit agreement that provided $449.8 million in cash, which was used primarily to pay a special dividend to our shareholders as well as holders of fully vested rollover options. Furthermore, the concentration of ownership held by Apollo could delay, defer or prevent a change of control of the Company or impede a merger, takeover or other business combination which you as a stockholder may otherwise view favorably. Additionally, Apollo is in the business of making or advising on investments in companies it holds, and may from time to time in the future acquire, interests in or provide advice to businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. Apollo may also pursue acquisitions that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. A sale of a substantial number of shares of stock in the future by funds affiliated with Apollo could cause our stock price to decline. In addition, the significant concentration of share ownership may adversely affect the trading price of our common stock because investors often perceive disadvantages in owning shares in companies with controlling stockholders. So long as Apollo continues to own a significant amount of the outstanding shares of our common stock, it will continue to be able to strongly influence or effectively control our decisions.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2008:

•	on an actual basis; and

•	on a pro forma basis giving effect to the Parent offering and our expected use of the net proceeds of the Parent offering.

You should read this table in conjunction with our consolidated financial statements and the related notes, “Unaudited Pro Forma Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this exhibit.

	As of March 31, 2008
	Historical	Pro Forma
	(in millions)
Cash and cash equivalents	$156.3	$197.3	(7)

Debt
Term loans	$767.5	$767.5
Revolving credit facility (1)	—	—
Accounts receivable securitization program (2)	—	—
PIK toggle senior indebtedness due 2013 (3)	512.3	—
9.50% senior notes due 2014 (4)	803.3	803.3
8.875% senior notes due 2016	150.0	150.0
11.75% senior subordinated notes due 2016	300.0	270.0
10.125% senior subordinated notes due 2012	0.3	0.3
Other (5)	3.4	3.4

Total debt, including current portion	2,536.8	1,994.5
Stockholders’ equity:
Common stock, $0.01 par value; shares authorized; shares and shares issued (6)	0.2
Additional paid in capital	273.5
Retained earnings (deficit)	0.1
Accumulated other comprehensive income	—
Treasury stock at cost ( shares)	(0.7)

Total stockholders’ equity	273.1

Total capitalization	$2,809.9

(1)	There were no borrowings outstanding under this $150 million facility at March 31, 2008; however, $31 million of the total capacity of the facility was considered used to support outstanding letters of credit.

(2)	There were no borrowings outstanding under this $100 million program at March 31, 2008. Borrowings are collateralized by receivables purchased by Rexnord Funding LLC.

(3)	Includes unamortized original issue discount of $7.5 million at March 31, 2008.

(4)	Includes unamortized bond issue premium of $8.3 million at March 31, 2008.

(5)	Primarily consists of debt of various foreign subsidiaries.

(6)	We expect to complete a for one stock split of our common stock prior to the completion of the Parent offering. All share amounts have been retroactively adjusted to give effect of this stock split.

(7)	Includes $41.0 million of net proceeds of the Parent offering expected to remain after the repayment of a portion of our indebtedness, which will be used for general corporate purposes.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information is based on the historical consolidated financial statements and shows the effect of the Parent offering and the use of a portion of the net proceeds to repay $             million of the outstanding PIK toggle senior indebtedness due 2013 of Rexnord Holdings and redeem $30 million of the 11.75% senior subordinated notes due 2016 of RBS Global as if it had occurred on April 1, 2007, in the case of the unaudited pro forma condensed consolidated statement of income, and on March 31, 2008, in the case of the unaudited pro forma condensed consolidated balance sheet.

The unaudited pro forma condensed consolidated statement of income includes pro forma adjustments that we believe are (i) directly attributable to the offering and the use of a portion of the net proceeds to repay a portion of our indebtedness, (ii) factually supportable and (iii) expected to have a continuing impact on the consolidated results. Pro forma adjustments were made to reflect:

•	the decrease in interest expense resulting from the repayment of a portion of our indebtedness; and

•	the income tax effect of the decrease in interest expense.

The unaudited pro forma condensed consolidated balance sheet includes pro forma adjustments that we believe are (i) directly attributable to the offering and the use of a portion of the net proceeds to repay a portion of our indebtedness and (ii) factually supportable. Pro forma adjustments were made to reflect:

•	the decrease in indebtedness and related accrued interest assuming repayment;

•	the write-off of unamortized deferred financing fees and original issue discount as of March 31, 2008 related to the indebtedness assumed to be repaid;

•	an adjustment to retained earnings to reflect the above write-offs and the premiums paid on the early termination of our indebtedness, all net of the estimated income tax effect; and

•

an increase in cash which represents the portion of the net proceeds of the Parent offering remaining after the repayment of a portion of our indebtedness, which is expected to be used for general corporate purposes.

We believe that the assumptions used to derive the unaudited pro forma condensed consolidated statement of income and the unaudited pro forma condensed consolidated balance sheet are reasonable given the information available; however, such assumptions are subject to change and the effect of any such change could be material. The unaudited pro forma condensed consolidated financial information should be read in conjunction with “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The unaudited pro forma condensed consolidated statement of income is presented for information purposes only and is not intended to represent or be indicative of the consolidated results of operations that we would have reported as of the date indicated or what such results will be for future periods, and such information does not purport to project the results of operations for any future period.

REXNORD HOLDINGS, INC.

UNAUDITED PRO FORMA STATEMENT OF INCOME

FOR THE YEAR ENDED MARCH 31, 2008

(in millions)

	Historical	Pro Forma Adjustments (1)		Pro Forma
	(Unaudited)
Net sales	$1,853.5	$—		$1,853.5
Cost of sales	1,250.4	—		1,250.4

Gross profit	603.1	—		603.1
Selling, general and administrative expenses	312.2	—		312.2
Loss on divestiture	11.2	—		11.2
Gain on Canal Street facility accident, net	(29.2)	—		(29.2)
Amortization of intangible assets	49.9	—		49.9

Income from operations	259.0	—		259.0
Non-operating expense:
Interest expense, net	(254.3)	66.1	(2)	(188.2)
Other expense, net	(5.3)	—		(5.3)

Income (loss) before income taxes	(0.6)	66.1		65.5
Provision (benefit) for income taxes	(0.9)	23.2	(3)	22.3

Net income	$0.3	$42.9		$43.2

See the following notes.

REXNORD HOLDINGS, INC.

UNAUDITED PRO FORMA BALANCE SHEET

MARCH 31, 2008

(in millions)

	Historical	Pro forma Adjustments		Pro forma(10)
	(Unaudited)
Assets
Current assets:
Cash	$156.3	$41.0	(9)	$197.3
Receivables, net	288.5	—		288.5
Inventories, net	370.3	—		370.3
Other current assets	35.0	—		35.0

Total current assets	850.1	41.0		891.1

Property, plant and equipment, net	443.3	—		443.3
Intangible assets, net	883.9	—		883.9
Goodwill	1,331.7	—		1,331.7
Insurance for asbestos claims	134.0	—		134.0
Pension assets	101.8	—		101.8
Other assets	81.5	(7.4	)(4)	74.1

Total assets	$3,826.3	$33.6		$3,859.9

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$2.9	$—		$2.9
Trade payables	178.6	—		178.6
Income taxes payable	4.8	—		4.8
Deferred income taxes	11.7	—		11.7
Compensation and benefits	71.3	—		71.3
Current portion of pension obligations	3.0	—		3.0
Current portion of postretirement benefit obligations	3.6	—		3.6
Interest payable	31.3	(4.7	)(5)	26.6
Other current liabilities	95.8	—		95.8

Total current liabilities	403.0	(4.7)		398.3

Long-term debt	2,533.9	(542.3	)(5)	1,991.6
Pension obligations	69.0	—		69.0
Postretirement benefit obligations	49.5	—		49.5
Deferred income taxes	294.6	(8.3	)(7)	286.3
Reserve for asbestos claims	134.0	—		134.0
Other liabilities	69.2	—		69.2

Total liabilities	3,553.2	(555.3)		2,997.9

Stockholders’ equity:
Common stock, $0.01 par value; shares authorized; shares and shares issued	0.2	—		0.2
Additional paid in capital	273.5	604.2	(6)	877.7
Retained earnings (accumulated deficit)	0.1	(15.3	)(7)	(15.2)
Accumulated other comprehensive income	—	—		—
Treasury stock at cost ( shares)	(0.7)	—		(0.7)

Total stockholders’ equity	273.1	588.9	(8)	862.0

Total liabilities and stockholders’ equity	$3,826.3	$33.6		$3,859.9

See the following notes.

REXNORD HOLDINGS, INC.

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

(1)	Nonrecurring charges of $15.3 million, net of tax will be recorded for the early termination of our indebtedness. These nonrecurring charges have not been included in this pro forma income statement.

(2)	Represents the interest expense adjustments assuming the transactions occurred at April 1, 2007:

Reduction in interest expense and amortization of deferred financing costs related to:

PIK toggle senior indebtedness due 2013	$62.5
11.75% Senior subordinated notes due 2016	3.6

$66.1

(3)	Represents the estimated tax effect resulting from the pro forma adjustments at a statutory tax rate of 35.1%.

(4)	Represents the write-off of remaining unamortized deferred financing costs associated with the original debt issuance.

PIK toggle senior indebtedness due 2013	$6.7
11.75% senior subordinated notes due 2016	0.7

Total	$7.4

(5)	Represents the repayment of long-tem debt and the payment of accrued interest with a portion of the net proceeds from the Parent offering. Further represents the write-off of remaining unamortized original issue discount.

PIK toggle senior indebtedness due 2013		$(519.8)
11.75% senior subordinated notes due 2016		(30.0)

Subtotal (face value of debt retired)	Subtotal	(549.8)
Unamortized original issue discount written off		7.5

	Total	$(542.3)

Accrued interest at March 31, 2008 assumed paid	Total	$(4.7)

(6)	Represents the net proceeds from the proposed Parent offering.

(7)	Represents the impact on retained earnings related to the early repayment of debt, net of tax.

Balance sheet adjustments:
Write-off unamortized deferred financing fees		$(7.4)
Write-off unamortized original issue discount		(7.5)

	Subtotal	(14.9)
Premiums on early retirement of debt		(8.7)

	Subtotal	(23.6)
Tax effect at 35.1% statutory rate		8.3

	Total	$(15.3)

(8)	Represents the net change in equity related to the Parent offering and debt repayments.

(9)	Represents the portion of the net proceeds of the Parent offering remaining after the repayment of a portion of our indebtedness, which will be used for general corporate purposes.

(10)	The pro forma balance sheet data reflects the balance sheet data as of March 31, 2008, adjusted for the Parent offering and the use of the proceeds assuming the purchase of the maximum principal amount of the PIK toggle senior indebtedness due 2013 of Rexnord Holdings, Inc. and the redemption of $30.0 million of the 11.75% senior subordinated notes due 2016 of RBS Global out of the net proceeds from the Parent offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of results of operations and financial condition covers periods prior to the consummation of the Merger and the GA and Zurn acquisitions. Our financial performance includes: (i) GA from February 1, 2008 through March 31, 2008; (ii) Zurn from February 8, 2007 through March 31, 2008 and (iii) the impact of the Merger from July 22, 2006 through March 31, 2008. Accordingly, the discussion and analysis of historical periods does not fully reflect the significant impact that the Merger and the GA and Zurn transactions had, and will have on us, including significantly increased liquidity requirements. You should read the following discussion of our results of operations and financial condition with the “Unaudited Pro Forma Financial Information.” This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this exhibit. Actual results may differ materially from those contained in any forward-looking statements. See “Cautionary Notice Regarding Forward-Looking Statements” found elsewhere in this exhibit.

The information contained in this section is provided as a supplement to the audited consolidated financial statements and the related notes included elsewhere in this exhibit to help provide an understanding of our financial condition, changes in our financial condition and results of our operations. This section is organized as follows:

Company Overview. This section provides a general description of our business as well as recent developments that we believe are necessary to understand our financial condition and results of our operations and to anticipate future trends in our business.

Critical Accounting Estimates. This section discusses the accounting policies and estimates that we consider to be important to our financial condition and results of operations and that require significant judgment and estimates on the part of management in their application.

Results of Operations. This section provides an analysis of our results of operations for our fiscal years ended March 31, 2006, 2007 and 2008, in each case as compared to the prior year’s performance.

Liquidity and Capital Resources. This section provides an analysis of our cash flows for our fiscal years ended March 31, 2007 and 2008, as well as a discussion of our indebtedness and its potential effects on our liquidity.

Tabular Disclosure of Contractual Obligations. This section provides a discussion of our commitments as of March 31, 2008.

Quantitative and Qualitative Disclosures about Market Risk. This section discusses our exposure to potential losses arising from adverse changes in interest rates and commodity prices.

Recent Accounting Pronouncements. This section describes new accounting requirements that we have not yet adopted but that could potentially impact our results of operations and financial position.

Overview

General

We believe we are a leading diversified, multi-platform industrial company strategically well positioned within the markets and industries we serve. Currently, our business is comprised of two strategic platforms: (i) Power Transmission, which produces gears, couplings, industrial bearings, aerospace bearings and seals, flattop, special components and industrial chain and conveying equipment, and (ii) Water Management, which produces professional grade specification plumbing, water treatment and waste water control products. Our strategy is to build the Company around multi-billion dollar, global strategic platforms that participate in end markets with above average growth characteristics where we are, or have the opportunity to become, the industry leader. We have successfully completed and integrated several acquisitions and expect to continue to pursue strategic acquisitions within our existing platforms that will expand our geographic presence, broaden our product lines and allow us to move into adjacent markets. Over time, we anticipate adding additional strategic platforms to our company. We believe that we have the broadest portfolio of highly engineered, mission and project critical Power Transmission products in the industrial and aerospace end markets, including gears, couplings, industrial bearings, flattop, aerospace bearings and seals, special components and industrial chain. Our Power Transmission products are used in the plants and equipment of companies in diverse end market industries, including aerospace, cement and aggregates, construction, energy, food and beverages and forest and wood products. Our Power Transmission products are either incorporated into products sold by OEMs or sold to end users through industrial distributors as aftermarket products. We have a significant installed base of Power Transmission products comprised primarily of components that are consumed or worn out in use and that have a predictable replacement cycle. Our Water Management platform is a leader in the multi-billion dollar, specification-driven, non-residential construction market for water management products, and, with the recent acquisition of GA, we have gained entry into the municipal water and wastewater treatment markets. Although our results of operations are dependent on general economic conditions, we believe our significant installed base generates aftermarket sales that may partially mitigate the impact of economic downturns on our results of operations. Due to the similarity of our products across our portfolio of products, historically we have not experienced significant changes in gross margins due to changes in sales product mix or sales channel mix.

The Sale of Rexnord SAS

In March 28, 2008, we sold a French subsidiary, Rexnord SAS, to members of that company’s local management team for €1 (one Euro), subject to a customary post-close working capital adjustment. Rexnord SAS was a wholly owned subsidiary located in Raon, France with approximately 140 employees. This entity occupied a 217,000 square foot manufacturing facility that supported portions of our European Power Transmission business. In connection with the sale, we recorded a pretax loss on divestiture of approximately $11.2 million (including transaction costs), which was recognized in our fourth quarter of our fiscal year ended March 31, 2008. Also as part of the transaction, we signed a supplemental commercial agreement defining the prospective commercial relationship between us and the divested entity (“PTP Industry”). Through this agreement, we maintain direct access to key regional distributors and in return have agreed to purchase from PTP Industry certain locally manufactured coupling product lines and components to serve our local customer base. The divestiture is not expected to have a material impact on our overall capabilities or the results of our operations.

The GA Acquisition

On January 31, 2008, we utilized existing cash balances to purchase GA Industries, Inc., or GA, for $73.7 million, net of $3.2 million of cash acquired. This acquisition expanded our Water Management platform into the water and wastewater markets, specifically in municipal, hydropower and industrial environments. GA Industries, Inc. is comprised of GA Industries and Rodney Hunt Company, Inc. GA Industries is a manufacturer of automatic control valves, check valves and air valves. Rodney Hunt Company, Inc., its wholly owned subsidiary at the time of closing, is a leader in the design and manufacturer of butterfly valves, sluice/slide gates, cone valves and actuation systems. Our results and financial statements for our fiscal year ended March 31, 2008, include GA for the period from February 1, 2008 through March 31, 2008.

The Zurn Acquisition

On February 7, 2007, we acquired Zurn from an affiliate of Apollo for a cash purchase price of $942.5 million, including transaction costs. The purchase price was financed through an equity investment by Apollo and its affiliates of approximately $282.0 million and debt financing of approximately $669.3 million, consisting of (i) $319.3 million of 9.50% senior notes due 2014 (including a bond issue premium of $9.3 million), (ii) $150.0 million of 8.875% senior notes due 2016 and (iii) $200.0 million of borrowings under existing senior secured credit facilities. This acquisition created a new strategic water management platform. Zurn is a leader in the multi-billion dollar non-residential construction and replacement market for plumbing fixtures and fittings. It designs and manufactures plumbing products used in commercial and industrial construction, renovation and facilities maintenance markets in North America and holds a leading market position across most of its businesses. Our results and financial statements for our fiscal year ended March 31, 2007 include Zurn for the period from February 8, 2007 through March 31, 2007.

The Merger and Related Financing

On July 21, 2006, certain affiliates of Apollo and management purchased RBS Global, Inc. from The Carlyle Group for approximately $1.825 billion, excluding transaction fees, through the Merger. The Merger was financed with (i) $485.0 million of 9.50% senior notes due 2014, (ii) $300.0 million of 11.75% senior subordinated notes due 2016, (iii) $645.7 million of borrowings under new senior secured credit facilities (consisting of a seven-year $610.0 million term loan facility and $35.7 million of borrowings under a six-year $150.0 million revolving credit facility) and (iv) $475.0 million of equity contributions (consisting of a $438.0 million cash contribution from Apollo and $37.0 million of rollover stock and stock options held by management participants). The proceeds from the Apollo cash contribution and the new financing arrangements, net of related debt issuance costs, were used to (i) purchase RBS Global from its then existing shareholders for $1,018.4 million, including transaction costs; (ii) repay all outstanding borrowings under RBS Global’s previously existing credit agreement as of the Merger Date, including accrued interest; (iii) repurchase substantially all of our $225.0 million of 10.125% senior subordinated notes outstanding as of the Merger Date pursuant to a tender offer, including accrued interest and tender premium; and (iv) pay certain seller-related transaction costs.

The Falk Acquisition

On May 16, 2005, we acquired The Falk Corporation, or Falk, from Hamilton Sundstrand, a division of United Technologies Corporation, for $301.3 million ($306.2 million purchase price including transaction related expenses, net of cash acquired of $4.9 million) and the assumption of certain liabilities. The acquisition of Falk was funded by a $312.0 million term loan and was accounted for using the purchase method of accounting. During fiscal 2006, the allocation of the Falk purchase price to identifiable assets acquired and liabilities assumed resulted in the recording of $95.3 million of goodwill.

Canal Street Facility Accident and Recovery

On December 6, 2006, we experienced an explosion at our primary gear manufacturing facility (“Canal Street”), in which three employees lost their lives and approximately 45 employees were injured. Canal Street is comprised of over 1.1 million square feet among several buildings and employed approximately 750 associates prior to the accident. The accident resulted from a leak in an underground pipe related to a backup propane gas system that was being tested. The explosion destroyed approximately 80,000 square feet of warehouse, storage and non-production buildings and damaged portions of other production areas. The Canal Street facility manufactures portions of our gear product line and, to a lesser extent, our coupling product line. Our core production capabilities were substantially unaffected by the accident. As of the end of the second quarter of fiscal 2008, production at the Canal Street facility had returned to pre-accident levels. Throughout our fiscal year ended March 31, 2008, approximately $11.2 million of capital expenditures have been made in connection with the reconstruction of the facility. The reconstruction efforts were substantially complete as of March 31, 2008.

We have substantial property, casualty, liability, workers’ compensation and business interruption, or BI, insurance. The property, casualty and BI insurance provides coverage of up to $2.0 billion per incident. The aggregate amount of deductibles under all insurance coverage is $1.0 million. In addition to our insurance deductibles, we have and may continue to incur certain other incremental and non-reimbursable out-of-pocket expenses as a result of the explosion. For the period from December 6, 2006 (the date of loss) through March 31, 2008, we have recorded recoveries from our insurance carriers totaling $71.4 million, of which $50.4 million has been allocated to recoveries under property and casualty insurance policies and $21.0 million of which has been allocated to recoveries under BI insurance policies.

On December 5, 2007, we finalized our property, casualty and BI claims with our property insurance carrier. Accordingly, no additional insurance proceeds related to such property, casualty and BI coverage are expected in future periods. As of March 31, 2008, we and our insurance carrier continue to manage ongoing general liability and workers’ compensation claims. Management believes that the limits of applicable coverage will be in excess of the losses incurred. Additionally, we have established a reserve to provide for the payment of legal defense fees incurred in relation to the accident, which may not be covered by insurance. Further, management does not believe that there will be any long-term negative implications to our gear product line as a result of the accident nor do we expect to experience any material adverse impact to liquidity, cash or our leverage profile as a result of the accident.

For the period from December 6, 2006 through March 31, 2007, our fiscal year ended March 31, 2008 and the accident to-date period from December 6, 2006 through March 31, 2008, we have recorded the following (gains)/losses related to this incident (in millions):

			Accident to-date
	Period from December 6, 2006 through March 31, 2007	Year Ended March 31, 2008	Period from December 6, 2006 through March 31, 2008
Insurance deductibles	$1.0	$—	$1.0
Professional services	1.8	(0.1)	1.7
Clean-up and restoration expenses	18.3	5.0	23.3
Non-cash asset impairments:
Inventories	7.1	0.3	7.4
Property, plant and equipment, net	2.6	—	2.6
Other	0.2	—	0.2

Subtotal prior to property and casualty insurance recoveries	31.0	5.2	36.2
Less property and casualty insurance recoveries	(27.0)	(23.4)	(50.4)

Subtotal prior to business interruption insurance recoveries	4.0	(18.2)	(14.2)
Less business interruption insurance recoveries	(10.0)	(11.0)	(21.0)

Gain on Canal Street facility accident, net	$(6.0)	$(29.2)	$(35.2)

Summary of total insurance recoveries:
Total property, casualty and business interruption insurance recoveries	$37.0	$34.4	$71.4

Recovery Under Continued Dumping and Subsidy Offset Act (“CDSOA”)

The U.S. government has eight anti-dumping duty orders in effect against certain foreign producers of ball bearings exported from six countries, tapered roller bearings from China and spherical plain bearings from France. The foreign ball bearing producers are located in France, Germany, Italy, Japan, Singapore and the United Kingdom. We are a producer of ball bearing products in the United States. The CDSOA provides for distribution of monies collected by Customs and Border Protection, or CBP, from anti-dumping cases to qualifying producers, on a pro rata basis, where the domestic producers have continued to invest their technology, equipment and people in products that were the subject of the anti-dumping orders. As a result of providing relevant information to CBP regarding historical manufacturing, personnel and development costs for the calendar years 2006 and 2007 and prior, we received $8.8 million and $1.4 million, our pro rata share of the total CDSOA distribution, during the period from July 22, 2006 through March 31, 2007 and our fiscal year ended March 31, 2008, respectively, which is included in other income (expense), net on the consolidated statement of operations.

In February 2006, U.S. legislation was enacted which ended CDSOA distributions for imports covered by anti-dumping duty orders entering the U.S. after September 30, 2007. Because monies were collected by CBP until September 30, 2007 and for prior year entries, we may receive some additional distributions; however, because of pending cases, 2006 legislation, and the administrative operation of law, we cannot reasonably estimate the amount of CDSOA distributions we will receive in future years, if any.

Financial Statement Presentation

The following paragraphs provide a brief description of certain items and accounting policies that appear in our financial statements and general factors that impact these items.

As described above, the Merger occurred on July 21, 2006, and created a new basis of accounting for the Company. In this management’s discussion and analysis, our results from July 22, 2006, through March 31, 2007 are combined with Predecessor results for the period from April 1, 2006 through July 21, 2006, with the result being referred to as our fiscal year ended March 31, 2007. GAAP does not allow for such a combination of predecessor and successor financial results; however, we believe the combined results provide information that is useful in evaluating our financial performance. The combined financial information is the result of merely adding the predecessor and successor results and does not include any pro forma assumptions or adjustments.

Net Sales. Net sales represent gross sales less deductions taken for sales returns and allowances and incentive rebate programs.

Cost of Sales. Cost of sales includes all costs of manufacturing required to bring a product to a ready for sale condition. Such costs include direct and indirect materials, direct and indirect labor costs, including fringe benefits, supplies, utilities, depreciation, insurance, pension and postretirement benefits, information technology costs and other manufacturing related costs.

The largest component of our cost of sales is cost of materials, which represented approximately 38% of net sales in fiscal 2008. The principal materials used in our Power Transmission manufacturing processes are commodities that are available from numerous sources and include sheet, plate and bar steel, castings, forgings, high-performance engineered plastics and a wide variety of other components. Within our Water Management platform, we purchase a broad range of materials and components throughout the world in connection with our manufacturing activities. Major raw materials and components include bar steel, brass, castings, copper, forgings, high-performance engineered plastic, plate steel, resin, sheet plastic and zinc. We have a strategic sourcing program to significantly reduce the number of direct and indirect suppliers we use and to lower the cost of purchased materials.

The next largest component of our cost of sales is direct and indirect labor, which represented approximately 16% of net sales in fiscal 2008. Direct and indirect labor and related fringe benefit costs are susceptible to inflationary trends.

Selling, General and Administrative Expenses. Selling, general and administrative expenses primarily includes sales and marketing, finance and administration, engineering and technical services and distribution. Our major cost elements include salary and wages, fringe benefits, pension and postretirement benefits, insurance, depreciation, advertising, travel and information technology costs.

Critical Accounting Estimates

The methods, estimates and judgments we use in applying our critical accounting policies have a significant impact on the results we report in our consolidated financial statements. We evaluate our estimates and judgments on an on-going basis. We base our estimates on historical experience and on assumptions that we believe to be reasonable under the circumstances. Our experience and assumptions form the basis for our judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may vary from what we anticipate and different assumptions or estimates about the future could change our reported results. Within the context of these critical accounting policies, we are not currently aware of any reasonably likely event that would result in materially different amounts being reported.

We believe the following accounting policies are the most critical to us in that they are important to our financial statements and they require our most difficult, subjective or complex judgments in the preparation of our consolidated financial statements.

Revenue Recognition

Sales are recorded upon transfer of title of product, which occurs upon shipment to the customer. Because we enter into sales rebate programs with some of our customers, which require us to make rebate payments to them from time to time, we estimate amounts due under these sales rebate programs at the time of shipment. Net sales relating to any particular shipment are based upon the amount invoiced for the shipped goods less estimated future rebate payments and sales returns. These rebates are primarily volume-based and are estimated based upon our historical experience. Revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known to us. The value of returned goods during fiscal 2006, 2007 and 2008 was less than 1.3% of net sales in each such year. Other than our standard product warranty, there are no post-shipment obligations.

Inventory

We value inventories at the lower of cost or market. Cost of certain domestic inventories are determined on a last-in, first-out (LIFO) basis. Cost of the remaining domestic inventories and all foreign inventories are determined on a first-in, first-out (FIFO) basis. The valuation of inventories includes variable and fixed overhead costs and requires management estimates to determine the amount of overhead variances to capitalize into inventories. We capitalize overhead variances into inventories based on estimates of related cost drivers, which are generally either raw material purchases or standard labor.

In some cases we have determined a certain portion of our inventories are excess or obsolete. In those cases, we write down the value of those inventories to their net realizable value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required. The total write-down of inventories charged to expense was $4.9 million, $4.9 million, and $8.4 million during fiscal 2006, 2007 and 2008, respectively.

Impairment of Intangible Assets and Tangible Fixed Assets

Our intangible assets and tangible fixed assets are held at historical cost, net of depreciation and amortization, less any provision for impairment. Tangible fixed assets are depreciated to their residual values on a straight-line basis over their estimated useful lives as follows:

Land	No depreciation
Buildings and improvements	10 to 30 years
Machinery and equipment	5 to 10 years
Computer hardware and software	3 to 5 years

An impairment review of intangible or tangible fixed assets is performed if an indicator of impairment, such as an operating loss or cash outflow from operating activities or a significant adverse change in the business or market place, exists. Estimates of future cash flows used to test the asset for impairment are based on current operating projections extended to the useful life of the asset group and are, by their nature, subjective.

Our recorded goodwill is not amortized but is tested annually for impairment using a discounted cash flow analysis. As of March 31, 2008, there was no impairment recorded for any reporting unit.

We expect to recognize amortization expense on the intangible assets subject to amortization of $49.6 million in the each of the next three fiscal years, $49.5 million in fiscal 2012 and $48.8 million in the fiscal 2013.

Retirement Benefits

We have significant pension and post-retirement benefit income and expense and assets/liabilities that are developed from actuarial valuations. These valuations include key assumptions regarding discount rates, expected return on plan assets, mortality rates, merit and promotion increases and the current health care cost trend rate. We consider current market conditions in selecting these assumptions. Changes in the related pension and post-retirement benefit income/costs or assets/liabilities may occur in the future due to changes in the assumptions and changes in asset values.

Future changes in the assumptions underlying our pension valuations, including those that arise as a result of declines in equity markets and interest rates, could result in reductions in pension income which could negatively affect our consolidated results of operations in future periods.

As of March 31, 2008, we had pension plans with a combined projected benefit obligation of $617.5 million compared to plan assets of $647.1 million. While our combined domestic pension plans are over-funded, approximately $49.4 million of the above projected benefit obligation is from plans of our German subsidiaries where such plans are typically not funded.

The obligation for postretirement benefits other than pension also is actuarially determined and is affected by assumptions including the discount rate and expected future increase in per capita costs of covered postretirement health care benefits. Changes in the discount rate and differences between actual and assumed per capita health care costs may affect the recorded amount of the expense in future periods.

Income Taxes

We are subject to income taxes in the United States and numerous foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes and recording the related deferred tax assets and liabilities.

We assess our income tax positions and record tax liabilities for all years subject to examination based upon management’s evaluation of the facts and circumstances and information available at the reporting dates. For those income tax positions where it is more-likely-than-not that a tax benefit will be sustained upon the conclusion of an examination, we have recorded the largest amount of tax benefit having a cumulatively greater than 50% likelihood of being realized upon ultimate settlement with the applicable taxing authority, assuming that it has full knowledge of all relevant information. For those tax positions which do not meet the more-likely-than-not threshold regarding the ultimate realization of the related tax benefit, no tax benefit has been recorded in the financial statements. In addition, we have provided for interest and penalties, as applicable, and record such amounts as a component of the overall income tax provision.

We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, net operating losses, tax credit and other carryforwards. We regularly review our deferred tax assets for recoverability and establish a valuation allowance based on historical losses, projected future taxable income and the expected timing of the reversals of existing temporary differences. As a result of this review, we have established a valuation allowance against substantially all of our deferred tax assets relating to foreign loss carryforwards and a partial valuation allowance against our deferred tax assets relating to certain state net operating loss and foreign tax credit carryforwards.

Commitments and Contingencies

We are subject to proceedings, lawsuits and other claims related to environmental, labor, product and other matters. We are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. We determine the amount of reserves needed, if any, for each individual issue based on our professional knowledge and experience and discussions with legal counsel. The required reserves may change in the future due to new developments in each matter, the ultimate resolution of each matter or changes in approach, such as a change in settlement strategy, in dealing with these matters.

Through recent acquisitions, we have assumed presently recorded and potential future liabilities relating to product liability, environmental and other claims. We have recorded reserves for claims related to these obligations when appropriate and, on certain occasions, have obtained the assistance of an independent actuary in the determination of those reserves. If actual experience deviates from our estimates, we may need to record adjustments to these liabilities in future periods.

Warranty Reserves

Reserves are recorded on our consolidated balance sheets to reflect our contractual liabilities relating to warranty commitments to our customers. We provide warranty coverage of various lengths and terms to our customers depending on standard offerings and negotiated contractual agreements. We record an estimate for warranty expense at the time of sale based on historical warranty return rates and repair costs. Should future warranty experience differ materially from our historical experience, we may be required to record additional warranty reserves which could have a material adverse effect on our results of operations in the period in which these additional reserves are required.

Environmental Liabilities

We accrue an estimated liability for each environmental matter when the likelihood of an unfavorable outcome is probable and the amount of loss associated with such unfavorable outcome is reasonably estimable. We presume that a matter is probable of an unfavorable outcome if (a) litigation has commenced or a claim has been asserted or if commencement of litigation or assertion of a claim is probable and (b) if we are somehow associated with the site. In addition, if the reporting entity has been named as a Potentially Responsible Party, or PRP, an unfavorable outcome is presumed.

Estimating environmental remediation liabilities involves an array of issues at any point in time. In the early stages of the process, cost estimates can be difficult to derive because of uncertainties about a variety of factors. For this reason, estimates developed in the early stages of remediation can vary significantly; and, in many cases, early estimates later require significant revision. The following are some of the factors that are integral to developing cost estimates:

•	The extent and types of hazardous substances at a site;

•	The range of technologies that can be used for remediation;

•	Evolving standards of what constitutes acceptable remediation; and

•	The number and financial condition of other PRPs and the extent of their responsibility for the remediation.

An estimate of the range of an environmental remediation liability typically is derived by combining estimates of various components of the liability, which themselves are likely to be ranges. At the early stages of the remediation process, particular components of the overall liability may not be reasonably estimable. This fact does not preclude our recognition of a liability. Rather, the components of the liability that can be reasonably estimated are viewed as a surrogate for the minimum in the range of our overall liability. Estimated legal and consulting fees are included as a component of our overall liability.

Asbestos Claims and Insurance for Asbestos Claims

As noted in note 18 to our consolidated financial statements, certain Water Management subsidiaries are subject to asbestos litigation. As a result, we have recorded a liability for pending and potential future asbestos claims, as well as a receivable for insurance coverage of such liability. The valuation of our potential asbestos liability was based on the number and severity of future asbestos claims, future settlement costs, and the effectiveness of defense strategies and settlement initiatives.

The present estimate of our asbestos liability assumes (i) our continuous vigorous defense strategy will remain effective; (ii) new asbestos claims filed annually against Zurn will decline modestly through the next ten years; (iii) the values by disease will remain consistent with past experience and (iv) our insurers will continue to pay defense costs without eroding the coverage amounts of our insurance policies. Our potential asbestos liability could be adversely affected by changes in law and other factors beyond our control. Further, while our current asbestos liability is based on an estimate of claims through the next ten years, such liability may continue beyond that time period and such liability could be substantial.

We estimate that our available insurance to cover our potential asbestos liability as of the end of fiscal 2008 is greater than our potential asbestos liability. This conclusion was reached after considering our experience in asbestos litigation, the insurance payments made to date by our insurance carriers, existing insurance policies, the industry ratings of the insurers and the advice of insurance coverage counsel with respect to applicable insurance coverage law relating to the terms and conditions of those policies. We used these same considerations when evaluating the recoverability of our receivable for insurance coverage of potential asbestos claims.

Results of Operations

Financial information for our fiscal year ended March 31, 2007, combines our results from July 22, 2006 through March 31, 2007 with the results of RBS Global, our predecessor for the period from April 1, 2006 through July 21, 2006, which is the date RBS Global was acquired by affiliates of Apollo through a merger with a wholly-owned subsidiary of Chase Acquisition I, Inc., a wholly-owned subsidiary of Rexnord Holdings. The financial information for the period prior to the merger is presented for comparative purposes. The combined financial information for the period after the merger is the result of merely adding the predecessor and successor results, is not consistent with GAAP and does not include any pro forma assumptions or adjustments. Our fiscal year is the year ending March 31 of the corresponding calendar year. For example, our fiscal year 2008, or fiscal 2008, means the period from April 1, 2007 to March 31, 2008.

	Fiscal Year 2006	Fiscal Year 2007			Fiscal Year 2008
	Predecessor	Predecessor	Successor	Combined
	Period from April 1, 2005 through March 31, 2006	Period from April 1, 2006 through July 21, 2006	Period from July 22, 2006 through March 31, 2007	Period from April 1, 2006 through March 31, 2007	Period from April 1, 2007 through March 31, 2008
Net sales	$1,081.4	$334.2	$921.5	$1,255.7	$1,853.5
Cost of sales	742.3	237.7	628.2	865.9	1,250.4

Gross profit	339.1	96.5	293.3	389.8	603.1
% of net sales	31.4%	28.9%	31.8%	31.0%	32.5%
Selling, general and administrative expenses	187.8	63.1	159.3	222.4	312.2
Restructuring and other similar costs	31.1	—	—	—	—
(Gain) loss on Canal Street facility accident, net	—	—	(6.0)	(6.0)	(29.2)
Loss on Divestitures, net	—	—	—	—	11.2
Transaction-related costs	—	62.7	—	62.7	—
Amortization of intangible assets	15.7	5.0	26.9	31.9	49.9

Income (loss) from operations	104.5	(34.3)	113.1	78.8	259.0
% of net sales	9.7%	-10.3%	12.3%	6.3%	14.0%
Non-operating income (expense):
Interest expense, net	(61.5)	(21.0)	(109.8)	(130.8)	(254.3)
Other (expense) income, net	(3.8)	(0.4)	5.7	5.3	(5.3)

Income (loss) before income taxes	39.2	(55.7)	9.0	(46.7)	(0.6)
Provision (benefit) for income taxes	16.3	(16.1)	9.2	(6.9)	(0.9)

Net income (loss)	$22.9	$(39.6)	$(0.2)	$(39.8)	$0.3

Fiscal Year Ended March 31, 2008 Compared with the Fiscal Year Ended March 31, 2007

Net Sales. Net sales in fiscal 2008 were $1,853.5 million, an increase of $597.8 million or 47.6%, from fiscal 2007 net sales of $1,255.7 million. This year over year net sales growth was primarily the result of both the Zurn acquisition as well as strong organic growth within the Power Transmission platform and the recovery from the Canal Street facility accident. The majority of the sales growth was driven by acquisitions (Zurn and GA), which accounts for $441.7 million of the year-over-year increase. Power Transmission net sales in fiscal 2008 also grew $156.1 million or 13.2% versus last fiscal year. The Power Transmission net sales growth was largely driven by strength in our industrial products end markets of mining, energy, aggregates, aerospace and cement as well as the recovery of our Canal Street facility. It is estimated that sales from our Canal Street facility were adversely impacted by approximately $4.5 to $6.5 million in fiscal 2008 and by $37.0 to $46.0 million in fiscal 2007 as a result of the explosion. Foreign currency fluctuations also favorably impacted Power Transmission net sales by approximately $40.0 million during fiscal 2008 as the Euro, and other currencies, strengthened against the U.S. dollar compared to the prior period.

Cost of Sales. Cost of sales in fiscal 2008 was $1,250.4 million, an increase of $384.5 million or 44.4%, from fiscal 2007 cost of sales of $865.9 million. The majority of the increase was directly attributable to acquisitions (Zurn and GA), which accounted for $284.2 million of the year over year increase. Power Transmission cost of sales increased $100.3 million or 12.2%, which was due primarily to the higher net sales between periods. Additional items unfavorably impacting Power Transmission cost of sales in fiscal 2008 relative to fiscal 2007 included: (i) a $2.8 million reduction in a net benefit recorded as a result of a change in the our vacation policy in fiscal 2007; (ii) $2.7 of severance recorded in connection with an organizational re-alignment within the Power Transmission platform and (iii) a $2.1 million charge to increase certain risk reserves (primarily workers compensation) to include a loss development factor. Partially offsetting these unfavorable items in fiscal 2008 was a $3.9 million curtailment gain related to our Power Transmission retiree medical plan.

Gross Profit. Gross profit grew $213.3 million, or 54.7% in fiscal 2008 to $603.1 million, from $389.8 million in fiscal 2007. The majority of the increase is directly related to our acquisitions of Zurn and GA which accounted for $157.5 million of the year over year increase. Fiscal 2008 Power Transmission gross profit increased $55.8 million, or 15.3% compared to fiscal 2007, which was driven largely by the higher net sales discussed above. As a percent of net sales, consolidated gross profit margins in fiscal 2008 expanded 150 basis points to 32.5% compared to 31.0% in fiscal 2007. The gross margin expansion was primarily attributable to the inclusion of Zurn’s stronger relative margins for a full twelve months in fiscal 2008 (versus 1.7 months in fiscal 2007) as well as additional cost reductions and productivity. Items adversely impacting the year over year gross margin expansion include the net unfavorable cost of sales items mentioned in the preceding paragraph.

Loss on Divestiture. On March 28, 2008, we sold a French subsidiary, Rexnord SAS, to members of that company’s local management team for a loss of $11.2 million. This loss includes a $10.3 loss on disposal of net assets and $0.9 million of transactional costs.

Selling, General and Administrative Expenses (“SG&A”). SG&A was $312.2 million in fiscal 2008, an increase of $89.8 million, or 40.4%, over fiscal 2007 SG&A expenses of $222.4 million. Of the $89.8 million SG&A increase, $78.9 million is attributable to the Zurn and GA acquisitions. The key drivers contributing to the remaining $10.9 million year over year increase include: (i) a $2.5 million reduction of a net benefit recorded as a result of a change in our vacation policy in fiscal 2007; (ii) $2.3 million of higher stock option expense and (iii) $1.7 million of incremental severance costs related to an organization re-alignment within the Power Transmission platform. As a percentage of net sales, consolidated SG&A decreased to 16.8% in fiscal 2008 versus 17.7% in fiscal 2007. The 90 basis point decrease in SG&A as a percent of net sales in fiscal 2008 is primarily the result of improved fixed cost leverage recognized on higher net sales year over year.

Gain on Canal Street Facility Accident, net. We recorded a gain of $29.2 million in fiscal 2008 as a result of the accident at our Canal Street facility on December 6, 2006. The gain recognized in the consolidated statement of operations in fiscal 2008 is a result of recording $5.2 million of clean-up and restoration expenses, professional services and inventory write-offs offset by $34.4 million of insurance recoveries. In fiscal 2007, we recorded a gain of $6.0 million as a result of the accident at our Canal Street facility. This gain was a result of recording expenses and asset impairments related to the accident, offset by cash advances from our insurance carriers totaling $37.0 million. The net impact on operations recorded as a result of the receipt of the insurance proceeds and the incurrence of expenses, impairment of assets and clean-up and restoration costs resulted in a $6.0 million gain recognized in the consolidated statement of operations in fiscal 2007. As of December 29, 2007, we finalized our accounting for this event and as a result do not expect to incur any future gains or losses.

Transaction-Related Costs. There have been no transaction costs recorded in fiscal 2008. We expensed $62.7 million of Apollo transaction-related costs in fiscal 2007. These costs consisted of (i) $19.1 million of seller-related expenses, including investment banking fees, outside attorney fees, and other third-party fees; (ii) $23.1 million of bond tender premium related to the $225.0 million of senior subordinated notes, substantially all of which were repurchased in connection with the Merger; and (iii) a non-cash charge of $20.5 million to write-off the remaining net book value of previously-capitalized financing fees related to the term loans and senior subordinated notes that we repaid/repurchased in connection with the Merger.

Amortization of Intangible Assets. We amortize the cost of our intangible assets which primarily include patents and customer relationships (including distribution networks). Amortization of these intangible assets amounted to $49.9 million in fiscal 2008 and $31.9 million in fiscal 2007. The increase between years is due to the amortization of intangible assets resulting from the Apollo, Zurn and GA acquisitions.

Interest Expense, net. Interest expense, net was $254.3 million in fiscal 2008 compared to $130.8 million in fiscal 2007. As a result of the Merger on July 21, 2006, the acquisition of Zurn on February 7, 2007 and the dividend on March 2, 2007 we have increased our overall indebtedness, and a larger portion of that debt consists of senior notes, which have higher interest rates than our term loans.

Other (Expense) Income, net. Other expense, net was $5.3 million for fiscal 2008 and included $5.1 million of foreign currency transaction losses, $3.0 million management fee expense and $0.3 million of losses on the sale of property, plant and equipment offset by a $1.4 million of CDSOA recovery, $1.1 million of earnings in unconsolidated affiliates and $0.6 million of other income. Other income, net for fiscal 2007 was $5.3 million and included $1.4 million of foreign currency transaction losses, $2.0 million of management fee expenses, and $0.1 million of other expenses offset by an $8.8 million CDSOA recovery.

Provision (Benefit) for Income Taxes. The income tax benefit in fiscal 2008 was $0.9 million or an effective tax rate benefit of 150.0%. The unusually high effective tax rate benefit relative to our statutory rate is due to the small pre-tax loss combined with the income tax benefit associated with the previously discussed loss on divestiture. The fiscal 2007 income tax benefit was $6.9 million or an effective tax rate benefit of 14.8%. The benefit recorded is lower than the statutory rate primarily as a result of certain transaction and merger related expenses being deemed non-deductible for federal and state income tax purposes. See note 16 to our consolidated financial statements for more information on income taxes.

Net Income (Loss). The net income recorded in fiscal 2008 was $0.3 million as compared to $39.8 million of net loss in the prior year due to the factors described above.

Fiscal Year Ended March 31, 2007 Compared with the Fiscal Year Ended March 31, 2006

Net Sales. Net sales in fiscal 2007 were $1,255.7 million, an increase of $174.3 million, or 16.1%, from fiscal 2006 net sales of $1,081.4 million. Approximately $25.2 million of the year over year increase was due to the inclusion of the Falk acquisition for all of fiscal 2007 compared to approximately 10.5 months in fiscal 2006. Additionally, the Zurn acquisition added $69.5 million of net sales from the date of acquisition through March 31, 2007. The remaining net sales increase of $79.6 million was driven primarily by strength in our power transmission products end markets of mining, energy, aerospace and cement. Foreign currency fluctuations favorably impacted net sales by approximately $18.8 million during fiscal 2007, as the Euro and Canadian Dollar strengthened against the U.S. Dollar. The Canal Street facility accident affected production and shipments from the Canal Street facility, creating a business interruption that we estimate adversely impacted net sales in fiscal 2007 by approximately $37.0 to $46.0 million.

Cost of Sales. Cost of sales in fiscal 2007 were $865.9 million, an increase of $123.6 million, or 16.7% from fiscal 2006 cost of sales of $742.3 million. Approximately $9.8 million of the year over year increase was due to the inclusion of the Falk acquisition for all of fiscal 2007 compared to approximately 10.5 months in fiscal 2006. Additionally, the Zurn acquisition added $45.1 million of costs from February 7, 2007 through March 31, 2007. Cost of sales in fiscal 2007 includes $25.0 million of incremental unfavorable expenses from selling inventories that were adjusted to fair value in purchase accounting as a result of the Apollo and Zurn acquisitions, partially offset by $18.8 million of LIFO income recorded in fiscal 2007. The remaining cost of sales increase of $62.5 million, or 8.4% from fiscal 2006 is primarily attributable to our year over year organic net sales growth.

Gross Profit. Gross profit grew 15.0% in fiscal 2007 to $389.8 million, or 31.0% of net sales, from $339.1 million, or 31.4% of net sales in fiscal 2006. The increase in gross profit in fiscal 2007 compared to fiscal 2006 was primarily driven by the incremental sales volume year over year. Our gross profit in fiscal 2007 includes $25.0 million of incremental unfavorable expenses from selling inventories that were adjusted to fair value in purchase accounting as a result of the Apollo and Zurn acquisitions, partially offset by $18.8 million of LIFO income recorded in fiscal 2007. The net of these fair value and LIFO adjustments adversely affected gross profit margins by a combined 50 basis points in fiscal 2007. In fiscal 2006, we recorded $3.0 million of LIFO expense that adversely affected gross profit margins by 28 basis points. The remaining decline in gross margin % in fiscal 2007 compared to fiscal 2006 was driven by decreased leverage on fixed costs as a result of lost margins due to the Canal Street facility accident.

Selling, General and Administrative Expenses. (“SG&A”). SG&A expenses increased by $34.6 million, or 18.4%, in fiscal 2007 to $222.4 million as compared to $187.8 million in fiscal 2006. As a percentage of net sales, SG&A expenses grew to 17.7% in fiscal 2007 compared to 17.4% in fiscal 2006. The increase in SG&A expenses as a percent of net sales is due primarily to the impact of the Canal Street facility accident and resulting lower net sales in fiscal 2007 as a result of the business interruption. In SG&A dollars, the Zurn and Falk acquisitions account for approximately $15.0 million of the year-over-year increase in SG&A expense. Excluding acquisitions, SG&A increased as a result of the following: higher stock option expense of $5.1 million due to the adoption of SFAS No. 123R, $5.3 million of higher depreciation expense and $2.8 million of unfavorable currency impact due to the strengthening of the Euro and Canadian Dollar. The remaining increase in SG&A was driven by higher compensation costs as compared to the prior year, offset by a one-time $3.1 million benefit recorded in fiscal 2007 as a result of the change in our vacation policy.

Restructuring and Other Similar Costs. We have recorded no restructuring or other similar costs in fiscal 2007. We expensed $31.1 million of restructuring and other similar costs in fiscal 2006, including $6.9 million of non-cash asset impairments, related to plans we initiated in fiscal 2006 to restructure certain manufacturing operations and reduce headcount at certain locations. The non-cash asset impairments related to the closure of our flattop plant in Puerto Rico and a decision to outsource certain portions of our industrial chain manufacturing operations. We also incurred $16.5 million of plant consolidation and integration costs consisting primarily of (i) the closure of our coupling plant in Warren, Pennsylvania, (ii) the closure of our flattop plant in Puerto Rico and (iii) Falk integration costs, including the continuation of certain Falk plant consolidation efforts that had been initiated prior to the Falk acquisition. All of these consolidation and integration actions were substantially complete as of March 31, 2006. The remaining $7.7 million of restructuring and other similar costs in fiscal 2006 relate primarily to severance, relocation and recruiting expenses for certain headcount reduction and management realignment initiatives.

Gain on Canal Street facility accident, net. We recorded a gain of $6.0 million for fiscal year 2007 as a result of the accident at our Canal Street facility on December 6, 2006. The gain is a result of recording expenses and asset impairments related to the accident, offset by cash advances from our insurance carriers totaling $37.0 million.

The net impact on operations recorded as a result of the receipt of the insurance proceeds and the incurrence of expenses, impairment of assets and clean-up and restoration costs results in a $6.0 million gain recognized in the consolidated statement of operations in fiscal 2007.

Transaction-Related Costs. We expensed $62.7 million of Apollo transaction-related costs in fiscal 2007. These costs consisted of (i) $19.1 million of seller-related expenses, including investment banking fees, outside attorney fees, and other third-party fees; (ii) $23.1 million of bond tender premium related to the $225.0 million of senior subordinated notes, substantially all of which were repurchased in connection with the Merger; and (iii) a non-cash charge of $20.5 million to write-off the remaining net book value of previously-capitalized financing fees related to the term loans and senior subordinated notes that we repaid/repurchased in connection with the Merger. There were no transaction-related costs recorded in fiscal 2006.

Amortization of Intangible Assets. We amortize the cost of our intangible assets which include patents, customer relationships (including distribution network), a covenant not to compete and software. Amortization of these intangible assets amounted to $31.9 million in fiscal 2007 and $15.7 million in fiscal 2006. The increase between years is due to the amortization of intangible assets resulting from the Apollo and Zurn acquisitions.

Interest Expense, net. Interest expense, net was $130.8 million in fiscal 2007 compared to $61.5 million in fiscal 2006. As a result of the Apollo transaction, the recent acquisition of Zurn and the dividend on March 2, 2007, we have increased our overall indebtedness, and a larger portion of that debt consists of senior notes, which have higher interest rates than our term loans.

Other Income (Expense), net. Other income, net was $5.3 million for fiscal 2007 and includes $1.4 million of foreign currency transaction losses, $2.0 million of management fee expenses, and $0.1 million of other expenses, offset by an $8.8 million CDSOA recovery. Other expense, net for fiscal 2006 was $3.8 million and consists of management fees of $2.0 million, attorney fees related to the refinancing of our credit agreement of $1.0 million, losses on the sale of property, plant and equipment of $0.4 million and foreign currency transaction losses of $0.4 million.

Provision (Benefit) for Income Taxes. The income tax benefit in fiscal 2007 was $6.9 million or an effective tax rate benefit of 14.8%. The benefit recorded is lower than the statutory rate primarily as a result of certain transaction and merger related expenses being deemed non-deductible for federal and state income tax purposes. The fiscal 2006 effective income tax rate was 41.6% due to certain one-time non-deductible expenses and higher foreign-related tax expense, offset in part by the realization of certain state and local income tax benefits. See note 16 to our consolidated financial statements for more information on income taxes.

Net Income (Loss). The net loss recorded in fiscal 2007 was $39.8 million as compared to $22.9 million of net income in the prior year due to the factors described above.

Liquidity and Capital Resources

Our primary source of liquidity is available cash, cash flow from operations and borrowing availability under our $150 million revolving credit facility and our $100.0 million accounts receivable securitization program. As of March 31, 2008, we had $156.3 million of cash and approximately $219.0 million of additional borrowings available to us (there were no borrowings outstanding under the revolving credit facility or the accounts receivable securitization program, however, $31.0 million of the facility was utilized in connection with outstanding letters of credit). Both our revolving credit facility and the accounts receivable securitization program are available to fund our working capital requirements, capital expenditures and other general corporate purposes.

As of March 31, 2008 we had $2,536.8 million of total indebtedness outstanding as follows (in millions):

	Total Debt at March 31, 2008	Short-term Debt and Current Maturities of Long-Term Debt	Long-term Portion
Term loans	$767.5	$2.0	$765.5
PIK toggle senior indebtedness due 2013 (1)	512.3	—	512.3
9.50% senior notes due 2014 (2)	803.3	—	803.3
8.875% senior notes due 2016	150.0	—	150.0
11.75% senior subordinated notes due 2016	300.0	—	300.0
10.125% senior subordinated notes due 2012	0.3	—	0.3
Other	3.4	0.9	2.5

Total Debt	$2,536.8	$2.9	$2,533.9

(1)	Includes an unamortized original issue discount of $7.5 million at March 31, 2008.

(2)	Includes an unamortized bond issue premium of $8.3 million at March 31, 2008.

Our outstanding debt was issued or guaranteed by Rexnord Holdings, Inc., RBS Global and various subsidiaries of RBS Global. Rexnord Holdings, Inc. is the issuer of the PIK toggle senior indebtedness due 2013 and RBS Global, as well as its wholly-owned subsidiary Rexnord LLC, are the co-issuers of the term loans, senior notes and senior subordinated notes.

Rexnord Holdings, Inc. Indebtedness

On March 2, 2007, Rexnord Holdings, Inc. entered into a credit agreement with various lenders which provided $449.8 million in cash ($459.0 million of debt financing, net of a $9.2 million original issue discount) that was primarily used to pay a special dividend to its shareholders as well as to holders of fully vested rollover options. The PIK toggle senior indebtedness borrowed pursuant to the credit agreement is due March 1, 2013 and bears interest at a floating rate. The floating rate is equal to adjusted LIBOR (the interest rate per annum equal to the product of (a) the LIBOR in effect and (b) Statutory Reserves) plus 7.0%. As of March 31, 2008 the interest rate was 10.06%. Pursuant to the terms of the credit agreement, we have elected to pay interest in-kind and have accordingly added accrued interest to the principal amount of the debt on pre-determined quarterly interest rate reset dates. During fiscal 2008, $60.8 million of interest was added to the principal amount of the outstanding debt. We intend to repay this indebtedness in full with a portion of the proceeds of the Parent offering.

RBS Global and Subsidiaries Long-term Debt

In connection with the Merger on July 21, 2006, all borrowings under the Predecessor’s previous credit agreement and substantially all of the $225.0 million of its 10.125% senior subordinated notes were repaid or repurchased on July 21, 2006. The Merger was financed in part with (i) $485.0 million of 9.50% senior notes due 2014, (ii) $300.0 million of 11.75% senior subordinated notes due 2016, and (iii) $645.7 million of borrowings under new senior secured credit facilities (consisting of a seven-year $610.0 million term loan facility, which matures in July 2013, and $35.7 million of borrowings under a six-year $150.0 million revolving credit facility, which expires in July 2012). We intend to redeem approximately $30.0 million of the 11.75% senior subordinated notes due 2016 with a portion of the proceeds of the Parent offering.

On February 7, 2007, we completed our acquisition of the Zurn water management business. This acquisition was funded partially with debt financing of $669.3 million, consisting of (i) $319.3 million of 9.50% senior notes due 2014 (which includes a bond issue premium of $9.3 million), (ii) $150.0 million of 8.875% senior notes due 2016 and (iii) $200.0 million of incremental borrowings under our existing term loan credit facilities.

As of March 31, 2008, the outstanding borrowings under the term loan credit facility were apportioned between two primary tranches: a $570.0 million term loan B1 facility and a $197.5 million term loan B2 facility. Borrowings under the $570.0 million term loan B1 facility accrue interest, at RBS Global’s option, at the following rates per annum: (i) 2.50% plus the LIBOR Rate per annum, or (ii) 1.50% plus the Base Rate (which is defined as the higher of the Federal funds rate plus 0.5% or the Prime rate). Borrowings under the $197.5 million term loan B2 facility accrue interest, at RBS Global’s option, at the following rates per annum: (i) 2.25% plus the LIBOR Rate per annum, or (ii) 1.25% plus the Base Rate (which is defined as the higher of the Federal funds rate plus 0.5% or the Prime rate). The outstanding principal balances of the term loan B1 and B2 credit facilities at March 31, 2008 were $570.0 million and $197.5 million, respectively. After considering the pre-payment of $20.0 million on the term loan B1 facility in the first quarter of fiscal 2008, all mandatory principal repayments have been fulfilled on the B1 facility through March 31, 2013. As of March 31, 2008, the remaining mandatory pre-payments to maturity on both the term loan B1 and B2 facilities are $1.2 million and $10.5 million, respectively.

The senior notes and senior subordinated notes are also our unsecured obligations. The senior subordinated notes are subordinated in right of payment to all existing and future senior indebtedness. RBS Global’s senior secured credit facilities limit its maximum senior secured bank leverage ratio to 4.25 to 1.00. As of March 31, 2008, the senior secured bank leverage ratio was 1.67 to 1.00. Management expects to be in compliance with this financial covenant for the foreseeable future. RBS Global’s senior credit facility also significantly restricts the payment of dividends. As a result, RBS Global has not paid any dividends on its common stock or membership interests. It is currently RBS Global’s policy to retain earnings to repay debt and finance its operations.

Revolving Credit Facility

Borrowings under RBS Global’s $150.0 million revolving credit facility accrue interest, at RBS Global’s option, at the following rates per annum: (i) 2.25% plus the Eurodollar Rate, or (ii) 1.25% plus the Base Rate (which is defined as the higher of the Federal funds rate plus 0.5% or the Prime rate). There were no outstanding borrowings on the revolver as of March 31, 2008 or 2007. Additionally, $31.0 million of the revolving credit facility was considered utilized in connection with outstanding letters of credit at March 31, 2008.

Account Receivable Securitization Program

On September 26, 2007, RBS Global entered into an accounts receivable securitization program (the “AR Securitization Program” or the “Program”) whereby it continuously sells substantially all of its domestic trade accounts receivable to a wholly-owned bankruptcy remote special purpose subsidiary (the “SPV”) for cash and subordinated notes. The Receivables Sales and Servicing Agreement entered into between Rexnord Industries, LLC and the SPV provides for the purchase and servicing of such receivables. The SPV in turn may obtain revolving loans and letters of credit from General Electric Capital Corporation (“GECC”) pursuant to a five year revolving loan agreement (the “Receivables Financing and Administration Agreement”). The SPV in turn may obtain revolving loans and letters of credit from General Electric Capital Corporation (“GECC”) pursuant to a five year revolving loan agreement the “Receivables Financing and Administration Agreement”. The maximum borrowing amount under the Receivables Financing and Administration Agreement is $100 million, subject to certain borrowing base limitations related to the amount and type of receivables owned by the SPV. All of the receivables purchased by the SPV are pledged as collateral for revolving loans and letters of credit obtained from GECC under the Receivables Financing and Administration Agreement.

The AR Securitization Program does not qualify for sale accounting under SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and as such, any borrowings are accounted for as secured borrowings on our consolidated balance sheet. Financing costs associated with the Program will be recorded within “Interest expense, net” in our consolidated statement of operations once revolving loans or letters of credit have been obtained under the Receivables Financing and Administration Agreement.

Borrowings under the Receivables Financing and Administration Agreement bear interest at a rate equal to LIBOR plus an applicable margin (currently 1.35%). In addition, a non-use fee of 0.30% is applied to the unutilized portion of the $100.0 million commitment. These rates are per annum and the fees are paid to GECC on a daily basis. At March 31, 2008, there were no outstanding borrowings under the Program. Additionally, the Program requires compliance with certain covenants and performance ratios contained in the Receivables Financing and Administration Agreement. As of March 31, 2008, Rexnord Funding was in compliance with all applicable covenants and performance ratios contained in the Receivables Financing and Administration Agreement.

Other Debt

At March 31, 2008, various wholly owned subsidiaries had additional borrowings of $3.4 million comprised primarily of borrowings at various foreign subsidiaries.

The weighted average interest rate on our outstanding term loans and the PIK toggle senior indebtedness due 2013 of Rexnord Holdings at March 31, 2008 was 7.80%.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet or unconsolidated special-purpose entities.

Cash Flows

Net cash provided by our operating activities in fiscal 2008 was $232.7 million compared to $59.0 million in fiscal 2007 and $91.9 million in fiscal 2006. The majority of the $173.7 million increase in fiscal 2008 is due to the incremental cash flows generated as a result of the inclusion of Zurn for a full twelve months in fiscal 2008 (compared to 1.7 months in fiscal 2007) complemented by strong earnings growth from our Power Transmission platform and improved trade working capital management (receivables, inventories and trade payables). Our continued focus on inventory reductions, in particular, generated an additional $39.5 million of cash year over year. Other noteworthy items contributing to the overall increase in cash flow from operations year over year include a $12.2 million increase in customer advances and the collection of $19.9 million of tax refunds and accrued interest from the IRS arising from a settlement of an audit of the former JBI for the fiscal years ended September 30, 1998 through 2002, which was partially offset by a $7.4 million reduction in year over year CDSOA recoveries.

The $32.9 million reduction in cash flow from our operations in fiscal 2007 compared to fiscal 2006 was driven primarily by lower income from operations of $25.7 million as a result of $62.7 million of transaction costs associated with the Merger. Increases in trade working capital used $3.3 million of cash in fiscal 2007 to support the $79.6 million year over year net sales increase (excluding acquisitions).

Cash used for investing activities in fiscal 2008 was $121.6 million compared to $1,941.2 million in fiscal 2007, a decrease of $1,819.6 million. This decrease was primarily the result of reduced acquisition activity in fiscal 2008 of $1,830.7 million (the prior year acquisitions figure contained $1,018.4 related to the Merger, $880.1 million paid for the Zurn acquisition and the $5.9 million paid for the Dalong acquisition compared to the fiscal 2008 acquisition of GA for $73.7 million). Other items impacting the year over year variance include $6.6 million of proceeds from the sale of short-term investments (acquired through the acquisition of GA) offset by a $2.5 million reduction in proceeds from dispositions of property, plant and equipment and incremental capital expenditures of $15.2 million (which includes $11.2 million attributable to the rebuild of the Canal Street facility, as previously discussed).

Cash used for investing activities in fiscal 2007 was $1,941.2 million, an increase of $1,605.1 million compared to fiscal 2006. The year over year increase in cash used in investing activities was driven by a combination of the $1,018.4 million paid as a result of the Merger, the $880.1 million paid for the Zurn acquisition and the $5.9 million paid for the Dalong acquisition offset by the $301.3 million paid for the Falk Acquisition in fiscal 2006. Capital expenditures and proceeds from dispositions of property, plant and equipment, combined, were comparable between fiscal 2007 and 2006 and were $36.8 million and $34.8 million, respectively.

Cash used for financing activities in fiscal 2008 was $15.6 million compared to a source of $1,917.2 million in fiscal 2007, a decrease of $1,932.8 million. Financing activities in fiscal 2008 consisted of $27.4 million of debt repayments and the payment of $0.6 million of financing fees. These cash outflows were partially offset by $12.5 million of proceeds received from the issuance of common stock. Cash provided by financing activities in fiscal 2007 included: $721.6 million from the issuance of common stock and the related issuance of $2,116.9 million of debt to facilitate both the Merger and the Zurn acquisition. Approximately $765.7 million of these proceeds were used to repay the outstanding debt as of the Merger Date. An additional $59.1 million of debt repayments were made subsequent to the Merger Date in fiscal 2007. During fiscal 2007, we also paid $83.2 million of financing fees and $23.1 million of bond tender premiums to complete the Merger, the acquisition of Zurn and the issuance of debt to fund the March 2, 2007 dividend. The $449.8 million in additional debt financing proceeds was primarily used to pay a $440 million distribution to the Company’s equity holders and to enter into certain other transactions related thereto.

Cash provided by financing activities in fiscal 2006 included $312.0 million of additional term loans issued in May 2005 under our credit agreement. The proceeds from those term loans, net of $7.6 million of fees paid, were used to fund the Falk acquisition. Our strong performance allowed us to repay $65.0 million of debt during fiscal 2006, including $63.0 million of principal on the term loans. We also received $1.2 million of cash proceeds from the issuance of common stock in fiscal 2006.

Tabular Disclosure of Contractual Obligations

Payments of interest associated with our current revolving credit facility obligations have been omitted from the table below because they are predominantly based on varying market interest rates and varying debt balances. As of March 31, 2008, there were no outstanding obligations under the revolving credit facility.

		Payments Due by Period (1)
(in millions)	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Term loan B facilities	$767.5	$2.0	$4.0	$4.0	$757.5
Senior subordinated notes due 2012	0.3	—	—	0.3	—
Senior notes due 2014 (2)	795.0	—	—	—	795.0
Senior notes due 2016	150.0	—	—	—	150.0
Senior subordinated notes due 2016	270.0	—	—	—	270.0
Other long-term debt	3.4	0.9	1.7	0.8	—
Interest on long-term debt obligations (3)	1,119.0	168.8	337.1	336.3	276.8
Purchase commitments	127.0	119.2	7.8	—	—
Operating lease obligations	67.4	18.6	24.5	14.3	10.0

Totals	$3,299.6	$309.5	$375.1	$355.7	$2,259.3

(1)	This table excludes the PIK toggle senior indebtedness due 2013 of Rexnord Holdings, which is expected to be retired in connection with the Parent offering, as well as principal of approximately $30.0 million related to the 11.75% senior subordinated notes due 2016 of RBS Global, which are also expected to be redeemed in connection with the Parent offering.

(2)	Excludes unamortized premium of $8.3 million received from the issuance of the additional 2014 notes.

(3)	Based on long-term debt obligations outstanding as of March 31, 2008 excluding interest on the indebtedness retired in connection with the Parent offering.

We also have long-term obligations related to our pension and postretirement benefit plans which are discussed in detail in note 15 to our consolidated financial statements. The pension plans cover most of our employees and provide for monthly pension payments to eligible employees upon retirement. Other postretirement benefits consist of retiree medical plans that cover a portion of employees in the United States that meet certain age and service requirements and other postretirement benefits for employees at certain foreign locations. See “Risk Factors—Our future required cash contributions to our pension plans may increase.”

Covenant Compliance

Our senior secured credit facilities require us to maintain a maximum senior secured bank leverage ratio of no more than 4.25 to 1.0, calculated on a pro forma basis for the trailing four quarters (as determined under our senior secured credit facilities) as long as the commitments under our revolving credit facility remain outstanding. Failure to comply with this covenant would result in an event of default under our senior secured credit facilities unless waived by our revolving credit lenders, and in any event would likely limit our ability to borrow funds pursuant to our revolving credit facility. An event of default under our senior secured credit facilities can result in the acceleration of our indebtedness under the facilities, which in turn would result in an event of default and possible acceleration of indebtedness under our debt securities. As our failure to comply with the covenant described above can, at best, limit our ability to incur debt or grow our company and, at worst, cause us to go into default under the agreements governing our indebtedness, management believes that our senior secured credit facilities and this covenant is material to us. As of March 31, 2008, we were in compliance with the covenant described above.

Adjusted EBITDA is defined in our senior secured credit facilities as net income, as adjusted for the items summarized in the table below. Adjusted EBITDA is not a measurement of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP.

Set forth below is a reconciliation of net income to Adjusted EBITDA:

(in millions)	Year Ended March 31, 2008
(Unaudited)
Net income	$0.3
Interest expense, net	254.3
Provision (benefit) for income taxes	(0.9)
Depreciation and amortization	104.1

EBITDA	$357.8

Adjustments to EBITDA:
Gain on Canal Street facility accident, net	(29.2)
Business interruption insurance recoveries related to fiscal 2008 (1)	2.8
Loss on divestiture (2)	11.2
Stock option expense	7.4
Impact of inventory fair value adjustment (3)	20.0
LIFO income (4)	(9.5)
CDSOA recovery (5)	(1.4)
Other expense, net (6)	6.7

Subtotal (7)	$365.8
Other senior secured credit facility adjustments:
Business interruption insurance recoveries related to fiscal 2007 (8)	8.3
Pro forma adjustments to give full year effect to the acquisition of GA (9)	8.6

Adjusted EBITDA	$382.7

Senior secured bank indebtedness (10)	$637.6
Senior secured bank leverage ratio (11)	1.67x

(1)	Represents the final settlement amount of our business interruption claim related to the Canal Street facility accident that was allocated to the period from April 1, 2007 through October 27, 2007.
(2)	On March 28, 2008, we sold Rexnord SAS and recorded a pretax loss on divestiture of approximately $11.2 million (including transaction costs.)
(3)	Represents the incremental unfavorable expenses of selling inventories that had been adjusted to fair value in purchase accounting as a result of the Zurn acquisition.
(4)	Last-in first-out (LIFO) inventory adjustments are excluded in calculating Adjusted EBITDA as defined in our senior secured credit facilities.
(5)	Recovery under Continued Dumping and Subsidy Offset Act (CDSOA)—See note 7 to our consolidated financial statements for an explanation of this recovery.
(6)	Other expense, net consists of the following (in millions); $3.0 management fee expense, $0.3 losses on the sale of fixed assets, $5.1 foreign currency transaction losses, $(1.1) earnings in unconsolidated subsidiaries and $(0.6) miscellaneous income.
(7)	Represents fiscal 2008 Adjusted EBITDA excluding out of period business interruption insurance recoveries and the pro forma effect of the GA acquisition for the period from April 1, 2007 through January 31, 2008.
(8)	Represents the final settlement of our business interruption claim related to the Canal Street facility accident that was allocated to the period from December 6, 2006 through March 31, 2007.
(9)	GA was acquired on January 31, 2008. This adjustment gives full year effect to the GA acquisition by reflecting GA’s pro forma Adjusted EBITDA for the period April 1, 2007 to January 31, 2008. This adjustment has been derived from GA’s books and records and is unaudited and does not correspond to GA’s historical accounting periods.

(10)	The senior secured credit facilities define senior secured bank indebtedness as consolidated secured indebtedness for borrowed money, less unrestricted cash of $129.9 million. Senior secured bank indebtedness reflected in the table consists primarily of borrowings under the senior secured credit facilities.
(11)	The senior secured credit facilities define the senior secured bank leverage ratio as the ratio of senior secured bank indebtedness to Adjusted EBITDA for the trailing four fiscal quarters on a pro forma basis (as defined in the senior secured credit facilities).

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risk during the normal course of business from changes in foreign currency exchange rates and interest rates. The exposure to these risks is managed through a combination of normal operating and financing activities and derivative financial instruments in the form of forward exchange contracts to cover known foreign exchange transactions.

Foreign Currency Exchange Rate Risk

Our exposure to foreign currency exchange rates relates primarily to our foreign operations. For our foreign operations, exchange rates impact the U.S. Dollar value of our reported earnings, our investments in the subsidiaries and the intercompany transactions with the subsidiaries. See “Risk Factors—Our international operations are subject to uncertainties, which could adversely affect our operating results.”

Approximately 25% of our net sales originate outside of the United States, with approximately 15% generated from our European operations that use the Euro as their functional currency. As a result, fluctuations in the value of foreign currencies against the U.S. Dollar, particularly the Euro, may have a material impact on our reported results. Revenues and expenses denominated in foreign currencies are translated into U.S. Dollars at the end of the fiscal period using the average exchange rates in effect during the period. Consequently, as the value of the U.S. Dollar changes relative to the currencies of our major markets, our reported results vary.

Fluctuations in currency exchange rates also impact the U.S. Dollar amount of our stockholders’ equity. The assets and liabilities of our non-U.S. subsidiaries are translated into U.S. Dollars at the exchange rates in effect at the end of the fiscal period. The U.S. Dollar continued to weaken during fiscal 2008 relative to many foreign currencies. As of March 31, 2008, stockholders’ equity increased by $14.2 million as a result of foreign currency translation adjustments. If the U.S. Dollar had strengthened by 10% as of March 31, 2008, the result would have decreased stockholders’ equity by approximately $7.9 million.

As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. However, any of these factors could adversely affect our international operations and, consequently, our operating results.

At March 31, 2008, we had outstanding forward contracts for Canadian Dollars in the amount of 25.7 million Canadian Dollars entered into to hedge firm and anticipated monthly cash flows through fiscal 2009. These contracts are not designated as hedges for SFAS133 accounting purposes. The outstanding contracts are adjusted to mark-to-market through earnings. The Company believes that a hypothetical 10% adverse change in the foreign currency exchange rates would have resulted in a $3.6 million loss due to a write down in the fair value of the outstanding forward contracts as of March 31, 2008.

Interest Rate Risk

We utilize a combination of short-term and long-term debt to finance our operations and are exposed to interest rate risk on these debt obligations.

As of March 31, 2008, our borrowings under the term loan credit facility were apportioned between two primary tranches: a $570.0 million term loan B1 facility and a $197.5 million term loan B2 facility. Borrowings under the $570.0 million term loan B1 facility accrue interest, at our option, at the following rates per annum: (i) 2.50% plus the LIBOR Rate per annum, or (ii) 1.50% plus the Base Rate (which is defined as the higher of the Federal funds rate plus 0.5% or the Prime rate). Borrowings under the $197.5 million term loan B2 facility accrue interest, at our option, at the following rates per annum: (i) 2.25% plus the LIBOR Rate, or (ii) 1.25% plus the Base Rate (which is defined as the higher of the Federal funds rate plus 0.5% or the Prime rate). The weighted average interest rate on our outstanding term loans at March 31, 2008 was 6.26%.

Borrowings under our $150.0 million revolving credit facility accrue interest, at our option, at the following rates per annum: (i) 2.25% plus the Eurodollar Rate, or (ii) 1.25% plus the Base Rate (which is defined as the higher of the Federal funds rate plus 0.5% or the Prime rate). In August 2006, we entered into an interest rate collar and an interest rate swap to hedge the variability in future cash flows associated with a portion of our variable-rate term loans. The interest rate collar provides an interest rate floor of 4.0% plus the applicable margin and an interest rate cap of 6.065% plus the applicable margin on $262.0 million of our variable-rate term loans, while the interest rate swap converts $68.0 million of our variable-rate term loans to a fixed interest rate of 5.14% plus the applicable margin. Both the interest rate collar and the interest rate swap became effective on October 20, 2006 and have a maturity of three years.

Our results of operations would likely be affected by changes in market interest rates on the un-hedged portion of these variable-rate obligations. An increase in the interest rate of 1.00% on our variable rate debt would increase our interest cost by approximately $12.2 million on an annual basis.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes, which addresses the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years that begin after December 15, 2006. The Company has adopted FIN 48 as of April 1, 2007, as required. As a result of the adoption of FIN 48, the Company recognized a $5.5 million decrease in the liability for unrecognized tax benefits, with an offsetting reduction to goodwill. Further discussion regarding the adoption of FIN 48 can be found in note 16 to our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), as amended in February 2008 by FSP FAS 157-2, Effective Date of FASB Statement No. 157. The provisions of SFAS 157 are effective for the Company as of April 1, 2008. However, FSP FAS 157-2 defers the effective date for all nonfinancial assets and liabilities, except those recognized or disclosed at fair value on an annual or more frequent basis, until April 1, 2009. SFAS 157 defines fair value, creates a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. The Company does not expect the adoption of SFAS 157 to have a material impact on its financial statements.

In September 2006, the FASB released SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“SFAS 158”). Under the new standard, companies must recognize a net liability or asset to report the funded status of their defined benefit pension and other postretirement benefit plans on their balance sheets. The Company was required to adopt the recognition and disclosure provisions of SFAS 158 as of March 31, 2008. See note 15 to our consolidated financial statements included in the report on Form 10-K for the incremental effects of adopting SFAS 158.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”), which permits all entities to choose to measure eligible items at fair value on specified election dates. The associated unrealized gains and losses on the items for which the fair value option has been elected shall be reported in earnings. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS 159 to have a material impact on its financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 requires a company to clearly identify and present ownership interests in subsidiaries held by parties other than the company in our consolidated financial statements within the equity section but separate from the company’s equity. It also requires the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of operations; changes in ownership interest be accounted for similarly, as equity transactions; and when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary and the gain or loss on the deconsolidation of the subsidiary be measured at fair value. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, and earlier application is prohibited. The Company is currently evaluating the requirements of SFAS 160 and does not expect adoption of SFAS 160 will have a material impact on its financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”). The objective of SFAS 141(R) is to improve the information provided in financial reports about a business combination and its effects. SFAS 141(R) states that all business combinations (whether full, partial or step acquisitions) must apply the “acquisition method.” In applying the acquisition method, the acquirer must determine the fair value of the acquired business as of the acquisition date and recognize the fair value of the acquired assets and liabilities assumed. As a result, it will require that certain forms of contingent consideration and certain acquired contingencies be recorded at fair value at the acquisition date. SFAS 141(R) also states acquisition costs will generally be expensed as incurred and restructuring costs will be expensed in periods after the acquisition date. This statement is effective for business combination transactions for which the acquisition date is on or after April 1, 2009, and earlier application is prohibited. The Company is currently evaluating the requirements of SFAS 141(R) and will apply the statement to any acquisitions after March 31, 2009.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133 (“SFAS 161”). This Statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company is currently reviewing the requirements of SFAS 161 to determine the impact on its financial statements.

BUSINESS

Our Company

We believe we are a leading, global multi-platform industrial company strategically positioned within the markets and industries we serve. Our business is comprised of two strategic platforms: (i) Power Transmission and (ii) Water Management. We believe that we have the broadest portfolio of highly engineered, mission and project critical Power Transmission products in the end markets we serve. Our Power Transmission products include gears, couplings, industrial bearings, flattop, aerospace bearings and seals, special components and industrial chain and conveying equipment. Over the past century our Water Management platform has established itself as an innovator and leading designer, manufacturer and distributor of highly engineered water products and solutions that deliver water conservation, safety and hygiene, treatment, and control & comfort to the infrastructure construction, consumer/business construction and, to a lesser extent, the residential construction end markets. Our highly engineered Water Management portfolio includes: specification drainage, PEX, water control, commercial brass products, check valves, butterfly valves, slide/sluice gates and hydraulic actuation systems.

We are led by an experienced, high-caliber management team that employs a proven operating system, Rexnord Business System, or RBS, modeled after the Danaher Business System, to drive excellence and world class performance in all aspects of our business by focusing on the “Voice of the Customer” while continuously improving our growth, quality, delivery and cost. Our global footprint encompasses 28 Power Transmission manufacturing and four Power Transmission repair facilities located around the world and 21 Water Management manufacturing and warehouse facilities in North America which allow us to meet the needs of our increasingly global customer base as well as our distribution channel partners. We employ approximately 7,400 employees and for our fiscal year ended March 31, 2008, we generated net sales of $1.9 billion, net income of $0.3 million, and Adjusted EBITDA of $382.7 million (which includes $8.6 million of pro forma adjustments to give full year effect to the acquisition of GA on January 31, 2008 and $8.3 million of recoveries related to the Canal Street facility accident for the period from December 6, 2006 through March 31, 2007).

Our Strategic Platforms

Our strategy is to build the company around multi-billion dollar, global platforms that participate in end markets with above average growth characteristics where we are, or have the opportunity to become, the industry leader. We have successfully completed and integrated several acquisitions and expect to continue to pursue strategic acquisitions inside our existing platforms that will expand our geographic presence, broaden our product lines, or allow us to move into adjacent markets. Over time, we anticipate adding additional platforms to our company. An overview of our existing platforms is outlined below. For financial information about these platforms, see note 19 to our consolidated financial statements.

Power Transmission

Our Power Transmission products include gears, couplings, industrial bearings, flattop, aerospace bearings and seals, special components and industrial chain and conveying equipment and are marketed globally under brands such as Rex®, Falk™ and Link-Belt®. We sell our Power Transmission products into a diverse group of attractive end market industries, including aerospace, agri-farm, air handling, cement and aggregates, chemicals, construction equipment, energy, beverage and container, forest and wood products, marine, material and package handling, mining, natural resource extraction and petrochemical. In our Power Transmission platform, we believe that by focusing our efforts and resources towards end markets that have above average growth characteristics we can grow our platform at rates above the growth rate of the overall market and the growth rate of our competition.

Over the past century, we have established long-term relationships with original equipment manufacturers, or OEMs, and end users serving a wide variety of industries. As a result of our long-term relationship with OEMs and end users, we have created a significant installed base for our Power Transmission products, which are consumed or worn in use and have a relatively predictable replacement cycle. We believe this replacement dynamic drives recurring aftermarket demand for our products. We estimate that approximately 45% of our North American Power Transmission net sales are to distributors. These net sales are primarily driven by after-market demand for our products.

Most of our products are critical components in large scale manufacturing processes, where the cost of component failure and resulting downtime is high. We believe our reputation for superior quality products and our ability to meet lead times as short as one day are highly valued by our customers, as demonstrated by their strong preference to replace their worn Rexnord products with new Rexnord products, for “like-for-like” product replacements. We believe our customers’ preference to replace “like-for-like” products, combined with our significant installed base, enables us to achieve premium pricing, generates a source of recurring revenue and provides us with a competitive advantage. We believe the majority of our products are purchased by customers as part of their regular maintenance budgets and in many cases do not represent significant capital expenditures.

Over the past several years, both our customer base, as well as the growth in many of our end markets has grown faster than the underlying economic growth in the United States. As a result, our international net sales (as measured on a destination basis) have grown from 34% of Power Transmission net sales in fiscal 2006 to 40% in fiscal 2008.

Water Management

Our Water Management products include professional grade specification plumbing, water treatment and waste water control products marketed through widely recognized brand names, including Zurn®, Wilkins®, Aquaflush®, Aquasense®, Aquavantage®, Zurn One Systems®, Ecovantage®, Aquaspec®, Zurn PEX®, Checktronic®, Cam-Seal®, Rodney Hunt® and Golden Anderson™.

Over the past century, our Water Management platform has established itself as an innovator and leading designer, manufacturer and distributor of highly engineered water products and solutions that deliver water conservation, safety & hygiene, treatment, and control & comfort to the infrastructure construction, commercial construction and to a lesser extent, the residential construction end markets. Segments of the infrastructure end market include: municipal water and wastewater, transportation, government, health care and education. Segments of the commercial construction end market include: lodging, retail, dining, sports arenas, and warehouse/office. The demand for our Water Management products is primarily driven by new infrastructure, commercial and, to a lesser extent, residential construction. In our Water Management platform, we believe that by focusing our efforts and resources towards end markets that have above average growth characteristics we can continue to grow our platform at rates above the growth rate of the overall market and the growth rate of our competition. Additionally, we believe there is a significant opportunity for future growth by selling and distributing a number of our products into the expanding renovation and repair market.

Our Water Management products are principally specification-driven, project-critical and typically a low percentage of the overall project cost. We believe the combination of a specification-driven product requirement, coupled with our extensive distribution network, creates a high level of end user loyalty for our products and allows us to maintain leading market shares in the majority of our product lines. We believe we have become a market leader in the industry by meeting the stringent third party regulatory, building and plumbing code requirements and subsequently achieving specification of our products into projects and applications. The majority of these stringent testing and regulatory approval processes are completed through the University of Southern California (“USC”), the National Sanitation Foundation (“NSF”) or the American Water Works Association (“AWWA”), prior to the commercialization of our products.

Our Water Management platform has an extensive network of more than 550 independent sales representatives across approximately 170 sales agencies in North America who work with local engineers, contractors, builders and architects to specify, or “spec-in,” our Water Management products for use in construction projects. Specifically, it has been our experience that, once an engineer, contractor, builder or architect has specified our product with satisfactory results, they will generally continue to use our products in future projects. The inclusion of our products with project specification, combined with our ability to innovate, engineer and deliver products and systems that save time and money for engineers, contractors, builders and architects have resulted in growing demand for our Water Management products. Approximately 80% of our Water Management platform net sales come from products that are specified for use in projects by engineers, contractors, builders or architects. Our Water Management distribution model is predicated upon maintaining high product availability near our customers. We believe that this model provides us with a competitive advantage as we are able to meet our customer demand with local inventory at significantly reduced lead times as compared to others in our industry.

Our Products

Power Transmission Products

Gears. We are a leading manufacturer of gear drives and large gear sets for the heavy duty industrial market, with the number one position in the North American market for parallel shaft, right angle, and inline drives along with mill gear sets. Gear drives and gear sets reduce the output speed and increase the torque from an electronic motor or engine to the level required to drive a particular piece of equipment. Our gear drives, service and gear sets are used in a number of heavy duty industries. These primary industries include the natural resource extraction, steel, pulp and paper, chemical, forest and wood industries. We manufacture a wide range of heavy duty, medium and light duty gear drives used for bulk material handling, mixing, pumping and general gearing applications. We also operate a gear service and repair business through our Product Service group (Prager™ and Falk Renew®). We believe we are the number one provider of gear repair, replacement parts and onsite services in the US. Generally, our gear drives and gear sets have an average replacement cycle of 5 to 20 years. We estimate that our aftermarket sales of gears comprise half of our overall gear sales. Our gear products are manufactured in our facilities in Wisconsin, Louisiana, Pennsylvania, Texas, Virginia, Australia, Canada, China and Germany. Our gear products are sold under the Falk™, Rex®, Link-Belt® , Stephan™ and Prager™ brand names. We categorize our gear products and services as follows.

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Heavy duty gear drives. Heavy duty gear drives are generally sold in either parallel shaft or right angle configurations with torque ratings up to 15 million inch pounds. Heavy duty gear drives are typically used to power bulk material handling and conveying systems in the cement, coal and mining industries, as well as crushing, mixing, hoisting and marine applications.

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Medium and light duty gear drives. Medium and light duty gear drives perform the same function as heavy duty gear drives, but with a maximum torque rating of 3 million inch pounds, and are typically used in medium and light duty material handling, mixing and pumping applications. Products include speed reducers, gearmotors, shaft mounts and mixer drives. We also buy and resell a range of private label products including worm drives, gearmotors and backstops.

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General gearing. General gearing includes ring gears and pinions used in the hard rock mining, cement and power generation industries for large crushing and milling applications such as ball mills, SAG mills and cement kilns.

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Gear service and Repair. Falk Renew and Prager are our gearbox service and repair businesses, servicing the largest installed base of geared products in the Americas. The service repair business is operated from facilities in Louisiana, Pennsylvania, Texas, Wisconsin, Canada, Australia, Brazil and Mexico.

We believe we are the leading producer of gears in North America, and we sell our gear products to a variety of customers within numerous end markets. Market competition in the heavy duty gear industry is based primarily on quality, lead times, reputation for quality and cost. We estimate the global gear market to be approximately $5.0 billion. The global market is both competitive and fragmented, with a few significant competitors and none that dominate.

Couplings. Couplings are primarily used in high-speed, high torque applications and are the interface between two shafts that permit power to be transmitted from one shaft to the other. Our couplings are sold to a variety of end markets, including the petrochemical and refining, wood processing, chemical, power generation and natural resources industries. We estimate that our aftermarket sales of couplings comprise half of our overall coupling sales. Our couplings are manufactured in our facilities in Alabama, Nebraska, Texas, Wisconsin and Germany.

Couplings are comprised of the grid, flexible disc, elastomeric and gear product lines and are sold under the Steelflex®, Thomas®, Omega®, Rex® Viva®, Wrapflex®, Lifelign®, True Torque® and Addax® brand names.

•	Grid. Grid couplings are lubricated couplings that offer simpler initial installation than gear couplings and the ability to replace in place. Our grid couplings are sold under the Steelflex® brand.

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Flexible disc. Flexible disc couplings are non-lubricated, metal flexing couplings that are used for the transmission of torque and the accommodation of shaft misalignment. Our flexible disc couplings are sold under the Thomas®, Freedom™ and ModulFlex™ brands.

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Elastomeric. Elastomeric couplings are flexible couplings ideal for use in industrial applications such as pumps, compressors, blowers, mixers and many other drive applications and are marketed under the Rex Omega®, Rex® Viva® and Wrapflex® brands.

•	Gear. Gear couplings are lubricated couplings that are typically more torque dense than other coupling types. Our gear couplings are sold under the Lifelign® brand.

The global couplings market is estimated at approximately $1.0 billion in annual sales and generally follows the investment cycles of the industries it supplies. We sell our couplings to a variety of customers in several end markets, including the petrochemical and refining, wood processing, chemical, power generation and natural resources industries. Global demand for couplings is split approximately equally among North America, Europe and the rest of the world. The couplings market is split between dry couplings and wet couplings and is fragmented, with numerous manufacturers.

Industrial Bearings. Industrial bearings are components that support, guide and reduce the friction of motion between fixed and moving machine parts. These products are primarily sold for use in mining, aggregate, forest and wood products, construction equipment, and agricultural equipment industries. Industrial bearings are sold either mounted or unmounted. We primarily produce mounted bearings, which are offered in a variety of specialized housings to suit specific industrial applications, and generally command higher margins than unmounted bearings. Bearings have an average replacement cycle of 3 to 5 years. We estimate that our aftermarket sales of industrial bearings products comprise more than half of our overall industrial bearings sales. We manufacture our industrial bearings products in our facilities in Indiana, Tennessee and Illinois. Our primary industrial bearings products include:

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Spherical Roller Bearings. Self-aligning and self-contained spherical roller bearings provide high capacity for heavy-duty and high-precision applications. They are used extensively on earth-moving equipment, vibrating screens, steel mill and paper mill equipment, embossing rolls, printing presses, and torque converters.

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Ball Bearings. Ball bearings provide a versatility of application arrangements for carrying shafts with radial or combination radial and thrust loads. They are designed for general purpose industrial machinery, conveyors, chain and belt drives, fans and blowers, power transmission, and many other applications.

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Cylindrical Roller Bearings. Cylindrical roller bearings are manufactured to American Bearing Manufacturers Association (“ABMA”) boundary dimensions. These bearings require minimum space and provide maximum rate capacity. Various configurations including separable inner and outer ring combinations offer ample application flexibility.

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Filament and Sleeve Bearings. Filament bearings, sold under the Duralon® brand name, are self-lubricating bearings that feature a woven Teflon® fabric liner and can withstand demanding loads and speeds. Rigid sleeve bearings provide compact and reliable usage in applications where continuous operation and uninterrupted service are required. Because bearing material wears gradually, sudden breakdowns and costly maintenance are minimized. Sleeve bearings can handle a wide variety of applications such as log decks, sewage treatment equipment, furnaces and ovens, and fans and blowers.

We believe we are one of the leading producers of mounted bearings in North America. We sell our industrial bearings products to a variety of customers within numerous end markets. Market competition in the bearings industry is based primarily on cost, quality, on-time delivery and market access.

Flattop. Our flattop chain is a highly engineered conveyor chain that provides a smooth continuous conveying surface that is critical to high-speed operations such as those used to transport cans and bottles in beverage-filling operations, and is primarily sold to the food and beverage, consumer products, warehousing and distribution, and parts processing industries. Flattop chain products generally need to be replaced every 4 to 5 years on average. We manufacture our flattop chain products in our manufacturing facilities in Wisconsin, Italy and the Netherlands. Our primary flattop chain products include:

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TableTop® chain. We believe we are a leading manufacturer of unit link flattop chain, which we market as our TableTop® chain. Although unit link flattop chain was originally available only in metal, today we sell more plastic chain than metal as metal unit link flattop chain has been gradually replaced with plastic chain. We believe that we maintain the industry’s largest product portfolio of both plastic and metal unit link flattop chain.

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MatTop® chain. MatTop® chain is our brand of modular chain that is made completely of plastic. Modular chain has an inherent advantage over competing products such as rubber belt and roller conveyors due to its more precise functioning, lower maintenance requirements and corrosion resistance. Modular chain applications have gradually expanded to include beverage and unit handling, and we have positioned ourselves as one of the top suppliers of modular chain to the food and beverages and other unit handling industries.

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Conveyor components. We manufacture a full range of conveyor components that are sold in conjunction with our TableTop® and MatTop® chain products. These products, which include levelers and guide rails, enable us to offer a complete package of conveying and conveyor components.

We market our flattop chain products directly to end users and market and sell these products to both OEMs and distributors. The flattop chain market has experienced and continues to undergo a shift towards plastic. We believe this trend towards plastic will continue in the flattop chain market as more food and beverage companies begin to replace their older conveyor lines and as container production continues to move away from the use of returnable glass bottles that have traditionally been conveyed on stainless steel chain. This is a global trend that is more pronounced and developed in North America. Other regions of the world use a higher relative share of glass containers due to environmental demands and overall industry maturity. In addition, we believe there will be other additional growth opportunities as rubber belt and roller conveyors are replaced by newer technologies.

Aerospace Bearings and Seals. We supply our aerospace bearings and seals to the commercial aircraft, military aircraft and regional jet end markets for use in door systems, engine accessories, engine controls, engine mounts, flight control systems, gearboxes, landing gear and rotor pitch controls. The majority of our sales are to engine and airframe OEMs that specify our Power Transmission products for their aircraft platforms. Our aerospace bearings and seals products consist of rolling element airframe bearings sold under the Shafer® brand, slotted-entry and split-ball sliding bearings sold under the PSI® brand name and aerospace seals that are sold under the Cartriseal® brand name, which are primarily sold for use in both aerospace and industrial applications. Our aerospace bearings and seals products are manufactured in our facilities in Illinois and California and are supported by a direct sales organization, aerospace agents and distributors.

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Rolling element airframe bearings (Shafer® bearing). We believe we are a leading supplier of rolling element airframe bearings. We also provide technical service, product development and testing and have achieved a strong position in the high performance oscillating bearing market. Shafer® roller bearings provide low friction, high load carrying capabilities and internal self-alignment and are used in landing gear, flight control systems and door systems.

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Slotted-entry and split-ball sliding bearings (PSI® bearing). We believe we are a leading supplier of slotted-entry and split-ball sliding bearings. Slotted-entry bearings are utilized because of their reduced weight, smaller size and design flexibility and are used primarily in landing gears, flight control systems and engine mounts. Split-ball sliding bearings are used for their unidirectional axial load capabilities, additional total bearing area, high capacity and greater stiffness and are found in secondary control systems, such as slats and flaps, as well as applications such as landing gear retract actuators and fixed-end flight control actuators. We also manufacture split-race bearings, used in landing gears where high load and stiffness are required, which provide equal axial load capabilities in either direction, allowing more total bearing area, capacity and ease of installation and replacement.

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Aerospace seals (Cartriseal®). We manufacture aerospace seals, turbine gearbox and accessory equipment seals and small turbine mainshaft seals and refrigeration compressor seals. We also manufacture contacting face seals and non-contacting, or lift off, face seals, circumferential seals and specialty seals used in gas turbine engines, gearboxes, auxiliary power units, accessory equipment, refrigeration compressors, industrial turbines and compressors.

The aviation market is undergoing significant change because of the long term growth of the flying public and the long term continued expansion of the global economy. The order books at the OEMs are full based on the orders that are being placed for platforms such as the B737, B777, B787, A320, A330 and A380. Aircraft operators are facing pressure because of the rising price of oil and rising maintenance costs. We are well positioned to provide the products and services to meet the rising demand in the market both for the OEM manufacturers and for the aircraft operators.

The aerospace components industry we are a part of, is fragmented and consists of many specialized companies and a limited number of larger, well-capitalized companies who provide integrated systems to aircraft manufacturers. We compete in specific segments of the aircraft market such as flight controls, landing gear systems and small engines/auxiliary power units. These segments are typically several hundred million dollars in revenues. These market segments are subject to stringent regulatory approvals, quality requirements and certification processes.

Special Components. Our special components products are comprised of three primary product lines: electric motor brakes, miniature Power Transmission components and security devices for utility companies. These products are manufactured by our three stand-alone niche businesses: Stearns, W.M. Berg and Highfield, which are located in Wisconsin, New York and Connecticut, respectively.

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Stearns. Stearns is a manufacturer of electric motor brakes, switches and clutches. These products are used in a wide variety of applications where safety or protection of people or equipment is required.

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W.M. Berg. W.M. Berg offers a complete line of miniature precision rotary and linear motion control devices in addition to a highly diverse product line consisting of gears, idlers, bearings, sprockets, cams, belts and couplings.

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Highfield. Highfield manufactures a broad range of utility company barrel lock and key systems, security hardware, specialty tools, metal-formed sealing devices and safety valves. Its business is divided into four separate product groups, including security, oil valves, impellers and gas safety valves.

Stearns’ products are used in a diverse range of applications, including steel mills, oil field equipment, pulp processing equipment, large textile machines, rubber mills, metal forming machinery and dock and pier handling equipment. W.M. Berg sells its products to a variety of markets, including semiconductor, telecommunications, medical equipment, robotics, instrumentation, office equipment, production tooling, digital imaging and printing, aerospace and automated vending. Highfield’s products are sold to a variety of markets, including electric, gas, water, telecommunications, utilities and plumbing and heating.

Stearns services customers in numerous industries, including material handling, cranes, servomotors and actuators, conveyors and single-phase motor manufacturers. Approximately 75% of W.M. Berg’s sales are made to OEMs with the remaining sales generally going through distributors. For fiscal 2008, the majority of Highfield’s sales were made to wholesalers, utilities and installers.

We compete against a wide variety of niche manufacturers in each of our respective markets. The competition is generally local or regional in nature.

Conveying Equipment and Industrial Chain. Our conveying equipment and industrial chain products are manufactured in our facilities in Wisconsin, Germany, China and Brazil. These products are used in various applications in numerous industries, including food and food processing, beverage and container, mining, construction and agricultural equipment, hydrocarbon processing and cement and aggregates processing. Our primary products include:

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Conveying Equipment. Our conveying equipment product group provides design, assembly, installation and after-the-sale services primarily to the mining, cement and aggregate industries. Its products include engineered elevators, conveyors and components for medium to heavy duty material handling applications. Rexnord has been one of the world’s leading suppliers of conveying equipment and technology in material handling for more than 100 years.

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Engineered steel chain. Our engineered steel chain products, which are sold under the Link-Belt® and Rexnord® brand names, are designed and manufactured to meet the demands of customers’ specific applications. These products are used in many applications including cement elevators, construction and mining equipment and conveyors, and they are supplied to the cement and aggregate, energy, food and beverage, and forest and wood products industries.

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Roller chain. In the United States, roller chain is a product that is generally produced according to an American National Standards Institute (“ANSI”) specification. Our roller chain product line, which is marketed under the Rexnord® and Link-Belt® brand names, is supplied to a variety of industries primarily for conveyor and mechanical drive applications.

We market and sell our industrial chain products directly to OEMs, end users, and through industrial distributors. We believe we have a leading position in the North American market for engineered steel chain.

Water Management Products

Specification Drainage. Our specification drainage products are manufactured in our facilities in Pennsylvania and New York. Specification drainage products are used to control storm water, process water and potable water in various commercial, industrial, civil and irrigation applications. This product line includes point drains (such as roof drains and floor drains), linear drainage systems, interceptors, hydrants, fixture carrier systems, chemical drainage systems and light commercial drainage products.

Our specification drainage products include:

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Point Drains. Roof and floor drains, sold under the Zurn® brand name, are installed in various applications to control storm water or process water. These drains range in size from 2” to 12” in thousands of different configurations, including many specialty drains, and are designed for specific applications in roof and floor construction in commercial office buildings, schools, manufacturing facilities, restaurants, parking garages, stadiums and most any other facility where control of water is required. All of our point drain products have various options that allow the engineer to configure and specify the right drain for the specific application. Included in this product line are many labor-saving devices that are designed to make the installation of the drains much faster and easier for the contractor.

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Linear Drainage Systems. Linear drainage systems are sold under the Flo-Thru® brand and are designed to control large amounts of water in outdoor applications such as shipping ports, airports, commercial buildings and highways. Our linear drains are manufactured from various materials including stainless steel, fiberglass and high density polyethylene and range from 2 to 10 feet in length and from 4” to 26” in width. Our Hi-Cap® high capacity drains are 80” long with throat dimensions from 12” to 23” wide. Hi-Cap drains are used primarily in roadside drainage applications. We also manufacture specialty linear drainage products designed for applications such as fountains, football fields and running tracks.

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Interceptors. We offer a complete line of grease, solids and oil interceptors, which are designed to prevent harmful or undesirable substances from entering wastewater control systems. Grease interceptors are used primarily in restaurants to keep grease from entering wastewater systems and creating damaging clogs. Solid interceptors are used in various applications to remove any type of solid from the waste stream, including hair, lint and sand. Oil interceptors are used in applications such as filling stations, where oil could otherwise potentially mix with storm water or waste water.

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Hydrants. We manufacture a complete line of hydrants, which provide potable water sources in various locations throughout commercial and industrial facilities. Our hydrants are designed to be installed on the exterior of facilities and will prevent freezing of water lines in cold climates. Various configurations of the hydrants, including wall hydrants, ground hydrants, post hydrants and yard hydrants, are manufactured with hose connections of various sizes, depending on the desired water flow rate.

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Fixture Carrier Systems. Zurn fixture carrier systems are the mechanisms by which toilets, urinals and lavatories are retained to the wall. These products are manufactured from steel and cast iron for standard duty, heavy duty, extra heavy duty and bariatric applications, with load ratings ranging from 300 to 1,000 pounds.

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Chemical Drainage Systems. Zurn’s chemical drainage systems include the pipe and fittings required to handle corrosive waste streams from pharmaceutical, food processing and laboratory facilities. These products are manufactured from polypropylene and PVDF (polyvinylidene fluoride) and in sizes from 1 1/2” to 4” in diameter, with special fabrications of up to 10” in diameter.

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Light Commercial. Zurn’s light commercial product line offers a complete selection of PVC (poly-vinyl-chloride), ABS (acrylonitrile-butadiene-styrene), brass and cast iron drainage products to wholesalers serving the light commercial and residential end user. Our light commercial offerings include many non-specification variations of our other specification drainage products described above.

PEX. Zurn PEX® is our product line manufactured out of cross-linked polyethylene into tubing. Zurn PEX® is essentially polyethylene (PE) material (a thermoplastic that consists of a series of ethylene hydrocarbon chains) which has undergone a chemical or physical reaction that causes the molecular structure of the PE chains to link together. This reaction creates a three dimensional structure which has superior resistance to high temperature and pressure. Zurn PEX® tubing demonstrates superior characteristics at elevated temperatures and pressures (as compared to uncross-linked polyethylene) in the areas of tensile strength, resistance to deformation, resistance to corrosion and mineral build-up, creep resistance, abrasion resistance, impact strength and chemical resistance. This makes Zurn PEX® a perfect product for high temperature and pressure fluid distribution piping.

Our Zurn PEX® products include complete lines of pipe, fittings, valves and installation tools for both potable water and radiant heating systems. These systems are engineered in our facilities in Commerce, Texas, Elkhart, Indiana and Erie, Pennsylvania, to meet stringent National Sanitation Foundation (“NSF”) requirements.

Our Zurn PEX® products include:

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Zurn PEX Plumbing Systems. Our Zurn PEX® plumbing line includes brass and polymer insert and crimp fittings, a proprietary line of crimp rings, valves and manifolds and Zurn PEX® tube in sizes from 1 /4 ” to 1 1/4” in diameter. These plumbing systems are used by residential and commercial builders in place of traditional copper piping systems.

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Zurn PEX Radiant Heating Systems. Our Zurn PEX® radiant heating line includes the manifolds, control valves, fittings and Zurn PEX® tube necessary to install a radiant heating system. Radiant heating systems, in which Zurn PEX® tube is installed in the floor to transfer heat from circulated hot water into a building, are used in place of traditional forced air heating systems.

Water Control. Our water control products are sold under the Wilkins® brand name and encompass a wide variety of valves, including backflow preventers, fire system valves, pressure reducing valves and thermostatic mixing valves. These products are designed to meet the stringent requirements of independent test labs, such as the Foundation for Cross Connection Control and Hydraulic Research at the University of Southern California (“USC”) and the NSF, and are sold into the commercial and industrial construction end markets as well as the fire protection, waterworks and irrigation end markets.

Our water control products include:

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Backflow Preventers. We offer a complete line of backflow prevention valves, which are designed to protect potable water systems from cross-connection with contaminated liquids, gases or other unsafe substances by stopping the unwanted reverse flow of water. Our backflow preventers accommodate a range of pipe sizes from 1 /4 ” to 12” and cover a wide variety of specific applications in the plumbing, irrigation, municipal, fire protection and industrial end markets. All backflow preventers are highly engineered and specified to exceed rigorous industry approvals and standards.

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Fire System Valves. Zurn provides control valves for commercial fire hose and fire sprinkler systems under the Pressure-Tru® and Wilkins® brand names. These products are designed to regulate the pressure of water in fire prevention systems in high-rise buildings, as well as opening and closing flow in pipe sizes standard to the industry.

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Relief Valves. Wilkins® relief valves are designed to lower water pressure to safe and manageable levels for commercial, residential, industrial and irrigation applications in a wide variety of pipe sizes. These valves also promote water conservation. Inlet pressures as high as 400 psi are accommodated with both direct acting and pilot operated valves.

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Thermostatic Mixing Valves. Zurn’s Aqua-Guard® valves thermostatically balance the hot and cold water mix in commercial and residential hot water and hydronic heating systems. The valves provide protection against hot water scalding, help prevent the growth of bacteria in hot water systems and promote energy conservation.

Commercial Brass. Zurn’s commercial brass product line is manufactured in New York and North Carolina. It’s commercial brass products include manual and sensor operated flush valves marketed under the Aquaflush®, Aquasense® and Aquavantage® brand names and heavy duty commercial faucets marketed under the Aquaspec® brand name. Innovative water conserving fixtures are marketed under the Ecovantage® and Zurn One® brand names. These products are commonly used in office buildings, schools, hospitals, airports, sports facilities, convention centers, shopping malls, restaurants and industrial production buildings. The Zurn One Systems® integrate commercial brass and fixtures into complete, easily customizable plumbing systems, and thus provide a valuable time- and cost-saving means of delivering commercial and institutional bathroom fixtures.

Water and Wastewater. GA’s products are manufactured in Pennsylvania and Massachusetts. It’s products are used to control water and waste water throughout the water cycle from raw water through collection, distribution and wastewater treatment. GA is a leader in the design, application, and manufacture of automatic control valves, check valves, air valves, large butterfly valves, slide/sluice gates, actuation systems, and other specialized products for municipal, industrial, and hydropower applications. Over 90% of its comprehensive product lines go to the growing and less-cyclical water and wastewater markets.

Our Markets

We evaluate our competitive position in our markets based upon the markets we serve. We generally do not participate in segments of our served markets that are thought of as commodities or in applications that do not require differentiation based on product quality, reliability and innovation. In both of our platforms, we believe the end markets we serve span a broad and diverse array of commercial and industrial end markets with solid fundamental long-term growth characteristics.

Power Transmission Market

According to Industrial Market Information, Inc., the North American Power Transmission market generates approximately $84 billion in annual sales. Of this overall estimated Power Transmission market, the relevant or served North American market for our current product offerings is approximately $5.5 billion in sales per year. Globally, we estimate our served market to be approximately $12 billion in sales per year. The Power Transmission market is relatively fragmented with most participants having single or limited product lines and serving specific geographic markets. While there are numerous competitors with limited product offerings, there are only a few national and international competitors of a size comparable to us, including the Emerson Power Transmission division of Emerson Electric and the Dodge Manufacturing division of Baldor Electric. While we compete with certain domestic and international competitors across a portion of our product lines, we do not believe that any one competitor directly competes with us on all of our product lines. The industry’s customer base is broadly diversified across many sectors of the economy. We believe that growth in the Power Transmission market is closely tied to overall growth in industrial production, which we believe has significant long-term growth fundamentals. In addition, we believe that Power Transmission manufacturers who innovate to meet the changes in customer demands and focus on higher growth end markets can grow at rates faster than overall U.S. industrial production.

Our Power Transmission products are generally critical components in the machinery or plant in which they operate, yet they typically account for a low percentage of an end user’s total production cost. We believe, because the costs associated with Power Transmission product failure to the end user can be substantial, end users in most of the markets we serve focus on Power Transmission products with superior quality, reliability and availability, rather than considering price alone, when making a purchasing decision. We believe that the key to success in our industry is to develop a reputation for quality and reliability, as well as create and maintain an extensive distribution network, which we believe leads to strong recurring aftermarket revenues, attractive margins on products and market share gain.

The Power Transmission market is also characterized by the need for sophisticated engineering experience, the ability to produce a broad number of niche products with very little lead time and long-standing customer relationships. We believe entry into our markets by competitors with lower labor costs, including foreign competitors, will be limited due to the fact that we manufacture highly specialized niche products that are critical components in large scale manufacturing processes, where the cost of component failure and resulting downtime is high. In addition, we believe there is an industry trend of customers increasingly consolidating their vendor bases, which we believe should allow suppliers with broader product offerings to capture additional market share.

Water Management Market

According to the U.S. Census Bureau, U.S. non-residential construction expenditures were approximately $628.7 billion in 2007. We estimate that the relevant market within non-residential construction for all of our Water Management product offerings is approximately $4.5 billion. Although Zurn competes against numerous competitors with limited products or scale, one competitor, Watts Water Technologies, competes with Zurn across several lines on a nationwide basis. Zurn also competes against Sloan Valve Company in flush valves, Uponor (formerly Wirsbo) in PEX piping and Geberit in commercial faucets.

We believe the segment in which our Water Management platform participates is relatively fragmented and that most of our competitors offer more limited product lines. While we compete with certain of our competitors across a portion of our product lines, we do not believe that any one competitor directly competes with us across all of our product lines.

We believe the areas of the water management industry in which we compete are tied to growth in industrial and commercial construction, which we believe to have significant long-term growth fundamentals. Historically, the institutional and commercial construction industry has been more stable and less vulnerable to down-cycles than the residential construction industry. Compared to residential construction cycles, downturns in institutional and commercial construction have been shorter and less severe, and upturns have lasted longer and had higher peaks in terms of spending as well as units and square footage. In addition, through successful new product innovation, we believe that water management manufacturers are able to grow at a faster pace than the broader infrastructure and commercial construction markets, as well as mitigate downturns in the cycle.

Water management products tend to be project-critical and high value-add and typically are a low percentage of overall project cost. We believe the combination of these features creates a high level of end user loyalty. Demand for these products is influenced by regulatory, building and plumbing code requirements. Many water management products must be tested and approved by USC, NSF, or AWWA before they may be sold. In addition, many of these products must meet detailed specifications set by water management engineers, contractors, builders and architects. As a result, these products are highly engineered to meet these precise specifications and stringent regulatory requirements.

The water management industry’s specification-driven end markets require manufacturers to work closely with engineers, contractors, builders and architects in local markets across the United States to design specific applications on a project-by-project basis. As a result, building and maintaining relationships with engineers, contractors, builders and architects who specify or “spec-in” products for use in construction projects and having the flexibility in design and product innovation is critical to compete effectively. Companies with a strong network of such relationships have a competitive advantage. Specifically, it has been our experience that, once an engineer, contractor, builder or architect has specified our product with satisfactory results, they will continue to use our products in future projects.

Acquisitions

The GA Acquisition

On January 31, 2008, we utilized existing cash balances to purchase GA Industries, Inc. for $73.7 million, net of $3.2 million of cash acquired. This acquisition expanded our Water Management platform into the water and wastewater markets, specifically in municipal, hydropower and industrial environments. GA Industries, Inc. is comprised of GA Industries and Rodney Hunt Company, Inc. GA Industries is a manufacturer of automatic control valves, check valves and air valves. Rodney Hunt Company, Inc., its wholly owned subsidiary at the time of closing, is a leader in the design and manufacturer of sluice/slide gates, butterfly valves, cone valves and actuation systems. GA is included in our results of operations from February 1, 2008.

The Zurn Acquisition

On February 7, 2007 we acquired Zurn from an affiliate of Apollo for a cash purchase price of $942.5 million, including transaction costs. The purchase price was financed through an equity investment by Apollo and its affiliates of approximately $282.0 million and debt financing of approximately $669.3 million. This acquisition created a new strategic water management platform for the Company. Zurn is a leader in the multi-billion dollar non-residential construction and replacement market for plumbing fixtures and fittings. It designs and manufactures plumbing products used in commercial and industrial construction, renovation and facilities maintenance markets in North America and holds a leading market position across most of its businesses. Zurn is included in our results of operations from February 8, 2007.

The Apollo Transaction

On July 21, 2006, certain affiliates of Apollo and certain members of management purchased RBS Global, Inc. from The Carlyle Group for approximately $1.825 billion, excluding transaction fees, through the Merger of Chase Merger Sub, Inc., an entity formed and controlled by Apollo, with and into RBS Global, Inc. The Merger was financed with (i) $485.0 million of 9.50% senior notes due 2014, (ii) $300.0 million of 11.75% senior subordinated notes due 2016, (iii) $645.7 million of borrowings under new senior secured credit facilities (consisting of a seven-year $610.0 million term loan facility and $35.7 million of borrowings under a six-year $150.0 million revolving credit facility) and (iv) $475.0 million of equity contributions (consisting of a $438.0 million cash contribution from Apollo and $37.0 million of rollover stock and stock options held by management participants). The proceeds from the Apollo cash contribution and the new financing arrangements, net of related debt issuance costs, were used to (i) purchase the Company from its then existing shareholders for $1,018.4 million, including transaction costs; (ii) repay all outstanding borrowings under our previously existing credit agreement as of the Merger Date, including accrued interest; (iii) repurchase substantially all $225.0 million of our 10.125% senior subordinated notes outstanding as of the Merger Date pursuant to a tender offer, including accrued interest and tender premium; and (iv) pay certain seller-related transaction costs.

Acquisition of Dalong Chain Company

On July 11, 2006, we acquired Dalong Chain Company, or Dalong, located in China for $5.9 million, net of $0.4 million of cash acquired, plus the assumption of certain liabilities. The acquisition was financed primarily with on-hand cash and was accounted for using the purchase method of accounting.

The Falk Acquisition

On May 16, 2005, we acquired The Falk Corporation, or Falk, from Hamilton Sundstrand, a division of United Technologies Corporation, for $301.3 million ($306.2 million purchase price including related expenses, net of cash acquired of $4.9 million) and the assumption of certain liabilities. Falk is a manufacturer of gears and lubricated couplings and is a recognized leader in the gear and coupling markets. The Falk acquisition significantly enhanced our position as a leading manufacturer of highly engineered Power Transmission products. By combining our leadership positions in flattop chain, industrial bearings, non-lubricated couplings and industrial chain with Falk’s complementary leadership positions in gears and lubricated couplings, as well as a growing gear repair business, the Falk acquisition resulted in a comprehensive, market-leading product portfolio that we believe to be one of the broadest in the Power Transmission industry. Falk is included in our results of operations from May 16, 2005.

Customers

Power Transmission Customers

Our Power Transmission components are either incorporated into products sold by OEMs or sold to end users through industrial distributors as aftermarket products. With over 2,500 distributor locations worldwide, we have one of the most extensive distribution networks in the industry. One of our Power Transmission industrial distributors, Motion Industries, Inc., accounted for approximately 8.1%, 10.7% and 11.8% of consolidated net sales during our fiscal years ended March 31, 2008, 2007 and 2006, respectively.

Rather than serving as passive conduits for delivery of product, our industrial distributors participate in the overall competitive dynamic in the Power Transmission industry. Industrial distributors play a role in determining which of our Power Transmission products are stocked at their distributor centers and branch locations and, consequently, are most readily accessible to aftermarket buyers, and the price at which these products are sold.

We market our Power Transmission products both to OEMs and directly to end users to cultivate an end user preference for our Power Transmission products. We believe this customer preference is important in differentiating our Power Transmission products from our competitors’ products and preserves our ability to influence distributors to recommend Rexnord products to OEMs and end users. In some instances, we have established a relationship with the end user such that we, the end user, and the end user’s preferred distributor enter into a trilateral agreement whereby the distributor will purchase our Power Transmission products and stock them for the end user. We believe our extensive product portfolio positions us to benefit from the trend towards rationalizing suppliers by industrial distributors.

Our Power Transmission products are moving, wearing components that are consumed in use and require regular replacement. This gives rise to an on-going aftermarket opportunity.

Water Management Customers

The majority of our Water Management products are branded under the Zurn tradename and distributed through independent sales representatives; wholesalers such as Ferguson, Hughes and Hajoca; home centers such as The Home Depot and Lowe’s; and industry-specific distributors in the food service, industrial, janitorial and sanitation industries. Ferguson is our largest Water Management customer, which represented approximately 6% of consolidated net sales during our fiscal year ended March 31, 2008. Sales to Ferguson did not represent a significant percentage of consolidated net sales in our fiscal year ended March 31, 2007 as Zurn was only included in our results of operations from February 7, 2007 through March 31, 2007.

Our independent sales representatives work with wholesalers to assess and meet the needs of building contractors. They also combine knowledge of Zurn’s products, installation and delivery with knowledge of the local markets to provide contractors with value added service. We use several hundred independent sales representatives nationwide, along with a network of approximately 70 third-party warehouses, to provide our customers with 24-hour service and quick response times.

Water and wastewater customers primarily consist of municipalities. These municipalities, as well as their general contractors, are the principal decision-makers. GA benefits from strong brand recognition in the industry, which is further bolstered by a strong customer propensity to replace “like-for-like” products.

In addition to our domestic Water Management manufacturing facilities, we have maintained a global network of independent sources that manufacture high quality, lower cost component parts for our commercial and institutional products. These sources fabricate parts to our specifications using our proprietary designs, which enables us to focus on product engineering, assembly, testing and quality control. By closely monitoring these sources and through extensive product testing, we are able to maintain product quality and be a cost competitive producer of commercial and institutional products.

Product Development

In both of our Power Transmission and Water Management platforms, we have demonstrated a commitment to developing technologically advanced products within the industries we serve. In the Power Transmission platform, we had 160 active U.S. patents and 854 foreign patents as of March 31, 2008. In addition, we thoroughly test our Power Transmission products to ensure their quality, understand their wear characteristics and improve their performance. These practices have enabled us, together with our customers, to develop reliable and functional Power Transmission solutions. In our Water Management platform, we had 49 and 25 active U.S. and foreign patents, respectively as of March 31, 2008. Product innovation is crucial in the commercial and institutional plumbing products markets because new products must continually be developed to meet specifications and regulatory demands. Zurn’s plumbing products are known in the industry for such innovation. Research and development costs amounted to $6.2 million, $1.9 million, $4.9 million and $8.5 million for the year ended March 31, 2006, the period from April 1, 2006 through July 21, 2006, the period from July 22, 2006 through March 31, 2007 and the year ended March 31, 2008, respectively.

The majority of our new product development begins with discussions and feedback from our customers. We have a team of approximately 400 engineers and technical employees who are organized by product line. Each of our product lines has technical staff responsible for product development and application support. If the product engineers require additional support or specialty expertise, they can call upon additional engineers and resources from Rexnord Technical Services. Rexnord Technical Services is a group comprised of approximately 30 specialists that offers testing capability and support during the development process to all of our product lines. Our existing pipeline and continued investment in new product development are expected to drive revenue growth as we address key customer needs.

Rexnord Business System

We manage our company with a management philosophy we call RBS. RBS is based on the following principles: (1) a culture that embraces continuous improvement through Kaizen, the Japanese philosophy of continuous improvement; (2) strategy deployment—a long-term strategic planning process that determines annual improvement priorities and the actions necessary to achieve those priorities; (3) involvement of all our associates in the execution of our strategy; and (4) measuring our performance based on customer satisfaction, or the “Voice of the Customer.” We believe applying RBS can yield superior growth, quality, delivery and cost positions relative to our competition, resulting in enhanced profitability and ultimately the creation of shareholder value. RBS was established by George Sherman, our Non-Executive Chairman of the Board and the former CEO of the Danaher Corporation from 1990 to 2001, during which time he provided leadership and direction in the execution of the Danaher Business System. Bob Hitt, our CEO, and our management team have led the implementation of RBS throughout the Company. As we have applied RBS over the past five years, we have experienced significant improvements in growth, productivity, cost reduction and asset efficiency and believe there are substantial opportunities to continue to improve our performance as we continue to apply RBS.

Suppliers and Raw Materials

The principal materials used in our Power Transmission manufacturing processes are commodities available from numerous sources. The key metal materials used in our manufacturing processes include: sheet, plate and bar steel, castings, forgings and a variety of components. The key non-metal materials used include high-performance engineered plastic. We believe there is a readily available supply of materials in sufficient quantity from a variety of sources. We have not experienced any significant shortage of our key materials and have not historically engaged in hedging transactions for commodity supplies.

We generally purchase our materials on the open market. However, in certain situations we have found it advantageous to enter into contracts for certain large commodity purchases. Although currently we are not a party to any unconditional purchase obligations, including take-or-pay contracts or through-put contracts, in the past, these contracts generally have had one- to five-year terms and have contained competitive and benchmarking clauses to ensure competitive pricing.

Within our Water Management platform, we purchase a broad range of materials and components throughout the world in connection with our manufacturing activities. Major raw materials and components include bar steel, brass, castings, copper, forgings, high-performance engineered plastic, plate steel, resin, sheet plastic and zinc. Our policy is to maintain alternate sources of supply for our important materials and components wherever possible. Historically, we have been able to successfully apply this policy, and consequently are not dependent on a single source for any raw material or component. The materials and components required for our Water Management manufacturing operations have been readily available, and we do not foresee any significant shortages.

Backlog

Our backlog of unshipped Power Transmission orders was $438 million and $405 million at March 31, 2008 and 2007, respectively. Our backlog of unshipped Water Management orders was $103 million and $19 million at March 31, 2008 and 2007, respectively. The increase in the Water Management backlog is due to our acquisition of GA, which had a backlog of $81 million at March 31, 2008. We believe that approximately $123 million of our total backlog could reasonably be expected not to convert to net sales in fiscal 2009.

Geographic Areas

For financial information about geographic areas, see note 19 to our consolidated financial statements.

Seasonality

We do not experience significant seasonality of demand for our Power Transmission products, although sales generally are slightly higher during our fourth fiscal quarter as our customers spend against recently approved capital budgets and perform maintenance and repairs in advance of spring and summer activity. Our end markets also do not experience significant seasonality of demand.

Demand for our Water Management products is primarily driven by non-residential construction activity, remodeling and home starts as well as water and waste water infrastructure expansion for municipal, industrial and hydropower applications. Accordingly, many external factors affect our Water Management business, including weather and the impact of the broader economy on our end markets. Weather is an important variable as it significantly impacts construction. Spring and summer months in the United States and Europe represent the main construction season for new housing starts and remodeling, as well as increased construction in the commercial and institutional markets. As a result, sales generally decrease slightly in the third and fourth fiscal quarters as compared to the first two quarters of the fiscal year. The autumn and winter months generally impede construction and installation activity.

Employees

As of March 31, 2008, we had approximately 7,400 employees, of whom approximately 5,300 were employed in the United States. Approximately 700 of our U.S. employees are represented by labor unions. The seven U.S. collective bargaining agreements to which we are a party will expire in August 2008, February 2009, December 2009, August 2010, September 2010, October 2010 and April 2012, respectively. Additionally, approximately 1,200 of our employees reside in Europe, where trade union membership is common. We believe we have a satisfactory relationship with our employees, including those represented by labor unions.

Environmental Matters

Our operations and facilities are subject to extensive federal, state, local and foreign laws and regulations related to pollution and the protection of the environment, health and safety, including those governing, among other things, emissions to air, discharges to water, the generation, handling, storage, treatment and disposal of hazardous wastes and other materials, and the remediation of contaminated sites. We have incurred and expect to continue to incur significant costs to maintain or achieve compliance with these requirements. We believe that our business, operations and facilities are being operated in material compliance with applicable environmental, health and safety laws and regulations. However, the operation of manufacturing plants entails risks in these areas, and a failure by us to comply with applicable environmental laws, regulations or the permits required for our operations, could result in civil or criminal fines, penalties, enforcement actions, third party claims for property damage and personal injury, requirements to clean up property or to pay for the capital or operating costs of cleanup, regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, including the installation of pollution control equipment or remedial actions. Moreover, if applicable environmental, health and safety laws and regulations, or the interpretation or enforcement thereof, become more stringent in the future, we could incur capital or operating costs beyond those currently anticipated.

Some environmental laws and regulations, including the federal Superfund law, impose liability to investigate and remediate contamination on present and former owners and operators of facilities and sites, and on potentially responsible parties, or PRPs, for sites to which such parties may have sent waste for disposal. Such liability can be imposed without regard to fault and, under certain circumstances, may be joint and several resulting in one PRP being held responsible for the entire obligation. Liability may also include damages to natural resources. We are currently conducting investigations and/or cleanup of known or potential contamination at several of our current or former facilities, and have been named as a PRP at several third party Superfund sites. The discovery of additional contamination, the imposition of more stringent cleanup requirements, disputes with our insurers or the insolvency of other responsible parties could require us to make significant expenditures in excess of current reserves and/or available indemnification. In addition, we occasionally evaluate various alternatives with respect to our facilities, including possible dispositions or closures. Investigations undertaken in connection with these activities may lead to discoveries of contamination that must be remediated, and closures of facilities may trigger remediation requirements that are not applicable to operating facilities. We may also face liability for alleged personal injury or property damage due to exposure to hazardous substances used or disposed of by us, that may be contained within our current or former products, or that are present in the soil or ground water at our current or former facilities.

Legal Proceedings

Our entities are involved in various unresolved legal actions, administrative proceedings and claims in the ordinary course of business involving, among other things, product liability, commercial, employment, workers’ compensation, intellectual property claims and environmental matters. We establish reserves in a manner that is consistent with accounting principles generally accepted in the United States for costs associated with such matters when liability is probable and costs are capable of being reasonably estimated. Although it is not possible to predict with certainty the outcome of these unresolved legal actions or the range of possible loss or recovery, based upon current information, we believe the eventual outcome of these unresolved legal actions either individually, or in the aggregate, will not have a material adverse effect on our financial position, results of operations or cash flows.

In connection with the Carlyle acquisition in November 2002, Invensys plc has provided us with indemnification against certain contingent liabilities, including certain pre-closing environmental liabilities. We believe that, pursuant to such indemnity obligations, Invensys is obligated to defend and indemnify us with respect to the matters described below relating to the Ellsworth Industrial Park Site and to various asbestos claims. The indemnity obligations relating to the matters described below are not subject to any time limitations and are subject to an overall dollar cap equal to the purchase price, which is an amount in excess of $900 million. The following paragraphs summarize the most significant actions and proceedings:

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In 2002, Rexnord Industries, LLC (formerly known as Rexnord Corporation) (“Rexnord Industries”) was named as a Potentially Responsible Party, or PRP, together with at least ten other companies, at the Ellsworth Industrial Park Site, Downers Grove, DuPage County, Illinois (“the Site”), by the United States Environmental Protection Agency, or USEPA, and the Illinois Environmental Protection Agency, or IEPA. Rexnord Industries’ Downers Grove property is situated within the Ellsworth Industrial Complex. The USEPA and IEPA allege there have been one or more releases or threatened releases of chlorinated solvents and other hazardous substances, pollutants or contaminants, allegedly including but not limited to a release or threatened release on or from our property, at the Site. The relief sought by the USEPA and IEPA includes further investigation and potential remediation of the Site. In support of the USEPA and IEPA, in July 2004 the Illinois Attorney General filed a lawsuit (State of Illinois v. Precision et al.) in the Circuit Court of DuPage County, Illinois against Rexnord Industries and the other PRP companies seeking an injunction, the provision of potable water to approximately 800 homes, further investigation of the alleged contamination, reimbursement of certain costs incurred by the state and assessment of a monetary penalty. In August 2003, several PRPs, including Rexnord Industries, entered into an Administrative Order by Consent, or AOC, with the USEPA, IEPA and State of Illinois et al. The AOC has resolved a significant portion of the State of Illinois lawsuit, in which a tentative settlement has been reached. Rexnord Industries has been notified by the USEPA that an expanded Site investigation is required. The PRPs recently received a draft of the USEPA’s investigation report for review and comments. Rexnord Industries’ allocated share of future costs related to the Site, including for investigation and/or remediation, could be significant.

The ultimate outcome of the Ellsworth investigation and related litigation cannot presently be determined; however, we believe we have meritorious defenses to these matters. Pursuant to its indemnity obligation, Invensys is defending us in these matters and has paid 100% of the related costs to date. To provide additional protection, we have brought several indemnification suits against previous property owners who retained certain environmental liabilities associated with our property, and we have also sued our insurance companies for a declaration of coverage. These suits are progressing in accordance with the respective courts scheduling order.

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Approximately 690 lawsuits (with approximately 6,850 claimants) are pending in state or federal court in numerous jurisdictions relating to alleged personal injuries due to the alleged presence of asbestos in certain brakes and clutches previously manufactured by our Stearns division and/or its predecessor owners. Invensys and FMC, prior owners of the Stearns business, have paid 100% of the costs to date related to the Stearns lawsuits. Similarly, our Prager subsidiary has been named as a defendant in two pending multi-defendant lawsuits relating to alleged personal injuries due to the alleged presence of asbestos in a product allegedly manufactured by Prager. There are approximately 3,700 claimants in the Prager lawsuits. The ultimate outcome of these lawsuits cannot presently be determined. To date, our insurance providers have paid 100% of the costs related to the Prager lawsuits. We believe that the combination of our insurance coverage and the Invensys indemnity obligations will cover any future costs of these suits.

In connection with the Falk acquisition, Hamilton Sundstrand has provided us with indemnification against certain contingent liabilities, including coverage for certain pre-closing environmental liabilities. We believe that, pursuant to such indemnity obligations, Hamilton Sundstrand is obligated to defend and indemnify us with respect to the asbestos claims described below, and that, with respect to these claims, such indemnity obligations are not subject to any time or dollar limitations. The following paragraph summarizes the most significant actions and proceedings for which Hamilton Sundstrand has accepted responsibility:

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Falk, through its successor entity, is a defendant in approximately 150 lawsuits pending in state or federal court in numerous jurisdictions relating to alleged personal injuries due to the alleged presence of asbestos in certain clutches and drives previously manufactured by Falk. There are approximately 2,230 claimants in these suits. The ultimate outcome of these lawsuits cannot presently be determined. Hamilton Sundstrand is defending us in these lawsuits pursuant to its indemnity obligations and has paid 100% of the costs to date.

Certain Water Management subsidiaries are also subject to asbestos and class action related litigation.

As of March 31, 2008, Zurn and an average of 72 other unrelated companies were defendants in approximately 6,900 asbestos related lawsuits representing approximately 45,000 claims. The suits allege damages in an aggregate amount of approximately $13.4 billion against all defendants. Plaintiffs’ claims allege personal injuries caused by exposure to asbestos used primarily in industrial boilers formerly manufactured by a segment of Zurn. Zurn did not manufacture asbestos or asbestos components. Instead, Zurn purchased them from suppliers. These claims are being handled pursuant to a defense strategy funded by insurers.

We currently estimate the potential liability for asbestos-related claims pending against Zurn as well as the claims expected to be filed in the next ten years is approximately $134.0 million, of which Zurn expects to pay approximately $116.0 million in the next ten years on such claims, with the balance of the estimated liability being paid in subsequent years. However, there are inherent uncertainties involved in estimating the number of future asbestos claims, future settlement costs, and the effectiveness of defense strategies and settlement initiatives. As a result, Zurn’s actual liability could differ from the estimate described herein. Further, while this current asbestos liability is based on an estimate of claims through the next ten years, such liability may continue beyond that time frame, and such liability could be substantial.

We estimate that available insurance to cover potential asbestos liability as of March 31, 2008, is approximately $281.5 million, and believe that all current claims are covered by this insurance. However, principally as a result of the past insolvency of certain of our insurance carriers, certain coverage gaps will exist if and after our other carriers have paid the first $205.5 million of aggregate liabilities. In order for the next $51.0 million of insurance coverage from solvent carriers to apply, we estimate that we would need to satisfy $14.0 million of asbestos claims. Layered within the final $25.0 million of the total $281.5 million of coverage, we estimate that we would need to satisfy an additional $80 million of asbestos claims. If required to pay any such amounts, we could pursue recovery against the insolvent carriers, but it is not currently possible to determine the likelihood or amount of any such recoveries, if any.

As of March 31, 2008, we recorded a receivable from our insurance carriers of $134.0 million, which corresponds to the amount of our potential asbestos liability that is covered by available insurance and is currently determined to be probable of recovery. However, there is no assurance that $281.5 million of insurance coverage will ultimately be available or that Zurn’s asbestos liabilities will not ultimately exceed $281.5 million. Factors that could cause a decrease in the amount of available coverage include changes in law governing the policies, potential disputes with the carriers on the scope of coverage, and insolvencies of one or more of our carriers.

As of the date of this filing, subsidiaries, Zurn Pex, Inc. and Zurn Industries, LLC (formerly known as Zurn Industries, Inc.), have been named as defendants in nine lawsuits, brought between July 2007 and May 2008, in various U.S. federal courts (MN, ND, CO, NC, MT and VA). The plaintiffs in these suits seek to represent a class of plaintiffs alleging damages due to the alleged failure or anticipated failure of the Zurn brass crimp fittings on the PEX plumbing systems in homes and other structures. The complaints assert various causes of action, including but not limited to negligence, breach of warranty, fraud, and violations of the Magnuson Moss Act and certain state consumer protection laws, and seek declaratory and injunctive relief, and damages (including punitive damages) in unspecified amounts. We believe we have insurance coverage in excess of $100 million, subject, however, to policy terms and conditions, and deductibles. The ultimate outcome of these lawsuits and the likelihood as to whether class action certification will be granted cannot presently be determined. While we intend to vigorously defend ourselves in these actions, the uncertainties of litigation and the uncertainties related to insurance coverage and collection as well as the actual number or value of claims make it difficult to accurately predict the financial effect these claims may ultimately have on us.

Properties

Within Power Transmission we have 28 manufacturing and four repair facilities, 22 of which are located in North America, five in Europe, one in Australia, one in South America and three in Asia. With the exception of one plant located in Downers Grove, Illinois, each of our facilities is dedicated to the manufacture of a single product line. All of our facilities listed below are suitable for their respective operations and provide sufficient capacity to meet reasonably foreseeable production requirements.

We own and lease our Power Transmission facilities throughout the United States and in several foreign countries. Listed below are the locations of our principal Power Transmission manufacturing and repair facilities:

Facility Location	Product/Use	Size (square feet)	Owned Leased
North America

Atlanta, GA	Warehouse	40,000	Leased
Auburn, AL	Coupling	130,000	Leased
Bridgeport, CT	Special Components	31,000	Owned
Clinton, TN	Industrial Bearings	180,000	Owned
Cudahy, WI	Special Components	100,000	Leased
Deer Park, TX	Gear Repair	31,000	Leased
Downers Grove, IL	Industrial Bearings and Aerospace	248,000	Owned
Grafton, WI	Flattop	95,000	Owned
Grove City, OH	Warehouse	73,000	Leased
Horsham, PA	Gear	80,000	Leased
Indianapolis, IN	Industrial Bearings	527,000	Owned
Lincoln, NE	Coupling	54,000	Leased
East Rockaway, NY (2)	Special Components	20,000/20,000	Owned/Leased
Milwaukee, WI	Gear	1,100,000	Owned
New Berlin, WI	Gear Repair	44,000	Leased
New Berlin, WI	Coupling	54,000	Owned
New Orleans, LA	Gear Repair	75,000	Leased
Simi Valley, CA	Aerospace	37,000	Leased
Stuarts Draft, VA	Gear	93,000	Owned
Toronto, Canada	Gear Repair	30,000	Leased
West Milwaukee, WI	Industrial Chain	370,000	Owned
Wheeling, IL	Aerospace	83,000	Owned

Europe

Betzdorf, Germany	Industrial Chain	179,000	Owned
Corregio, Italy	Flattop	79,000	Owned
Dortmund, Germany	Coupling	36,000	Owned
Gravenzande, Netherlands	Flattop	117,000	Leased
Hamelin, Germany	Gear	374,000	Leased

South America

Sao Leopoldo, Brazil	Industrial Chain	77,000	Owned

Facility Location	Product/Use	Size (square feet)	Owned Leased

Australia

Newcastle, Australia	Gear	43,000	Owned

Asia

Changzhou, China	Gear	206,000	Owned
Shanghai, China	Gear	40,000	Leased
Shanghai, China	Industrial Chain	161,000	Leased

We have 21 Water Management facilities principally located in the U.S. and Canada, as set forth below:

Facility Location	Product/Use	Size (square feet)	Owned Leased
Canada

Mississauga, Ontario	Manufacturing/Warehouse	27,878	Leased

United States

Abilene, Texas	Commercial Brass	176,650	Owned
Bensalem, Pennsylvania	Warehouse	40,000	Leased
Commerce, Texas	PEX	175,000	Owned
Cranberry TWP., Pennsylvania	Water and Wastewater	57,000	Owned
Dallas, Texas	Warehouse	55,020	Leased
Elkhart, Indiana	PEX	110,000	Owned
Erie, Pennsylvania	Specification Drainage	210,562	Leased
Erie, Pennsylvania	Specification Drainage	110,000	Owned
Falconer, New York	Specification Drainage	151,520	Leased
Fresno, California	Warehouse	50,000	Leased
Gardena, California	Warehouse	73,987	Owned
Harborcreek, Pennsylvania	Specification Drainage	100,000	Leased
Hayward, California	Warehouse	23,640	Leased
Mars, Pennsylvania	Water and Wastewater	65,000	Owned
Norcross, Georgia	Warehouse	96,000	Leased
Northwood, Ohio	Warehouse	17,920	Leased
Orange, Massachusetts	Water and Wastewater	250,000	Owned
Paso Robles, California	Water Control	158,000	Owned
Sacramento, California	Warehouse	16,000	Leased
Sanford, North Carolina	Commercial Brass	78,000	Owned

In addition, we lease sales office space in Taipei, R.O.C. and an engineering and sourcing center in Zhuhai, China. We also currently lease approximately 15,134 square feet of office space that had previously been the JBI corporate headquarters in West Palm Beach, Florida.

We believe our Power Transmission and Water Management properties are sufficient for our current and future needs.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information concerning our directors and executive officers as of July 1, 2008:

Name	Age	Position(s)
George M. Sherman	66	Non-Executive Chairman of the Board
Robert A. Hitt	51	President, Chief Executive Officer and Director
Todd A. Adams	37	Senior Vice President, Chief Financial Officer and Treasurer
George C. Moore	53	Executive Vice President and Secretary
Alex P. Marini	61	President, Water Management Group
Laurence M. Berg	42	Director
Peter P. Copses	50	Director
Damian J. Giangiacomo	31	Director
Praveen R. Jeyarajah	40	Director
Steven Martinez	39	Director

George M. Sherman has been the Non-Executive Chairman of the Company since 2002. Mr. Sherman also served as the Chairman of Campbell Soup Company from August 2001 to November 2004, and currently serves as the chairman of Jacuzzi Brands Corp. Prior to his appointment with Campbell Soup Company, Mr. Sherman was the Chief Executive Officer at Danaher Corporation, a manufacturer of process/environmental controls and tools and components, from 1990 to May 2001. Prior to joining Danaher, he was Executive Vice President at Black and Decker Corporation.

Robert A. Hitt became President and Chief Executive Officer of the Company in April 2001 and was elected as a director in connection with the Carlyle acquisition in 2002. Prior to the Carlyle acquisition, Mr. Hitt had been the Chief Operating Officer of Invensys Industrial Components and Systems Division since April 2002, Division Chief Executive of Invensys Automation Systems Division from April 2001 to March 2002 and Division Chief Executive of Invensys Industrial Drive Systems Division from October 2000 to March 2001. Prior to joining the Company, Mr. Hitt joined Siebe/Invensys in 1994, where he held various positions, including President of Climate Controls, from June 1997 to October 2000, and prior to June 1997, General Manager of Appliance Controls.

Todd A. Adams became Chief Financial Officer and Senior Vice President of the Company in April 2008. Mr. Adams had been Vice President, Controller and Treasurer of the Company since July 2004. Prior to joining Rexnord, he held positions as Director of Financial Planning and Analysis at The Boeing Company from February 2003 to July 2004, Vice President & Controller of APW Ltd. from July 2000 to February 2003 and Vice President & Controller of Applied Power Inc. (currently Actuant Corporation) from May 1998 to July 2000.

George C. Moore became the Executive Vice President Chief Financial Officer and Secretary of the Company in September 2006. Effective April 1, 2008, he relinquished his role as Chief Financial Officer but retained his position of Executive Vice President and Secretary. Prior to joining the Company, Mr. Moore had been the Executive Vice President and Chief Financial Officer of Maytag, a manufacturer of major appliances and household products, since 2003. Prior to that, Mr. Moore served as Group Vice President of Finance at Danaher Corporation, where he was employed since 1993. Mr. Moore also currently serves on the advisory board of FM Global.

Alex P. Marini became President of our Water Management Group upon consummation of the Zurn acquisition. From August 2006 until the acquisition, Mr. Marini was the President and Chief Executive Officer of JBI, the President and Chief Operating Officer of JBI from August 2005 to August 2006 and the President of Zurn from 1996 to August 2006. He joined Zurn in 1969 and held a variety of financial positions, including Vice President and Group Controller. He was promoted to Vice President of Sales, Marketing and Administration in 1984, and in 1987 was named President of Wilkins, a Zurn division, a position he held until becoming President of Zurn. Mr. Marini is also a director of Jacuzzi Brands Corp.

Laurence M. Berg became a member of our board of directors upon consummation of the Apollo acquisition in July 2006. Mr. Berg is a Senior Partner of Apollo Management, L.P. and its investment affiliates, where he has worked since 1992. Prior to joining Apollo, Mr. Berg was a member of the Mergers and Acquisition Group at Drexel Burnham Lambert. Mr. Berg is also a director of Jacuzzi Brands Corp. and Connections Academy.

Peter P. Copses became a member of our board of directors upon consummation of the Apollo acquisition in July 2006. Mr. Copses is a Founding Partner of Apollo Management, L.P. and its investment affiliates, where he has worked since 1990. Prior to joining Apollo, Mr. Copses was an investment banker at Drexel Burnham Lambert, and subsequently at Donaldson, Lufkin & Jenrette Securities, primarily concentrating on the structuring, financing and negotiation of mergers and acquisitions. Mr. Copses is also a director of Claire’s Stores, Linens N’ Things and Smart & Final.

Damian J. Giangiacomo became a member of our board of directors in October 2006. Mr. Giangiacomo is a principal at Apollo Management, L.P., where he has been employed since July 2000. Prior to joining Apollo, Mr. Giangiacomo was an investment banker at Morgan Stanley & Co. Mr. Giangiacomo is also a director of Linens N’ Things, Jacuzzi Brands Corp. and Connections Academy.

Praveen R. Jeyarajah was first elected as a director of RBS Global in connection with the Carlyle acquisition in 2002 and served in that capacity until the Apollo acquisition. Mr. Jeyarajah was reappointed as a director of the Company in October 2006, and also serves as a director of Jacuzzi Brands Corp. Mr. Jeyarajah is a Managing Director at Cypress Group, LLC. Prior to joining Cypress Group, he was a Managing Director of Carlyle from 2001 to 2006. Prior to joining Carlyle, Mr. Jeyarajah was with Saratoga Partners from 1996 to 2000. Prior to that, Mr. Jeyarajah worked at Dillon, Read & Co., Inc.

Steven Martinez became a member of our board of directors upon consummation of the Apollo acquisition in July 2006. Mr. Martinez is a Partner at Apollo Management, L.P. Prior to joining Apollo in 2000, he worked for Goldman Sachs & Co. and Bain and Company. Mr. Martinez also serves as a director of Prestige Cruises, Norwegian Cruise Line and Jacuzzi Brands Corp.

Board of Directors

Upon the closing of the Parent offering, the Company will have      directors. We will appoint          additional independent members to our board of directors prior to the completion of the Parent offering. At each annual meeting, our stockholders will elect the successors to our directors. Any director may be removed from office by a majority of our stockholders. Our executive officers and key employees serve at the discretion of our board of directors. Directors may be removed for cause by the affirmative vote of the holders of a majority of our common stock.

Committees of our Board of Directors

Upon consummation of the Parent offering, our board of directors will have three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Following the consummation of the Parent offering, we intend to avail ourselves of the “controlled company” exception under the New York Stock Exchange rules which exempts us from certain requirements, including the requirements that we have a majority of independent directors on our board of directors and that we have compensation and nominating and corporate governance committees composed entirely of independent directors. We will, however, remain subject to the requirement that we have an audit committee composed entirely of independent members.

If at any time we cease to be a “controlled company” under the New York Stock Exchange Rules, the board of directors will take all action necessary to comply with the applicable New York Stock Exchange Rules, including appointing a majority of independent directors to the board of directors and establishing certain committees composed entirely of independent directors, subject to a permitted “phase-in” period.

Audit Committee

Upon consummation of the Parent offering, our audit committee will consist of             (Chair),             and            . Our board of directors has determined that             qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and that                  is independent as independence is defined in Rule 10A-3 of the Exchange Act and under the New York Stock Exchange listing standards.

The principal duties and responsibilities of our audit committee are to oversee and monitor the following:

•	preparation of annual audit committee report to be included in our annual proxy statement;

•	our financial reporting process and internal control system;

•	the integrity of our financial statements;

•	the independence, qualifications and performance of our independent auditor;

•	the performance of our internal audit function; and

•	our compliance with legal, ethical and regulatory matters.

The audit committee will have the power to investigate any matter brought to its attention within the scope of its duties. It will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Holdings Compensation Committee

Following consummation of the Parent offering, our compensation committee the “Holdings Compensation Committee” will consist of      (Chair) and     . The principal duties and responsibilities of the “Holdings Compensation Committee” as follows:

•

to review, evaluate and make recommendations to the full board of directors regarding our compensation policies and establish performance-based incentives that support our long-term goals, objectives and interests;

•	to review and approve the compensation of our chief executive officer, all employees who report directly to our chief executive officer and other members of our senior management;

•	to review and make recommendations to the board of directors with respect to our incentive compensation plans and equity-based compensation plans;

•	to set and review the compensation of and reimbursement policies for members of the board of directors;

•	to provide oversight concerning selection of officers, management succession planning, expense accounts, indemnification and insurance matters, and separation packages; and

•

to prepare an annual compensation committee report, provide regular reports to the board, and take such other actions as are necessary and consistent with the governing law and our organizational documents.

We intend to avail ourselves of the “controlled company” exception under the New York Stock Exchange rules which exempts us from the requirement that we have a compensation committee composed entirely of independent directors.

A Copy of the Holdings Compensation Committee charter is posted on our website: www.rexnord.com under             .

Nominating and Corporate Governance Committee

Prior to consummation of the Parent offering, our board of directors will establish a nominating and corporate governance committee. We expect that the members of the nominating and corporate governance committee will be     (Chair),      and     , who will be appointed to the committee promptly following the Parent offering. The principal duties and responsibilities of the nominating and corporate governance committee will be as follows:

•

to establish criteria for board and committee membership and recommend to our board of directors proposed nominees for election to the board of directors and for membership on committees of our board of directors;

•	to make recommendations regarding proposals submitted by our stockholders; and

•	to make recommendations to our board of directors regarding board governance matters and practices.

We intend to avail ourselves of the “controlled company” exception under the New York Stock Exchange rules which exempts us from the requirement that we have a nominating and corporate governance committee composed entirely of independent directors.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics that applies to all of our associates, including our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The Code of Business Conduct and Ethics, which addresses the subject areas covered by the SEC’s rules, is posted on our website: www.rexnord.com under Ethics Policy (www.rexnord.com/corporate_profile/rexnord_ethics_policy.asp.) Any substantive amendment to, or waiver from, any provision of the Code of Business Conduct and Ethics with respect to any senior executive or financial officer shall be posted on our website. The information contained on our website is not part of this exhibit.

Compensation Discussion and Analysis

Overview

This section discusses each of the material elements of compensation awarded to, earned by, or paid to each of our executive officers during our fiscal year ended March 31, 2008.

With the exception of the award of equity based compensation, the compensation committee of the board of directors of RBS Global (the “Committee”), in consultation with the RBS Global board of directors, has historically been responsible for determining our executive compensation programs, including making compensation decisions during the year ended March 31, 2008. Awards of equity based compensation have been determined by the Holdings Compensation Committee as these awards cover equity securities of the Company.

The Committee, in consultation with the board of directors of RBS Global, has historically overseen our executive compensation agreements, plans and policies and had the authority to approve all matters regarding executive compensation other than equity awards. The Committee sought to ensure that the compensation and benefits provided to executives were reasonable, fair, competitive and aligned with the long and short term goals of our Company. Based upon these criteria, the Committee set the principles and strategies that guided the design of our executive compensation program. Throughout this discussion, we refer to the executives named in the Summary Compensation Table as the “Named Executive Officers.”

Following the consummation of the Parent offering, the executive compensation programs for the Company will be determined by the Holdings Compensation Committee, consistent with its duties and responsibilities under the Holdings Compensation Committee Charter described above.

General Compensation Philosophy and Objectives of Executive Compensation Programs

The foundation of our executive compensation program is to reward our executives for achieving specific annual and long-term strategic goals of the Company and to align each executive’s interest with that of our shareholders. We believe that rewarding executives for superior levels of achievement will result in significant long-term value creation for the Company and its shareholders. As a result, we believe that the compensation packages we provide to executives, including the Named Executive Officers, must include both cash-based and equity-based elements that reward performance. Prior to the completion of the Parent offering, the Committee, with input from the Chief Executive Officer, evaluated the performance of our executives and their compensation packages to ensure that we maintained our ability to retain highly talented key employees and attract new talent, as needed, to successfully grow and lead the organization. Following the completion of the Parent offering, we anticipate that the Holdings Compensation Committee will continue to evaluate the performance of our executives and their compensation packages in line with this philosophy.

We have created a “pay for performance” culture that places an emphasis on value creation and subjects a substantial portion of each executive’s incentive compensation to risk depending on the performance of the Company. As such, we base our executive compensation program on the following philosophy:

•	The compensation program should support the business by establishing an emphasis on critical short-term objectives and long-term strategy;

•	Each executive’s total compensation should correlate to their relative contribution to the Company;

•	A significant portion of each executive’s total compensation should be based on the achievement of performance goals and objectives; and

•	Executives should be rewarded for superior performance through annual cash-based incentives and, if appropriate, the grant of equity-based awards.

Our executive compensation program is designed to focus our executives on critical business goals that translate into long-term value creation. As a result, we believe that a substantial portion of our executives’ compensation should be variable and based on overall corporate financial performance. Another element of our executive compensation program is designed to reward annual improvement in personal objectives, with target performance areas determined for each executive officer. We refer to these individualized target performance areas as annual improvement priorities (“AIPs”).

As described in more detail below, our compensation program is composed of elements that are generally paid on a short-term or current basis (such as base salaries and annual performance-based awards) and elements that are generally paid out on a longer-term basis (such as long-term equity incentives and retirement benefits). We believe this mix of short-term and long-term elements allows us to achieve our compensation objectives of attracting and retaining top executives and emphasizing long-term value creation for the Company and its shareholders.

Setting Executive Compensation and the Role of Our Executive Officers in Compensation Decisions

Prior to the completion of the Parent offering, the Committee or its designated member annually reviewed and approved all compensation decisions related to our Named Executive Officers. The Chief Executive Officer established the AIPs for each executive officer other than himself and the Committee established the AIPs for the Chief Executive Officer. Prior to making its annual compensation determinations for each executive officer (other than that of the Chief Executive Officer), one or more members of the Committee worked together with the Chief Executive Officer to review the performance of the Company and, if applicable, the respective business group, the role of each executive in the various aspects of that performance, and the executive’s level of achievement of his or her AIPs. Based on this review, the Chief Executive Officer made recommendations to the Committee as to the compensation of all executives including the Named Executive Officers other than himself. The Committee or designated member considered these recommendations and used its discretion and judgment in accepting or modifying these recommendations in making its final determinations. Other than our Chief Executive Officer, none of the Named Executive Officers had any role in determining the compensation of other Named Executive Officers. Following the completion of this offering, we anticipate that the Chief Executive Officer will continue to have a role in setting the compensation for executive officers of the Company other than himself.

The Committee has not retained a compensation consultant to review our executive compensation policies and procedures. We may from time to time obtain compensation studies to determine the relative strengths and weaknesses of our compensation packages. In determining the level of compensation to be paid to executive officers, we do not generally factor in amounts realized from prior compensation paid to executive officers or conduct any formal survey of the compensation paid by other comparable public companies. The Committee has historically believed that its compensation decisions should be based primarily on the performance of the Company and the individual executive officers. In making its compensation decisions, the Committee also considered each executive officer’s responsibility for the overall operations of the Company. Thus, the compensation levels for Mr. Hitt are higher than they are for the other Named Executive Officers, reflecting his responsibility as Chief Executive Officer for the overall operations of the Company.

2008 Executive Compensation Components

We compensate our executives through a variety of forms of cash and non-cash compensation, although all non-equity compensation is paid at our subsidiary level. Our compensation program includes:

•	Cash compensation

•	base salaries

•	annual performance based awards

•	discretionary bonuses

•	special signing bonus

•	Long-term equity incentive awards

•	Retirement benefits

•	Severance benefits

The principal components of our executive compensation program for the fiscal year ended March 31, 2008 are discussed below.

Base Salary. The Committee has historically reviewed base salaries annually and made adjustments from time to time and in connection with promotions and other changes in responsibilities. The Committee considers available market data, the experience, skills, knowledge and responsibilities required of the executives in their respective roles, and the individual’s performance. Based on this review, the Committee determined that the appropriate base salary for each Named Executive Officer for fiscal 2008 was the amount reported for such officer in the “Salary” column of the “Summary Compensation Table” below. During fiscal 2008, Mr. Moore was awarded a salary increase of 5% of base salary effective in June, 2007 based on the factors cited above. None of the other Named Executive Officers received an increase in their base salary during fiscal 2008. Our existing employment agreements do not provide for mandatory minimum annual salary increases above the base salary amounts set forth in the employment agreements.

Annual Performance Based Awards. We believe that a substantial portion of our executive officers’ compensation should be variable and based on overall corporate financial performance, with the opportunity to earn substantial awards in connection with superior business and individual performance.

Cash incentives for our executive officers are principally awarded through our Management Incentive Plan (“MIP”). The MIP is designed to provide our key officers, including our Named Executive Officers, with appropriate incentives to achieve and exceed key annual business objectives by providing performance-based cash compensation in addition to their annual base salary. Under the terms of the MIP, participants are eligible to earn cash bonuses based upon the achievement by the Company of the financial targets that have historically been established by the Committee and by the achievement of each executive’s AIPs. Each participant’s target bonus amount is based upon a specified percentage of the participant’s annual salary. Each participant is initially entitled to his target bonus amount if 100% of the specified performance targets (“Base Targets”) are achieved, subject to the AIP multiplier described below. The target bonus amount for Messrs. Hitt, Marini and Moore are 75%, 100% and 50% of salary, respectively.

Base Targets under the MIP are comprised of financial performance metrics, which are similar for each Named Executive Officer, and individual AIPs. The financial performance metrics for Messrs. Hitt and Moore are the same and are based on the Company consolidated financial performance metrics. The financial performance metrics for Mr. Marini are based on the Water Management financial performance metrics. For fiscal 2008, the financial performance metrics for the Company consolidated business were based upon EBITDA and debt reduction, and for the Water Management business they were based on EBITDA and Divisional Free Cash Flow (defined below) targets. These metrics are substantially the same as those that are established for the bonus system of our other management personnel and salaried employees and reflect the Committee’s belief that these measures correlate to the Company’s strategic goals. The Committee has historically set the financial performance metrics and has been responsible for setting the AIPs for our Chief Executive Officer and our Chief Executive Officer has historically set the AIPs for each of the other executive officers, including the Named Executive Officers, participating in the plan. The Committee also has historically considered our strategic plan and determined what achievement will be required on an annual basis in order to drive to our multi-year performance commitment. The Committee’s intention in setting the Base Targets for fiscal 2008 was to provide strong incentive for the executives to perform at a high level and create a certain level of value for our shareholders in order for any annual incentives to be earned, thereby requiring an exceptional level of performance to attain or exceed the target level.

We define EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, stock based compensation expense, other expense, LIFO (income) expense, un-budgeted acquisitions, and other nonrecurring items, translated at constant currency as used for internal management reporting. For fiscal 2008 our Company Consolidated EBITDA target was $343.2 million, and the Water Management’s EBITDA target was $106.7 million. The Company Consolidated EBITDA finished the year at $359.0 or 105% to plan which generated a 112.5% payout of target. The Water Management EBITDA finished the year at $106.7 or 100% to plan generating a 100% payout. Debt Reduction is defined as the change in the Company’s total debt balance in a fiscal year. For fiscal 2008 our Company Consolidated Debt Reduction target was $66.1 million. The Committee concluded that the Company consolidated debt reduction for fiscal 2008 was $140.0 million or 212% of plan, generating a 635% payout of target. Free Cash Flow is defined as EBITDA plus or minus changes in trade working capital (accounts receivable, inventory and accounts payable) less capital expenditures. The Water Management Divisional Free Cash Flow target for fiscal 2008 was $111.0 million. The Committee also concluded that the Water Management Divisional Free Cash Flow finished the year at $129.0 million or 117% to plan, generating a 160% payout of target. The RBS Global board of directors has historically made a determination as to whether the respective EBITDA and Debt Reduction/Free Cash Flow targets were met, and determined the extent, if any, to which the target incentives should be paid. Under the MIP, the Committee, in its sole discretion may consider, that any acquisition or disposition of any business by the Company, merger, consolidation, split-up, spin-off, or any unusual or nonrecurring transactions or events affecting the Company, or the financial statements of the Company, or change in applicable laws, regulations, or accounting principles occurs such that an adjustment is determined by the Committee to be appropriate, then the Committee shall, in good faith and in such manner as it may deem equitable, adjust the financial targets of the Plan.

Aggregate bonuses under the plan are weighted to include both financial metrics as well as the AIP performance. For fiscal 2008, we implemented a program modification for the MIP. The plan was changed from having 80% weight on EBITDA and Debt Reduction (each 50% weighted) and 20% weight on AIPs, to a plan of 100% weight on EBITDA and Debt Reduction (each 50% weighted) and a personal performance multiplier based on the individual’s AIPs. Once the financial results have been calculated, each individual’s personal performance is calculated and the individual’s personal performance multiplier is determined and applied against the individual’s target bonus amount. The personal performance multiplier ranges from 0% to 150%. This program modification was implemented to align each Named Executive Officer’s individual performance for achieving their AIPs with their compensation and the overall performance of the Company. For plan participants to be eligible for a minimum bonus under the financial performance metrics, the Company must reach at least 90% of the respective metrics. However, there is no minimum bonus payable under the plan even if 90% or more of the financial performance metrics are achieved because the bonus payment is subject to the personal performance multiplier which could be 0%. The MIP also does not set a limit on the maximum bonus opportunity payable with respect to the financial performance based portion of the bonus formula. Instead, the plan provides that the percentage of the participant’s base bonus used to determine the participant’s financial performance based portion of the bonus for the fiscal year will increase incrementally as the level of achievement increases.

The RBS Global board of directors reviewed Messrs. Hitt, Moore and Marini’s level of achievement of their respective AIPs and as a result established a personal performance multiplier for Messrs. Hitt, Moore and Marini of 113%, 125% and 100%, respectively. Utilizing the financial targets and the personal performance multiplier results, the bonus payments for Messrs. Hitt, Moore and Marini for fiscal 2008 were $1,813,271, $981,094 and $650,000, respectively. The RBS Global board of directors believes the above targeted, financial results and individual achievements are appropriately aligned with the bonus awards approved under the plan.

Discretionary Bonuses. In addition to annual incentive awards under the MIP, the Committee has historically had the authority and discretion to award additional performance-based compensation to our executives if the Committee determined that a particular executive has exceeded the objectives and/or goals established for such executive or made a unique contribution to the Company during the year. The Committee did not award any discretionary bonus awards for fiscal 2008.

Special Signing Bonus. The Company established the Special Signing Bonus Plan (the “Signing Bonus Plan”) effective July 21, 2006 to provide for the award of a cash bonus to certain employees, directors, consultants and other service providers of the Company and its subsidiaries to retain and motivate those individuals to continue to provide services to the Company following the date of its adoption (which was the date of the July 2006 Apollo acquisition). Mr. Hitt is the only Named Executive Officer who is a participant in the Signing Bonus Plan. Bonuses are payable to participants upon the earliest to occur of: (i) a change in control of the Company, (ii) the separation from service of the participant or (iii) a date specified for each participant (which is within 30 days after November 25, 2012 in the case of Mr. Hitt).

Long Term Equity Incentive Awards. The Holdings Compensation Committee may, from time to time, approve the grant of equity awards to our Named Executive Officers and other officers, employees, directors and consultants. The Committee and the Holdings Compensation Committee believe that equity-based awards play an important role in creating incentives for our executives to maximize Company performance and align the interests of our executives with those of our shareholders. These equity awards are generally subject to time-based and performance based vesting requirements. Time-based awards function as a retention incentive, while performance-based awards encourage executives to maximize Company performance and create value for our shareholders. Equity awards are generally provided through grants of stock options to purchase shares of our common stock under the Option Plan.

Among other things, the Holdings Compensation Committee decides which of our executives, employees, directors or consultants shall receive awards under the Option Plan, the exercise price, vesting terms and such other terms or conditions as the Holdings Compensation Committee may determine, in their sole discretion, provided such terms are consistent with the provisions of the Option Plan. With respect to options granted to our Named Executive Officers, 50% of the options granted to each officer under the Option Plan vest on a pro-rata basis over five years, subject to continued employment. The other 50% vest annually over five years subject to the Company meeting certain specified annual and cumulative performance targets, which currently include both annual and cumulative EBITDA and Debt Repayment targets. As is the case under the MIP, the Holdings Compensation Committee’s intention in setting the performance vesting targets for the options was that the Company would have to perform at a high level and create a certain level of value for its shareholders for any portion of the performance based options to vest.

The fiscal 2008 performance targets for EBITDA and Debt Reduction were $343.2 million and $66.1 million, respectively. As is customary in incentive plans such as the Option Plan, the performance targets established for awards are subject to adjustment to prevent dilution or enlargement of the economic benefits intended to be made available under the awards, as a result of extraordinary events, including acquisitions or divestitures.

During fiscal 2008, the Holdings Compensation Committee granted stock options to Messrs. Hitt, Marini and Moore. The corresponding number of stock options granted to our Named Executive Officers and the material terms of these options as of the end of our 2008 fiscal year are described below under “Narrative to Grants of Plan Based Awards.”

We do not have any program, plan or practice in place for selecting grant dates for awards under the Option Plan in coordination with the release of material non-public information. However, no options granted were based on material non-public information in determining the number of options awarded, and we did not “time” the release of any material non-public information to affect the value of those awards. The Company does not have any stock ownership requirements or guidelines for its Named Executive Officers.

Retirement Benefits. Each of our continuing Named Executive Officers participates in qualified defined-benefit and/or defined-contribution retirement plans maintained by the Company on substantially the same terms as our other participating employees.

The Company provides supplemental retirement to eligible executives through the Rexnord Supplemental Executive Retirement Plan (“SERP”) adopted on January 1, 2004 to provide participants with deferred compensation opportunities. Mr. Hitt is the only participant in the SERP. Under the plan, during the term of each participant’s active employment with the Company, each participant’s account is credited annually as of each December 31 with a percentage of his compensation and account balances are credited at an annual interest rate of 6.75%. Account balances become payable upon a termination of employment.

Under the terms of Mr. Marini’s employment agreement, Mr. Marini is entitled to receive a monthly supplemental retirement benefit commencing upon his retirement, so long as his employment is not terminated for “cause” as defined in the employment agreement. The amount of the monthly supplemental retirement benefit is determined as of Mr. Marini’s retirement date and is an amount necessary to provide Mr. Marini with a monthly 60% joint and survivor annuity during Mr. Marini’s life after his retirement equal to the positive difference, if any, between $20,000 less his “existing retirement benefit” (as defined in the employment agreement). If Mr. Marini voluntarily terminates his employment for any reason other than a termination for “good reason” (as defined in the employment agreement), death or disability, he must give six months notice of his termination in order to receive the supplemental retirement benefit. If he does not give the six months notice, Mr. Marini will be required to pay to the Company an amount equal to his then current base salary. The Company believes that the benefits provided to Mr. Marini recognize his substantial past and expected future contributions to the Company (including his prior service with Zurn).

Severance Benefits. The employment agreements for Messrs. Hitt and Marini provide that, among other things, the executive would be entitled to certain severance benefits in the event of a termination of employment during the term of the respective agreement if such termination is: (i) initiated by us without cause or (ii) initiated by the respective officer for good reason (each as defined in the respective agreements). We believe that it is appropriate to provide these executives with severance benefits under these circumstances in light of their positions with the Company and as part of their overall compensation package. We believe that a termination by the executive for good reason (or constructive termination) is conceptually the same as an actual termination by the Company without cause; therefore, we believe it is appropriate to provide severance benefits following such a constructive termination of the executive’s employment.

Mr. Moore is covered under a corporate severance policy that applies to our employees whose employment is involuntarily terminated under various conditions described in the plan document. The severance policy is intended to cover employees who are not entitled to severance benefits under an employment agreement. We believe that it is appropriate to provide severance benefits to employees whose employment terminates in these circumstances and that doing so helps us to attract and retain highly qualified employees.

Additional information concerning potential payments that may be made to the Named Executive Officers in connection with their termination of employment or a change in control is presented in “Potential Payments Upon Termination or Change in Control” below.

Perquisites and Other Personal Benefits. The Company and its subsidiaries provides the Named Executive Officers with perquisites and other personal benefits that the Company believes are reasonable, competitive and consistent with the overall compensation program. In that connection, the Committee has periodically reviewed the perquisites and other benefits provided to the Named Executive Officers and we anticipate the Holdings Compensation Committee will do the same. In particular, Messrs. Hitt and Moore receive travel reimbursement in connection with travel to and from their respective principal residences, which are located out-of-state, and housing reimbursement in Milwaukee, Wisconsin.

Compensation Committee Actions Taken After Fiscal 2008

The Committee appointed Todd Adams to serve as the Company’s Chief Financial Officer and Senior Vice President effective April 1, 2008. In connection with his appointment to this position, the Company and Mr. Adams entered into a letter agreement on April 2, 2008 that provided him with a new compensation package to reflect his increased responsibilities. The material terms of Mr. Adams’ letter agreement are described in a Form 8-K filed by the Company with the SEC on April 2, 2008. The letter agreement provides that Mr. Adams’ base salary shall be $280,000 annually and Mr. Adams will have a target annual incentive bonus opportunity equal to 50% of his base salary and provided for the award of stock options under the Option Plan.

Compensation Committee Report on Executive Compensation(1)

The Committee is currently composed of the five non-employee directors named at the end of this report. The Committee has reviewed and discussed with management the disclosures contained in the above Compensation Discussion and Analysis. Based upon this review and discussion, the Committee recommended to the Company’s board of directors that the Compensation Discussion and Analysis section be included in this exhibit.

Steven Martinez (Chair)

George M. Sherman

Laurence M. Berg

Praveen Jeyarajah

Damian Giangiacomo

Compensation Committee Interlocks and Insider Participation

Messrs. Berg, Giangiacomo and Martinez, whose names appear on the Compensation Committee Report above, became Compensation Committee members immediately following the Apollo acquisition in July 2006. Each of these directors are partners of Apollo Management, L.P., the controlling stockholder of Holdings. In fiscal 2008, we paid an annual consulting fee, currently set at $3.0 million per year, to Apollo or one of its affiliates. In fiscal 2008, the Company also reimbursed approximately $71,000 in out-of-pocket expenses to Mr. George Sherman. Mr. Jeyarajah, whose name also appears on the above Compensation Committee Report, is a Managing Director of Cypress. Out-of-pocket expenses of approximately $38,000 were reimbursed to Mr. Jeyarajah in fiscal 2008. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity during the fiscal year ended March 31, 2008.

(1)

Unless specifically stated otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Exchange Act.

Summary Compensation Table

The following table presents information about the compensation of our Chief Executive Officer, our Chief Financial Officer and our other executive officer, whom we refer to as our Named Executive Officers, for the fiscal years ended March 31, 2008 and 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert A. Hitt,	2008	$575,000	—	—	$1,211,807	$1,813,271	$7,624	$203,845	$3,811,547
President and Chief Executive Officer	2007	$558,942	—	—	$807,844	$507,797	$3,510	$1,025,811	$2,903,904

George C. Moore,	2008	$411,537	—	—	$247,219	$981,094	—	$105,719	$1,745,569
Executive Vice President and Chief Financial Officer	2007	$215,384	—	—	$101,529	$151,667	—	$32,862	$501,442

Alex P. Marini,	2008	$507,500	—	—	$375,076	$650,000	—	$17,798	$1,550,374
President, Water Management Group	2007	$75,000	—	—	—	$212,414	$1,309,766	$6,621	$1,603,801

(1)	The amounts in column (f) reflect the dollar amount recognized for financial reporting purposes for the fiscal year ended March 31, 2008, in accordance with SFAS 123(R). For a discussion of the assumptions and methodologies used to calculate the amounts reported in this column, please see (i) the discussion of option awards contained in note 14 (Stock-Based Compensation) to our consolidated financial statements and (ii) similar notes contained in our consolidated financial statements filed on Form 10-Ks for prior fiscal years as to the option awards granted in those years, each of which notes is incorporated herein by reference. Equity based awards are denominated in shares of common stock of Rexnord Holdings.

(2)	The amounts in column (g) for fiscal 2008 represent the dollar amount paid as cash incentive awards under the Company’s MIP to Messrs. Hitt, Marini and Moore for fiscal 2008 performance.

(3)	The amounts in column (h) for Mr. Hitt represent the sum of the actuarial increase in the present value of each of his benefits under our Rexnord Non-Union Pension Plan plus interest on deferred compensation account balances under the SERP considered under SEC rules to be at above-market rates in the following amounts: $5,382 actuarial increase in pension value and $2,242 interest. The change in the actuarial present value of the accrued pension benefit is based on the difference of the present value of the accrued benefit as of the December 31, 2007 measurement date (used for financial statement reporting purposes) and the present value of the accrued benefit as of the prior year measurement date (used for financial statement reporting purposes). The amount in column (h) for Mr. Marini for 2008 is reported as zero because the change in the actuarial present value of the aggregate accumulated pension benefit for Mr. Marini pursuant to the terms of his employment agreement and his benefit under the Rexnord Non-Union Pension Plan calculated as of December 31, 2007 represents a decrease of $45,098 over the actuarial present value of his aggregate accumulated pension benefit pursuant to the terms of his employment agreement and his benefit under the Rexnord Non-Union Pension Plan calculated as of the prior year measurement date. For comparison purposes, the amount reported for fiscal 2007 includes the full value of the supplemental retirement benefit Mr. Marini is entitled to receive from the Company pursuant to the terms of his employment agreement valued as of February 7, 2007, the date the agreement was executed. These amounts were determined using the same actuarial assumptions applied for financial reporting purposes for the December 31, 2007 and December 31, 2006 measurement dates. Mr. Marini is also a participant under the JBI Master Pension Plan, which was merged into the Rexnord Non-Union Pension Plan as of April 13, 2007. See “Pension Benefits Table” below for a description of the supplemental retirement benefit and the aggregate pension benefits to which he is entitled under the Rexnord Non-Union Pension Plan.

(4)	For Mr. Hitt, for fiscal 2008, column (i) includes a 401(k) matching contribution of $7,750, a 401(k) personal retirement account (“PRA”) contribution of $6,750, a contribution of $111,998 to the SERP, a temporary housing benefit of $28,625, commuting reimbursements of $16,753, an auto benefit of $2,864, Exec-U care benefits of $5,686 and tax gross-ups in the aggregate of $23,419. For Mr. Moore, for fiscal 2008, amounts include a 401(k) matching contribution of $7,154, a PRA contribution of $6,750, a temporary housing benefit of $32,485, commuting reimbursements of $21,881, an auto benefit of $11,455 and aggregate tax gross-ups of $25,994. For Mr. Marini, for fiscal 2008, column (i) includes club dues of $6,142, an auto benefit of $1,342, a 401(k) matching contribution of $6,750 and aggregate tax gross-ups of $3,564.

Compensation of Named Executive Officers

The “Summary Compensation Table” above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in fiscal 2008 and fiscal 2007. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, long-term equity incentives consisting of stock options, cash incentive compensation and, for certain Named Executive Officers, the change in pension value relating to our tax-qualified defined benefit plans and contract benefits and certain earnings relating to our nonqualified defined contribution plan and SERP. Named Executive Officers also earned or were paid the other benefits listed in Column (i) of the “Summary Compensation Table,” as further described in footnote (4) to the table.

The “Summary Compensation Table” should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Executive Officer’s employment agreement is provided immediately following this paragraph. The “Grants of Plan-Based Awards in Fiscal 2008” table, and the description of the material terms of the stock options that follows it, provides information regarding the long-term equity incentives awarded to Named Executive Officers in fiscal 2008. The “Outstanding Equity Awards at Fiscal 2008 Year-End” and “Option Exercises and Stock Vested in Fiscal 2008” tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards. The “Pension Benefits Table” and related description of the material terms of our defined benefit plans describe each Named Executive Officer’s retirement benefits under our tax qualified and nonqualified defined benefit plans and agreements to provide context to the amounts listed in the “Summary Compensation Table.” The “Nonqualified Deferred Compensation Plans” table and related description of the material terms of the SERP describe the benefits for Mr. Hitt under the SERP. The discussion under “—Potential Payments Upon Termination or Change in Control” below is intended to further explain the potential future payments that are, or may become, payable to our Named Executive Officers under certain circumstances.

Description of Employment Agreements

The Company, through its subsidiaries, has entered into employment agreements with Messrs. Hitt and Marini and an employment offer letter with Mr. Moore.

The agreement for Mr. Hitt was effective as of July 21, 2006 and provides for a five-year term, subject to automatic extension for successive one-year periods thereafter unless either party delivers notice within specified notice periods. Mr. Hitt’s initial annual salary, which may be increased by our board of directors, was $575,000, and he is eligible to receive an incentive compensation bonus under the terms of our MIP.

The employment agreement with Mr. Marini, which was effective as of February 7, 2007, provides for an initial term of employment through August 31, 2008, subject to automatic extensions for successive one-year periods thereafter unless either party delivers notice within specified notice periods. Under the agreement, Mr. Marini’s annual base salary was $500,000, which may be increased by the Company’s Chairman or Chief Executive Officer. Mr. Marini is eligible to receive a discretionary bonus under the Company’s annual bonus plan established for each fiscal year commencing with fiscal 2008 with an annual cash target bonus opportunity for each fiscal year equal to 100% of his base salary. See the discussion following the “Pension Benefits Table” below for a description of the terms of Mr. Marini’s supplemental pension benefit.

In connection with Mr. Moore’s appointment as Chief Financial Officer of the Company, Mr. Moore and the Company executed an employment offer letter on July 27, 2006. This offer letter provides for a base salary of $400,000 for the first year of his employment and a base salary of $275,000 for the second year of his employment contemplated by the offer letter. The Company and Mr. Moore subsequently agreed to delay the reduction of Mr. Moore’s base salary for his second year of employment. As described under “—2008 Executive Compensation Components—Base Salary” Mr. Moore was awarded a salary increase effective June 2007.

Each of the employment agreements for Mr. Hitt and Mr. Marini provide for severance payments and benefits upon a termination of employment, as further described under “—Potential Payments Upon Termination or Change in Control” below.

Grants of Plan-Based Awards in Fiscal 2008

The following table presents information about grants of plan-based awards made to our Named Executive Officers during the fiscal year ended March 31, 2008.

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Grant Date ($)
Name		Threshold (3) ($)	Target ($) (4)	Maximum ($) (5)	Threshold (#) (6)	Target (#) (7)	Maximum (#) (8)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Robert A. Hitt	4/19/07	—	431,250	—				—			(9)
George C. Moore	4/19/07	—	210,000	—				—			(9)
Alex P. Marini	4/19/07	—	500,000	—				—			(9)

(1)	Amounts reflect target cash incentive awards under the MIP for the 2008 fiscal year for each Named Executive Officer. Each Named Executive Officer would likely be eligible to participate in the MIP on similar terms with respect to future years of employment, although the amount of the target cash incentive award could change from year to year based on changes to base salary or other factors.

(2)	Represents the portion (50%) of the options granted to each Named Executive Officer under the Option Plan not subject to performance based vesting. These options vest in equal portions on the first five anniversaries of the grant date based upon continued employment.

(3)	There is no minimum amount payable under the MIP. No payout is earned if either the Company fails to achieve the minimum targets for EBITDA and Debt Reduction, or if an individual receives a zero achievement on their personal performance multiplier.

(4)	Represents the amount payable under the MIP if 100% of the performance measures are met and a 1.0 personal performance multiplier is used for the 2008 fiscal year for Messrs. Hitt, Marini and Moore assuming each executive’s current annual salary, excluding any additional discretionary bonus which could be paid under the plan.

(5)	The MIP does not set a limit on the maximum bonus opportunity payable with respect to the financial performance based portion of the bonus formula because the actual performance based portion of our Named Executive Officers’ bonus may exceed 100% of their respective target bonus if the actual financial performance exceeds the specified Base Targets.

(6)	Represents the minimum number of option shares that would vest under the Named Executive Officer’s award under the Option Plan if the lowest performance threshold for vesting is satisfied.

(7)	Represents the number of option shares that would vest under the Named Executive Officer’s award under the Option Plan if 100% of the target performance for each metric under the plan is satisfied.

(8)	Represents the maximum number of options that could vest under the Named Executive Officer’s award under the Option Plan if the maximum performance threshold for vesting is satisfied.

(9)	On the grant date, both the exercise price and the deemed fair market value of Rexnord Holdings common stock were $ .

Narrative to Grants of Plan Based Awards

As described under “—2008 Executive Compensation Components—Annual Performance-Based Awards,” the Management Incentive Plan provides for cash incentive awards based on three criteria: the achievement of personal goals, referred to as “annual improvement priorities” or AIPs, the achievement of minimum annual EBITDA targets and the reduction of the Company’s debt by predetermined minimum levels.

Under the Option Plan, the vesting criteria for 50% of all options granted to our Named Executive Officers under the Option Plan, including those options granted in fiscal 2008, is based upon annual and cumulative EBITDA and debt reduction targets over a five year period (the other 50% of such options vest in five equal amounts based on continued employment with the Company, subject to accelerated vesting or other modifications, as determined by the Committee). As is customary in incentive plans such as the Option Plan, the performance targets established for awards are subject to adjustment (such as the number and kind of shares with respect to which options may be granted, the number and kind of shares subject to outstanding options, the exercise price with respect to any option and the financial or other targets specified in an option award agreement) appropriate to prevent dilution or enlargement of the economic benefits intended to be made available under the awards as a result of extraordinary events, including as a result of an acquisition or divestiture.

Outstanding Equity Awards at Fiscal 2008 Year-End

The following table presents information about outstanding and unexercised options held by our Named Executive Officers at March 31, 2008.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (3) (#)	Option Exercise Price ($)	Option Expiration Date (4)
(a)	(b)	(c)	(d)	(e)	(f)
Robert A. Hitt		—	—		$07/21/16
	—				07/21/16
	—				4/19/17

George C. Moore	—				10/25/16
	—				4/19/17

Alex P. Marini	—				4/19/17

(1)	Represents options granted by our predecessor to purchase common stock of RBS Global held by Mr. Hitt which were converted into the right to purchase shares of Holdings at a price per share of $ in connection with the Apollo acquisition (“Roll-Over Options”).

(2)	Represents 50% of the aggregate options granted to the Named Executive Officer under the Option Plan, which options vest based on continued employment in equal annual amounts on each of the first five anniversaries of the July 21, 2006 grant date for Mr. Hitt’s initial options, the October 25, 2006 grant date for Mr. Moore’s initial options and the April 19, 2007 grant date for the additional options granted to Messrs. Hitt, Moore and Marini.

(3)	Represents 50% of the aggregate options granted to the Named Executive Officer under the Option Plan, which options are subject to performance based vesting over five years from the date of grant subject to the Company meeting certain specific performance targets in that five year period, which include both annual and cumulative EBITDA and debt reduction targets.

(4)	The option expiration date shown in column (f) above is the stated expiration date, and the latest date that the options may be exercised. The options may terminate earlier upon a termination of employment or in connection with a change in control of the Company.

Narrative to the Outstanding Equity Awards

Outstanding options currently consist of Roll-Over Options granted to Mr. Hitt in connection with the Apollo acquisition and incentive based options granted to Messrs. Hitt, Marini and Moore pursuant to the Option Plan.

The options granted under the Option Plan may become fully vested if Holdings experiences certain liquidity events as defined in the Option Plan.

Option Exercises and Stock Vested in Fiscal 2008

The following table provides information regarding exercises of option awards by our Named Executive Officers during the fiscal year ended March 31, 2008.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
(a)	(b)	(c)
Robert A. Hitt		—
George C. Moore		—
Alex P. Marini	—	—

(1)	The amount reported in this column for Messrs. Hitt and Moore is zero because on the date the options were exercised, both the exercise price and the deemed fair market value of the Company’s common stock on such date were $ , and thus Messrs. Hitt and Moore did not realize any value upon such exercise.

Pension Benefits Table

The following table presents information regarding the present value of accumulated benefits that may become payable to each of the Named Executive Officers under our qualified and nonqualified defined-benefit pension plans as of March 31, 2008.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Robert A. Hitt	Rexnord Non-Union Pension Plan	8.25	$114,693	—
George C. Moore		—	—	—
Alex P. Marini (2)	Rexnord Non-Union Pension Plan	35	$936,613	—
	Supplemental Pension Benefit (Employment Agreement)	—	$1,218,163	—

(1)	The amounts in column (d) represent the actuarial present value of each Named Executive Officer’s accumulated pension benefit under the respective pension plans in which they participate as of the December 31, 2007 measurement date used for financial statement reporting purposes. Participants in the Rexnord Non-Union Pension Plan are assumed to retire at age 65, the plan’s earliest termination date with unreduced benefits. For Mr. Marini, the present value of his benefit under his Supplemental Pension Benefit agreement is based on an assumed age 62 retirement date. For a description of the material assumptions used to calculate the present value of accumulated benefits shown above, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Retirement Benefits” and note 15 to our consolidated financial statements.

(2)	Mr. Marini was a participant in the JBI Master Pension Plan, which was merged into the Rexnord Non-Union Plan effective April 13, 2007. Mr. Marini’s employment with the Company commenced on February 7, 2007. Accordingly, the number of years of credited service represents former service with JBI and its affiliates.

Rexnord Non-Union Pension Plan. Mr. Hitt participates in the Rexnord Non-Union Pension Plan. Benefit payments under this plan are generally based on final average annual compensation—including overtime pay, incentive compensation and certain other forms of compensation reportable as wages taxable for federal income tax purposes, but excluding severance payments, amounts attributable to our equity plans and any taxable fringe benefits—for the five years within the final ten years of employment prior to termination that produce the highest average. The plan’s benefits formula also integrates benefit formulas from prior plans of our former parent and JBI in which certain participants may have been entitled to participate. Benefits are generally payable as a life annuity for unmarried participants and on a 50% joint and survivor basis for married participants. The full retirement benefit is payable to participants who retire on or after age 65, and a reduced early retirement benefit is available to participants who retire on or after age 55 with 10 years of service. No offsets are made for the value of any social security benefits earned. During our 2004 fiscal year the Company froze credited service as of March 31, 2004. As such, no additional benefits are accruing under this plan. Mr. Hitt is eligible for increases in final average pay through 2014.

Supplemental Pension Benefits for Mr. Marini. Under the terms of Mr. Marini’s employment agreement with the Company that became effective February 7, 2007 in connection with the Zurn acquisition (the “Marini Employment Agreement”), Mr. Marini is entitled to receive a monthly supplemental retirement benefit in the form of a 60% joint and survivor annuity commencing upon his retirement, so long as his employment is not terminated for “cause” (as defined under the Marini employment agreement). The amount of the monthly supplemental retirement benefit is determined as of Mr. Marini’s retirement date and is an amount necessary to provide Mr. Marini with a monthly 60% joint and survivor annuity during Mr. Marini’s life after his retirement equal to the positive difference, if any, between $20,000 less his “existing retirement benefit” (as defined under the Marini employment agreement). Mr. Marini’s “existing retirement benefit” is equal to the sum of (1) the aggregate monthly benefit that he is entitled to receive under all of the tax qualified and non-tax qualified pension plans covering Mr. Marini during his employment with the Company and its affiliates and (2) the value of the lump sum payment he received under certain supplemental pension plans maintained by JBI upon the sale of JBI to affiliates of Apollo on February 7, 2007, assuming for purposes of the calculation that the amount was not paid until his retirement and was paid in the form of a 60% joint and survivor annuity rather than in a lump sum. Regardless of the form in which the existing retirement benefits would be paid under the terms of the applicable plan, for purposes of the calculation under the agreement, each benefit is determined assuming that the benefit is payable in the form of a 60% joint and survivor annuity determined using the actuarial assumptions that are used under the Company’s tax qualified defined benefit plan at the time of Mr. Marini’s retirement. If Mr. Marini voluntarily terminates his employment with the Company for any reason other than a termination for “good reason” (as defined under the Marini employment agreement), death or disability, he must give the Company six months notice of his termination order to receive the supplemental retirement benefit. If he does not give the Company the six months notice, Mr. Marini will be required to pay the Company an amount equal to his then current base salary.

Nonqualified Deferred Compensation Table

The following table presents information on contributions to, earnings accrued under and distributions from our nonqualified defined contribution and other nonqualified deferred compensation plans during the fiscal year ended March 31, 2008.

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)[1]	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)		(b)	(c)	(d)	(e)	(f)
Robert A. Hitt	SERP	—	$91,821	$20,177	—	$111,988	(3)
	Signing Bonus Plan					$825,594
George C. Moore		—	—	—	—	—
Alex P. Marini		—	—	—	—	—

(1)	The amount reported is included in column (i) of the Summary Compensation Table and represents a contribution for Mr. Hitt of $91,821 under the SERP.

(2)	Of this amount, $2,242 is included in column (h) of the Summary Compensation Table and represents interest on deferred compensation account balances under the SERP considered under SEC rules to be at above-market rates.

(3)	Of this amount, $1,340 was previously reported as compensation to Mr. Hitt under column (h) of the Summary Compensation table for fiscal 2007.

Narrative to the Nonqualified Deferred Compensation Table

Mr. Hitt is a participant in the Rexnord Special Signing Bonus Plan (the “Signing Bonus Plan”). The Company established the Signing Bonus Plan effective July 21, 2006 to provide for an award of a cash bonus to certain employees, directors, consultants and other service providers of the Company and its subsidiaries who agreed to provide services to the Company following the date of its adoption (which was the date of the July 2006 Apollo acquisition). Bonuses become payable to participants upon the earliest to occur of: (i) a change in control of the Company, (ii) the participant’s separation from service or (iii) a date specified in the participant’s plan participation letter, which for Mr. Hitt is within 30 days after November 25, 2012. Bonus amounts are not credited with interest or other earnings. None of the other Named Executive Officers is a participant in the Signing Bonus Plan.

Mr. Hitt, is the sole participant in the Rexnord Supplemental Executive Retirement Plan (“SERP”) that the Company adopted on January 1, 2003. Under the SERP, on the date the plan was adopted, each participant was credited with a specified amount to his account, and during the term of each participant’s active employment with the Company thereafter each participant’s account is credited annually as of each December 31 with a percentage of his compensation, which is—8.48% for Mr. Hitt. Account balances are also credited with earnings at an annual interest rate of 6.75%. Participants are credited with a pro-rata contribution amount and interest in the year that the participant’s employment terminates. Benefits become payable upon a termination of employment. A “rabbi-trust” has been established to fund benefit obligations under the SERP.

Potential Payments Upon Termination or Change in Control

As described above in the “Compensation Discussion and Analysis—Severance Benefits”, the employment agreements of Mr. Hitt and Mr. Marini include provisions regarding certain payments to be made in the event of termination by the Company or by the executive.

Under the terms of the employment agreement for Mr. Hitt, upon termination of employment either by us without cause or by Mr. Hitt for good reason, he will be entitled to an amount equal to his stated annual base salary for a period of eighteen months and, during such severance period, continued coverage under all of our group health benefit plans in which he and any of his dependents were entitled to participate immediately prior to termination. In addition to the foregoing, the employment agreement also provides that in the event of a termination within 18 months of a change in control (as defined in the payments and benefits agreement) by the Company without cause, or by Mr. Hitt for good reason, Mr. Hitt is also entitled to receive an amount equal to the annual bonus he would have received in the performance period in effect at the time of termination, plus 18 months of the premium amount of the basic life insurance coverage then in place for him. Mr. Hitt is prohibited from competing with us during the term of his employment and for a period of twenty four months following termination of his employment.

Under the terms of the employment agreement for Mr. Marini, in the event Mr. Marini voluntarily retires from the Company, he will be entitled to receive certain annuity benefits (described above under “Supplemental Pension Benefits for Mr. Marini”), provided he gives the Company at least six months’ notice of his intention to retire, and retiree medical coverage under our retiree medical plan in effect, if any, upon his termination. If Mr. Marini’s employment is terminated on or before August 31, 2008 either by us without cause, by Mr. Marini for good reason (in each case as defined in the agreement), or because we do not extend his employment term, subject to the execution of a release of claims, he will be entitled to receive 24 monthly payments equal to his then-monthly rate of base salary and a lump sum payment equal to two times his annual target bonus amount. If a termination occurs for either of these reasons after August 31, 2008, he will be entitled to receive 12 monthly payments equal to his then-monthly rate of base salary and a lump sum payment equal to his annual target bonus amount. Additionally, if such termination occurs prior to August 31, 2008 Mr. Marini will also be entitled to continued coverage under all of our group health benefit plans in which he and any of his dependents were entitled to participate immediately prior to termination for a period of two years, or for a period of one year if such termination occurs thereafter. In either case, he will also be entitled to receive his minimum pension amount, as calculated pursuant to the agreement, retiree medical benefits for him and his spouse pursuant to the terms of the Company’s retiree medical plan covering the senior executives of the Company at the time of such termination, 12 months of accelerated vesting of his then-unvested options and any amounts then owed to Mr. Marini under the applicable benefit plans in which he is a participant, which are to be paid in accordance with the terms of such plans. Subject to certain limitations, under the agreement Mr. Marini is prohibited from competing with us or soliciting our employees, customers, suppliers or certain other persons during the term of his employment and for a period of 24 months following termination of his employment.

Mr. Moore is covered under a corporate severance policy that applies to our employees whose employment is involuntarily terminated under various conditions described in the plan document. The severance policy is intended to cover employees who are not entitled to severance benefits under an employment agreement

The following table presents the dollar value of the maximum severance benefits to which each executive would have been entitled under their respective employment agreements had a qualifying termination of employment occurred on March 31, 2008.

Name	Triggering Event	Cash Severance		Continued Benefits	Total	Value of accelerated Unvested Options (1)
Robert A. Hitt	Term. Without Cause or Resign for Good Reason	$862,500		$23,625	$886,125	—
	Change in Control and Term. Without Cause or Resign for Good Reason(2)	$1,293,750	(3)	$25,229	$1,318,979	—
Alex P. Marini	Term. Without Cause or Resign for Good Reason	$2,000,000		$21,084	$2,021,084	—
	Change in Control and Term. Without Cause or Resign for Good Reason	$2,000,000		$21,048	$2,021,048	—

(1)	In the event of a change in control, the Option Plan permits the Holdings Compensation Committee to take one of a series of actions, including causing outstanding option grants to be subject to accelerated vesting or repurchase by the Company. This column represents the intrinsic value of the Named Executive Officer’s options assuming that the options would accelerate in the change in control. This amount is calculated by multiplying the amount (if any) by which $19.94 (the deemed fair market value of Rexnord Holdings common stock on March 31, 2008) exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. Because the exercise price was equal to the deemed fair market value, these is no positive intrinsic value of these awards as of March 31, 2008.

(2)	Assumed Mr. Hitt is terminated without cause or quits for good reason within 18 months of the change in control.

(3)	Assumes Mr. Hitt’s bonus for the year of termination equaled his target bonus of 75% of fiscal 2008 base salary.

Upon a termination of employment, Mr. Hitt would also be entitled to a distribution of the amount then credited to his account and fully vested under the SERP of $410,911. In addition, upon a termination of employment or a change in control, Mr. Hitt would be entitled to receive the $825,594 credited to his account and fully vested under the Special Signing Bonus Plan. Upon a termination of employment, Mr. Marini would also be entitled to his minimum supplemental pension benefit as described under “Pension Benefits Table” above. Additionally, in the event of a change in control, the Option Plan permits the Committee to take one of a series of actions, including causing outstanding option grants to be subject to accelerated vesting or repurchase by the Company.

Director Compensation

The table below summarizes the compensation we paid to persons who were non-employee directors of the Company for the fiscal year ended March 31, 2008. Director fees were paid for board membership at the RBS Global board of directors. No additional directors fees were paid to such persons for service on the Company’s Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
George M. Sherman	—	—	$2,927,178	—	—	—	$2,927,178
Laurence M. Berg	$48,000	—	124,185	—	—	—	172,185
Peter P. Copses	$48,000	—	124,185	—	—	—	172,185
Damian J. Giangiacomo	$48,000	—	124,185	—	—	—	172,185
Praveen R. Jeyarajah	—	—	249,278	—	—	—	249,278
Steven Martinez	$48,000	—	124,185	—	—	—	172,185

(1)	The amounts in column (d) reflect the dollar amount recognized for financial reporting purposes for the fiscal year ended March 31, 2008, in accordance with SFAS 123(R), based on options granted under the Option Plan to purchase shares of common stock for Mr. Sherman and options granted under the Option Plan purchase shares of common stock for Messrs. Berg, Copses, Giangiacomo and Martinez, respectively. For a discussion of the assumptions and methodologies used to calculate the amounts reported in this column, please see the discussion of option awards contained in note 14 to our consolidated financial statements.

(2)	The following table presents the aggregate number of outstanding unexercised options held by each of our non-employee directors as of March 31, 2008.

Director	Number of Options Outstanding
Laurence M. Berg
Damian J. Giangiacomo
Praveen R. Jeyarajah
Steven Martinez
George M. Sherman (*)
Peter P. Copses

(*)	These options are held by Cypress Group, LLC, over which Mr. Sherman has sole voting and dispositive power.

Narrative to Directors’ Compensation Table

We pay our non-employee directors (excluding Messrs. Sherman and Jeyarajah) an annual cash retainer of $40,000, paid quarterly after each fiscal quarter of service, and a fee of $2,000 for each board and committee meeting attended in person. Fifty percent of the meeting fee is paid for board and committee meetings attended by teleconference. Directors who are also employees of the Company receive no additional compensation for their service as Directors. Directors are eligible to receive equity-based awards from time to time on a discretionary basis. On April 29, 2007, Messrs. Berg, Martinez, Copses and Giangiacomo received options to purchase          shares of Company common stock pursuant to the Option Plan.

On July 22, 2006, we entered into the Cypress agreement, as described above. Under the terms of the agreement Mr. Sherman also received a grant of options to purchase              and              shares of Company common stock granted to Cypress and Mr. Sherman respectively. Pursuant to the Option Plan 50% of the options granted vest based on continued service in equal annual amounts on the first five anniversaries of the April 19, 2007 grant date and the remaining 50% of the options granted are subject to performance based vesting over five years, subject to the Company meeting certain specific performance targets in each of the fiscal years 2008 though 2012, which include both annual and cumulative EBITDA and debt reduction targets. Mr. Sherman also is entitled to reimbursement for all reasonable travel and other expenses incurred in connection with our business. Mr. Sherman purchased             shares at $         on April 17, 2007.

RELATED PARTY TRANSACTIONS

Management Service Fees

The Company has a management consulting agreement with Apollo for advisory and consulting services relating to business, financial oversight, administration and policies of us and our subsidiaries. Under the terms of the agreement, which became effective July 22, 2006 and was subsequently amended and restated as of February 7, 2007, the Company paid $3.0 million during the year ended March 31, 2008 plus out-of-pocket expenses. This agreement will remain in effect until the twelfth anniversary of the date of the amended agreement (unless extended pursuant to the terms thereof), or such earlier time as the Company and Apollo may mutually agree. Upon the consummation of the Parent offering, Apollo intends to terminate the management agreement, and as a result will receive $             million.

Consulting Services

Rexnord LLC has a management consulting agreement (the “Cypress agreement”) with Mr. George Sherman and two entities controlled by Mr. Sherman, Cypress Group, LLC (“Cypress”) and Cypress Industrial Holdings, LLC (“Cypress Industrial” and, collectively with Mr. Sherman and Cypress, “Consultant”). Mr. Sherman serves as a director of Rexnord LLC and as a director in the capacity of Non-Executive Chairman of the boards of directors of RBS Global and Rexnord Holdings. Pursuant to the Cypress agreement, Consultant provides certain consulting services to us and in exchange receives reimbursement for reasonable out-of-pocket expenses. Consultant also received non-qualified stock options in fiscal 2008.

During the year ended March 31, 2008, the Company expensed approximately $1.4 million of consulting services provided by an entity that is controlled by certain minority shareholders of the Company.

Other

In April 2008, Mr. Sherman purchased approximately $0.5 million (approximately $0.6 million face value or 0.2133% of the total commitment) of the 11.75% senior subordinated notes due 2016 of RBS Global. Additionally, in April 2008, Cypress Group Holdings II, LLC, an entity controlled by Mr. Sherman, purchased approximately $2.0 million (approximately $3.0 million face value or 0.5798% of the total commitment) of the outstanding PIK toggle senior indebtedness due 2013 of Rexnord Holdings, which is outstanding pursuant to a credit agreement dated March 2, 2007 between us, various lenders thereunder and an affiliate of Credit Suisse, as administrative agent.

In February 2008, Apollo purchased approximately $25.1 million (approximately $36.6 million face value or 7.0489% of the total) of the outstanding PIK toggle senior indebtedness due 2013 of Rexnord Holdings, which is outstanding pursuant to a credit agreement dated March 2, 2007 between us, various lenders thereunder and an affiliate of Credit Suisse, as administrative agent. Additionally in February 2008, Apollo purchased approximately $8.3 million (approximately $10.0 million face value or 3.3333% of the total) of the 11.75% senior subordinated notes due 2016 of RBS Global.

In connection with the Zurn acquisition, we, through one or more of our subsidiaries, continue to incur certain payroll and administrative costs on behalf of Bath Acquisition Corp. (“Bath”) (the former bath segment of JBI, which was purchased by an Apollo affiliate). These costs are reimbursed to us by Bath on a monthly basis. During the year ended March 31, 2008, we received approximately $6.8 million of reimbursements. It is anticipated that this cost incurrence and reimbursement arrangement will continue in effect until we have fully transitioned the payment of these costs to Bath, which we expect will be by the end of fiscal 2009.

Debt Repayment

Our affiliates, including Apollo, that are holders of the PIK toggle senior indebtedness due 2013 of Rexnord Holdings and/or the 11.75% senior subordinated notes due 2016 of RBS Global may receive net proceeds from the Parent offering in connection with the repayment of this indebtedness. As of the date of this exhibit, Apollo and its affiliates held approximately $39.1 million of the PIK toggle senior indebtedness due 2013 of Rexnord Holdings and $10.1 million of the 11.75% senior subordinated notes due 2016 of RBS

Global, Mr. Sherman held approximately $0.6 million of the 11.75% senior subordinated notes due 2016 of RBS Global, and Cypress Group Holdings II, LLC held approximately $3.1 million of the PIK toggle senior indebtedness due 2013 of Rexnord Holdings. However, from time to time, Apollo, Cypress Group Holdings II, LLC, Mr. Sherman or any of their respective affiliates, depending upon market, pricing and other conditions, may in the future purchase additional PIK toggle senior indebtedness due 2013 of Rexnord Holdings or 11.75% senior subordinated notes due 2016 of RBS Global or sell such indebtedness owned by them in the market. Any such future purchases or sales may be made in the open market, privately negotiated transactions, tender offers or otherwise. At July 1, 2008, the PIK toggle senior indebtedness due 2013 of Rexnord Holdings, Inc. traded at approximately 80% of face value, and the 11.75% senior subordinated notes due 2016 of RBS Global traded at approximately 96% of face value, in each case based on indicative bid/offer prices.

Shareholder’s Agreeement

In connection with the acquisition of RBS Global by affiliates of Apollo, we entered into a stockholders’ agreement (the “RHI Stockholders’ Agreement”) with Rexnord Acquisition Holdings I, LLC, Rexnord Acquisition Holdings II, LLC and certain other of our stockholders. The RHI Stockholders’ Agreement provides for customary restrictions on transfer, grants to us customary repurchase rights, grants to all stockholders customary tag-along rights, grants to Apollo customary drag-along rights, demand registration rights and information rights, and grants to all stockholders customary piggyback registration rights. The RHI Stockholders’ Agreement includes a customary non-solicitation covenant applicable to management for two (2) years following termination of employment and a customary non-competition covenant applicable to management for one (1) year following the termination of employment. The RHI Stockholders’ Agreement also includes a voting agreement among the stockholders with respect to the nomination and election of directors.

We also entered into a stockholders’ agreement with Rexnord Acquisition Holdings I, LLC, Rexnord Acquisition Holdings II, LLC, Cypress and George M. Sherman (the “Cypress Stockholders’ Agreement”) which provides for similar repurchase rights, tag-along rights, drag-along rights, registration rights, information rights, registration rights, restrictions on transfers and voting agreements with respect to the nomination and election of directors, as the RHI Stockholders’ Agreement. The Cypress Stockholders’ Agreement also grants to stockholders affiliated with Cypress a put right exercisable upon the termination of George M. Sherman’s consulting agreement with us.